Exhibit 10.19

RIVIAN HOLDINGS, LLC

RIVIAN, LLC

RIVIAN AUTOMOTIVE, LLC

AND THE GUARANTORS PARTY HERETO FROM TIME TO TIME

SENIOR SECURED FLOATING RATE NOTES DUE 2026

INDENTURE

Dated as of October 8, 2021

Wilmington Trust, National Association

as Trustee and as Collateral Agent

SCHEDULES

Schedule 1.01(a)	Eligible Real Property
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 1.01(c)	Unrestricted Subsidiaries
Schedule 1.01(d)	Permitted Holders
Schedule 4.14	Post-Closing Matters
Schedule 5.01(c)	Certain Fixed Assets and Equipment

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G	RESERVED
Exhibit H	FORM OF TRANSFEREE CERTIFICATE
Exhibit I	FORM OF SECURITY AGREEMENT

INDENTURE dated as of October 8, 2021 among Rivian Holdings, LLC, a Delaware limited liability company (together with its permitted successors and assigns, the “Company”), Rivian, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Rivian LLC”), Rivian Automotive, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Rivian Automotive” and, together with the Company and Rivian, LLC, the “Co-Issuers”), the Guarantors (as defined herein) and Wilmington Trust, National Association, a national banking association, as trustee and as collateral agent.

The Co-Issuers, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Company’s Senior Secured Floating Rate Notes due 2026 (the “Notes”) issued hereunder:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the ABL Credit Agreement, together with its successors thereto.

“ABL Collateral” means all Collateral consisting of the following:

(1) Accounts;

(2) Payment Intangibles that constitute credit card receivables;

(3) Inventory;

(4) Instruments, Documents and Chattel Paper evidencing or substituted for the foregoing;

(5) all Deposit Accounts with any bank or other financial institution (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(6) all Securities Accounts with any securities intermediary (including any and all Investment Property held therein or credited thereto) except to the extent that such Investment Property constitute identifiable proceeds of Fixed Assets;

(7) all accessions to, substitutions for and replacements of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(8) to the extent not otherwise included, all Proceeds (including without limitation, all insurance proceeds), Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that, any Collateral, regardless of type, received in exchange for ABL Collateral pursuant to an Enforcement Action in accordance with the terms of the ABL Loan Documents shall be treated as ABL Collateral under this Indenture, the Collateral Documents and the ABL Loan Documents; provided, further, that any Collateral of the type that constitutes ABL Collateral, if received in exchange for Fixed Assets pursuant to an Enforcement Action in accordance with the terms of the Operative Documents and the ABL Loan Documents, shall be treated as Fixed Assets under this Indenture, the Collateral Documents and the ABL Documents; and, provided, further, however, that “ABL Collateral” shall include proceeds from the disposition of any Fixed Assets permitted by this Indenture and the ABL Loan Documents to the extent such proceeds would otherwise constitute ABL Collateral and are not required to be applied pursuant to an Asset Sale Offer, unless such proceeds either (a) arise from a disposition of Fixed Assets resulting from any Enforcement Action taken by the Collateral Agent on behalf of the Secured Parties permitted by the ABL Loan Documents or (b) are deposited in a segregated cash collateral account with the Collateral Agent to the extent required by the Operative Documents. Each capitalized term used in this definition that is not otherwise defined in this Indenture shall have the meaning assigned to such term in Article 9 of the UCC.

“ABL Credit Agreement” means that certain Credit Agreement, dated as of May 20, 2021, by and among the Co-Issuers, as borrowers, the lenders party thereto and the ABL Agent, as amended, restated, modified, renewed, extended, refunded or replaced in any manner (whether upon or after maturity, termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“ABL Loan Documents” means the “Loan Documents” as defined in the ABL Credit Agreement.

“Acceptable Intercreditor Agreement” means a customary intercreditor agreement reasonably acceptable to the Majority Holders (provided that (i) any intercreditor agreement that is substantially in the form of the Intercreditor Agreement will be deemed to be acceptable to the Majority Holders and (ii) any intercreditor agreement the terms of which, taken as a whole, are no less favorable to the Secured Parties than the terms of the Intercreditor Agreement, taken as a whole (as reasonably determined by the Company) will be deemed to be acceptable to the Majority Holders).

“Accounts” means (a) all “accounts” (as defined in the UCC), (b) all of the rights of any Note Party in, to and under all purchase orders for goods, services or other property, (c) all of the rights of any Note Party to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid seller’s rights of rescission, replevin, reclamation and rights to stoppage in transit) and (d) all monies due to or to become due to any Note Party under any and all contracts for any of the foregoing (in each case, whether or not yet earned by performance on the part of such Note Party), including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all Supporting Obligations of any kind given by any Person with respect to all or any of the foregoing.

“Additional Notes” means additional Notes issued under this Indenture after the Closing Date in compliance with the applicable provisions of this Indenture (including, for avoidance of doubt, Sections 5.01 and 5.02 hereof) Unless the context requires otherwise, references herein to the “Notes” includes the Additional Notes.

“Affiliate” means with respect to any Person (a) any other Person that directly or indirectly controls such Person and (b) any other Person that is controlled by or is under common control with such controlling Person; provided, for the avoidance of doubt, Amazon is not an Affiliate of Rivian Parent or its subsidiaries so long as Amazon does not own (directly or indirectly) fifty percent (50%) or more of the issued and outstanding Equity Interests of Rivian Parent or any of its subsidiaries.

“Affiliate Subordination Agreement” means a customary and commercially reasonable Affiliate Subordination Agreement, as it may be amended, restated, supplemented or otherwise modified, pursuant to which intercompany obligations and advances owed by any Note Party are subordinated to the Note Obligations.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Agreement Value” means, for each Swap Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Company, any Co-Issuer or any Restricted Subsidiary would be required to pay if such Swap Agreement were terminated on such date.

“ALTA” means the American Land Title Association.

“Alternative Currencies” means Pounds Sterling, Euro, Canadian Dollars, Australian Dollars, Mexican Pesos, South Korean Won, Norwegian Krone and Danish Krone or any other lawful currency that is readily available, freely transferable and not restricted and able to be converted into dollars.

“Amazon” means Amazon Logistics, Inc. and its Affiliates.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Co-Issuers or any of their Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions applicable to the Co-Issuers or any of their Subsidiaries.

“Applicable Holders” means Holders of at least 25% in principal amount of the outstanding Notes.

“Applicable Premium” means, with respect to any redemption, repayment, prepayment, satisfaction or discharge (whether in whole or in part or in cash or otherwise) of all or any portion of the Notes with respect to which the Applicable Premium is payable pursuant to the applicable provision of this Indenture (including as a result of any acceleration, bankruptcy, insolvency or reorganization proceeding (but, for avoidance of doubt, excluding repurchase upon consummation of an Asset Sale Offer resulting from a Casualty Event)), an amount equal to (i) on or after the Closing Date but prior to the First Call Date, the amount, if any, by which (a) the sum of the present values as of the date of redemption, repayment, prepayment, satisfaction or discharge of (1) the remaining payments of interest on the Notes to be redeemed, repaid, prepaid, satisfied or discharged from the date of redemption, repayment, prepayment, satisfaction or discharge through the First Call Date (excluding accrued and unpaid interest to the date of redemption, repayment prepayment, satisfaction or discharge), based on the Adjusted LIBOR Rate (or other then-applicable Benchmark) and Applicable Margin that, in each case, are in effect on the date of such redemption, repayment, prepayment, satisfaction or discharge, plus (2) the redemption price as of the First Call Date of the Notes to be redeemed, repaid, prepaid, satisfied or discharged (i.e., 103.5% of the principal amount of such Notes, plus the amount of interest that would be accrued and unpaid from the Interest Payment Date immediately preceding the First Call Date through the First Call Date), assuming that, for purposes of calculating each of clauses (1) and (2), such Notes were to remain outstanding to the First Call Date and then be redeemed on the First Call Date at the redemption price described above, in the case of each of clauses (1) and (2), discounted to the date of redemption, repayment, prepayment, satisfaction or discharge on a semiannual basis (based on a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, exceeds (b) the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged (provided, however, that in no case shall the Applicable Premium under this clause (i) be less than 3.5% of the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged), (ii) on or after the First Call Date but on or prior to the third anniversary of the Closing Date, 3.5% of the principal amount of the Notes to be redeemed, repaid, prepaid, satisfied or discharged, and (iii) after the third anniversary of the Closing Date, zero. The Applicable Premium shall be calculated by the Company, and the Trustee shall have no duty or obligation to verify such calculation.

“Applicable Procedures” means, with respect to any notice, transfer, exchange, or other transaction for or with respect to beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such notice, transfer, exchange or other transaction.

“Approved Fund” means any Person (other than a natural person) that is engaged in purchasing, holding or investing in notes and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Holder, (b) an Affiliate of a Holder or (c) an entity or an Affiliate of an entity that administers or manages a Holder.

“Asset Sale” means any Disposition (by way of merger, casualty, condemnation or otherwise, including a Casualty Event) by any Co-Issuer or any of the Restricted Subsidiaries other than (a) Dispositions of ABL Collateral, (b) Dispositions permitted by Section 5.06 (other than Section 5.06(l)) and (c) a Disposition or series of related Dispositions having a value not in excess of $5,000,000.

“Asset Sale Offer” means, with respect to any Asset Sale, an offer to all Holders to repurchase the Notes in an amount equal to the Excess Proceeds of such Asset Sale pursuant to procedures set forth in Section 4.12, at a purchase price in cash equal to (a) in the case of an Asset Sale other than a Casualty Event, 100% of the aggregate principal amount of the Notes repurchased, plus the Applicable Premium, plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase, and (b) in the case of a Casualty Event, 100% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to, but excluding, the date of repurchase (the “Asset Sale Offer Purchase Date”).

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have Beneficial Ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own”, “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have corresponding meanings.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with interest on the Notes, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other expenditures of the Company and the Restricted Subsidiaries, on a consolidated basis, that are (or are required to be) set forth in a consolidated statement of cash flows of the Company and the Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditures that (i) are made to restore, repair, replace or rebuild property to the condition of such property immediately prior to any Casualty Event, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such Casualty Event, (ii) are financed with the proceeds of any Asset Sale which proceeds do not constitute Net Cash Proceeds, (iii) are made pursuant to a Permitted Acquisition, or (iv) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person. Notwithstanding anything to the contrary contained in the definition of “Capital Lease Obligations”, only those leases that would constitute capital leases prior to the implementation of ASC 842 shall be considered Capital Leases, and all calculations and deliverables under this Indenture or any other Operative Document shall be made in accordance therewith (other than, for avoidance of doubt, deliverables pursuant to Section 4.01(a), (b) and (c)).

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, the amount of all obligations of such Person that is capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Casualty Event” means any event that gives rise to the receipt by any Note Party of any insurance proceeds or condemnation awards (or any agreement entered into in connection with any right to receive insurance proceeds or any current or potential condemnation proceeding) in respect of any equipment, fixed assets or real property (including any improvements thereon) or other assets the restoration, repairing, replacement or rebuilding of which would constitute a Capital Expenditure to restore, repair, replace or rebuild such equipment, fixed assets, real property or other assets.

A “Change in Control” shall be deemed to have occurred if:

(1) at any time prior to the consummation of a Qualified IPO, the Permitted Holders shall, directly or indirectly, at any time collectively fail to own beneficially, directly or indirectly (or, with respect to the Permitted Holder identified on Schedule 1.01(d)(ii), manage), Voting Stock representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested); or

(2) at any time after the consummation of a Qualified IPO, (a) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires beneficial ownership of Voting Stock of the Company representing more than 50% of the aggregate ordinary voting power of the Voting Stock of the Company or (b) the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (a) above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be;

(3) Rivian Parent ceases to own (directly or indirectly), beneficially and of record, one hundred percent (100%) of the issued and outstanding Equity Interests of the Company;

(4) the Company ceases to own, beneficially and of record, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of each other Co-Issuer; and

(5) at any time prior to the consummation of a Qualified IPO, a “change of control” or similar event (which, in the case of Permitted Convertible Notes, shall include any “fundamental change”, “make-whole fundamental change” or other similar event risk provision) shall occur as provided in any Permitted Convertible Notes Document or any Permitted Additional Indebtedness Document and in connection with such “change of control” or similar event, the Company shall be obligated to repurchase or offer to repurchase all of the affected Permitted Convertible Notes or Permitted Additional Indebtedness.

Notwithstanding the foregoing, solely for purposes of determining whether a Change of Control pursuant to clause (2) above has occurred, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date” means the date of original issuance of the Notes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Issuers” has the meaning specified therefor in the preamble to this Indenture.

“Collateral” means any and all property of a Person in which a Lien is granted or purported to be granted pursuant to the Collateral Documents. For the avoidance of doubt, the Collateral shall exclude the Excluded Assets.

“Collateral Agent” means Wilmington Trust, National Association, in its capacity as such, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and any other agreements, instruments and documents executed in connection with this Indenture that are intended to create, perfect or evidence Liens to secure the Note Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether theretofore, now or hereafter executed by any Note Party and delivered to the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and Article 10 or Section 12.03 of this Indenture.

“Company” has the meaning specified therefor in the preamble to this Indenture.

“Competitor” means (i) any Person that is or becomes a competitor of any Co-Issuer and is designated by the Company as such in a writing provided to the Trustee and (ii) the clearly identifiable (solely on the basis of the similarity of its name) Affiliates of any of the foregoing.

“Consent End Date” means the earlier of (i) the date that is one year after the date the Company or any of its parent companies consummates a Qualified IPO and (ii) such earlier date as the Company may, in its sole discretion, designate as the “Consent End Date”, in either case, by delivering written notice of such date or designation to the Trustee for further distribution to the Holders.

“Consolidated Debt” means, as of any date of determination, (a) the aggregate principal amount of third party Debt (excluding clause (iii) and (vi) of the definition thereof) of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis and as reflected on the face of a balance sheet prepared in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with any Investment permitted hereunder), consisting of Debt for borrowed money; provided, that Consolidated Debt will not include Debt in respect of: (i) undrawn letters of credit and bank guarantees and cash collateral related thereto and (ii) any “right of use” leases.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) Consolidated Interest Expense for such period determined in accordance with GAAP;

(ii) provision for taxes based on income, profits or capital of the Company and the Restricted Subsidiaries, including federal, state, franchise, excise, international withholding and similar taxes payable by the Company or any of the Restricted Subsidiaries or accrued during such period including any penalties and interest relating to any tax examinations and state taxes in lieu of business fees (including business license fees);

(iii) all amounts attributable to depreciation and amortization for such period;

(iv) without duplication, any cash distributions or payments made by an Unrestricted Subsidiary to the Company or any Restricted Subsidiary during such period in respect of the operating cash flow of such Unrestricted Subsidiary;

(v) an amount equal to the sum of (A) Integration Costs, (B) any net after-tax unusual, extraordinary, infrequent or non-recurring losses, charges or expenses during such period and (C) any fees, expenses or charges (including any amortization or write-off of debt issuance or deferred financing costs, premiums or prepayment penalties) related to any Permitted Acquisition and any other Investment permitted hereunder, any Equity Issuance, any incurrence of Debt permitted under Section 5.01, obtaining an increase in the revolving commitments under the ABL Credit Agreement, any waivers in respect of, or amendments or modifications to, this Indenture, any other Operative Document, the ABL Loan Documents or any Permitted Additional Indebtedness Document, and any disposition, recapitalization or option buyout in each case, whether or not such transactions have been consummated;

(vi) the amount of (A) strategic and/or business initiatives, business optimization (including costs and expenses relating to business optimization programs, which, for the avoidance of doubt, shall include, without limitation, implementation of operational and reporting systems and technology initiatives; strategic initiatives; retention; severance; systems establishment costs; systems conversion and integration costs; contract termination costs; recruiting and relocation costs and expenses; costs, expenses and charges incurred in connection with curtailments or modifications to pension and post-retirement employee benefits plans; costs to start-up, ramp-up, pre-opening, opening, closure, transition and/or consolidation of distribution centers, operations, offices and facilities) including in connection with the Transactions and any Permitted Acquisition or other permitted Investment, and new systems design and implementation, as well as consulting fees and any one-time expense relating to enhanced accounting function, (B) business or facilities (including greenfield facilities) start-up, opening, transition, consolidation, shut-down and closing, (C) recruiting, signing, retention and completion bonuses, and (D) severance, relocation or recruiting; provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi) together with clauses (vii) and (xiv) below shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period;

(vii) any losses from abandoned, disposed or discontinued operations; provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vii) together with clause (vi) above and clause (xiv) below shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period;

(viii) Transaction Costs incurred during such period;

(ix) any other noncash charges, losses or expenses (except to the extent representing a non-cash “straight-line” rent expense under sub-clause (x) below or an accrual or reserve for potential cash items in any future period and excluding any amortization of a prepaid cash item that was paid but not expensed in a previous period);

(x) the non-cash portion of “straight-line” rent expense for such period;

(xi) the amount of any minority interest expense attributable to minority interests of third parties in the positive income of any non-wholly owned Restricted Subsidiary;

(xii) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or retention charges (including charges or expenses in respect of incentive plans);

(xiii) adjustments of the type reflected in any quality of earnings report prepared by any of the “Big Four” accounting firms, in connection with a Permitted Acquisition or other Investment consummated after the Closing Date;

(xiv) the amount of “run rate” cost savings, operating expense reductions and other cost synergies that are projected by the Company in good faith to result from actions taken, committed to be taken or expected to be taken no later than twelve (12) months after the end of such period (which amounts will be determined by the Company in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that, in the good faith judgment of the Company such cost savings are reasonably identifiable, reasonably anticipated to be realized and factually supportable (it being agreed that such determinations need not be made in compliance with Regulation S-X or other applicable securities law); provided, the aggregate amount added back to Consolidated EBITDA pursuant to this clause (xiv) together with clauses (vi) and (vii) above shall not exceed 25% of Consolidated EBITDA (calculated after giving effect to such addbacks) in any period; and

(xv) one-time public company registration, listing, compliance, reporting and related expenses; minus

(b) without duplication,

(i) consolidated interest income for such period determined in accordance with GAAP;

(ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense;

(iii) any net after-tax extraordinary or non-recurring gains during such period;

(iv) all non-cash gains during such period for which no cash inflow is foreseeable; and

(v) the amount of any minority interest income attributable to minority interests of third parties in the losses of any non-wholly owned Restricted Subsidiary.

“Consolidated Interest Expense” means, for any period, the aggregate interest expense (including imputed interest expense in respect of Capital Leases), net of interest income, of the Company, the other Co-Issuers and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Company, the other Co-Issuers or any Restricted Subsidiary with respect to interest rate Swap Agreements.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary,

(b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with any Co-Issuer or any Restricted Subsidiary or the date that such Person’s assets are acquired by any Co-Issuer or any Restricted Subsidiary,

(c) the income of any Person in which any other Person (other than the Company, the other Co-Issuers or a Wholly Owned Subsidiary that is a Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company, any other Co-Issuer or a Wholly Owned Subsidiary that is a Restricted Subsidiary by such Person during such period,

(d) any gains or losses attributable to Dispositions out of the ordinary course of business,

(e) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with Accounting Standards Codification 840 on the definitions and covenants herein, for which GAAP as in effect on the Closing Date shall be applied);

(f) net unrealized gains and losses resulting from obligations under Swap Agreement or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of FASB ASC 815-10;

(g) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP;

(h) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP;

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(j) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption.

“Consolidated Secured Debt” means, as at any date of determination, the aggregate principal amount of Consolidated Debt outstanding on such date that is secured by a Lien on any asset or property of the Company or its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Company and the Restricted Subsidiaries as of the most recently delivered financial statements pursuant to Sections 4.01(a), (b) or (c), as applicable.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to copyrights and all mask work, database and design rights (including to the fullest extent arising under any Requirement of Law), whether or not registered or published and all registrations thereof.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business related to this Indenture shall be principally administered.

“Credit Card Account Receivables” means any receivables due to any Co-Issuer in connection with purchases from and other goods and services provided by such Co-Issuer on the following credit cards or payment process systems: Visa, MasterCard, American Express, Stripe, Shopify, Square and such other credit cards and payment processors as the ABL Agent shall reasonably approve from time to time, in each case which have been earned by performance by such Co-Issuer but not yet paid to such Co-Issuer by the credit card issuer or the credit card processor, as applicable.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than 6 months after the date of (x) placing the property in service or taking delivery and title thereto or (y) completion of the service rendered, as applicable, (iv) all Capital Lease Obligations of such Person, (v) all obligations of such Person as account party under letters of credit or similar instruments, (vi) net obligations of such Person under Swap Agreements, valued at the Agreement Value thereof to the extent such obligations would appear as a net liability on a balance sheet of such Person (other than in the footnotes) prepared in accordance with GAAP, (vii) all Disqualified Equity Interests of such Person, (viii) all Guarantees of such Person in respect of the Debt described in clauses (i) through (vii) above and (ix) all Debt of the types described in clauses (i) through (vii) above secured by any Lien on any property owned by such Person, whether or not such Debt has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Debt, such Debt shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Debt secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person); provided that, notwithstanding the foregoing, Debt will be deemed not to include indebtedness, guarantees or obligations that are (1) trade payables incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person, (2) earn outs, purchase price holdbacks or similar obligations until such obligation has become a liability of such Person on its balance sheet in accordance with GAAP and solely if not paid after becoming due and payable, (3) intercompany liabilities arising in the ordinary course of business, (4) intercompany loans and advances made by Note Parties having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (6) indebtedness of any direct or indirect parent appearing on the balance sheet of such Person solely by reason of push down accounting under GAAP.

Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Debt with the same terms, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests of the same class, accretion or amortization of original issue discount or liquidation preference and increases in the amount of

Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Debt for purposes of Section 5.01. Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included in the determination of such amount of Debt; provided that the incurrence of the Debt represented by such guarantee or letter of credit, as the case may be, was permitted under this Indenture. With respect to any Debt consisting of Disqualified Equity Interests, the principal amount thereof shall be deemed to be the liquidation preference or the maximum fixed repurchase price, as the case may be. For the avoidance of doubt, in no event will Debt include any obligations in respect of any Issuer Option.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Event of Default” means any Event of Default under clauses (1) or (2) (solely on account of a breach of Section 5.13) of Section 7.01.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Company or any Restricted Subsidiary in connection with a Disposition designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Company setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any Property of any Person (including any sale and leaseback transaction, the sale of any Equity Interest owned by such Person and any issuance of Equity Interest by any subsidiary of such Person to any other Person).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or, other than with respect to Permitted Convertible Notes, requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest; provided, however, that (i) only the portion of such Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be a Disqualified Equity Interest, (ii) if such Equity Interests are issued to any current or former employees or other service providers or to any plan for the benefit of employees, directors, officers, members of management or consultants (including any equity or incentive compensation or benefit plan) of the Company or its subsidiaries or by any such compensation or plan to such current or former employees, other service providers, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person in order to satisfy applicable statutory or regulatory obligations or as a result of such current or former employee’s, other service provider’s, director’s, officer’s, management member’s or consultant’s termination, death or disability, (iii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests, and (iv) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an initial public offering, “asset sale” or “change of control” occurring prior to such date; or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the date that is 91 days following the Maturity Date at the time of the issuance of such Equity Interest.

“dollars” or “$” refers to lawful money of the U.S.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Company) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Company in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Company using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Company using any method of determination it deems appropriate in its sole discretion.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Real Property” means the real property listed on Schedule 1.01(a) owned by any Grantor.

“Enforcement Action” means, with respect to any Obligations, the exercise of any rights and remedies with respect to any Collateral securing such Obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the Collateral Documents or any other collateral documents securing such Obligations, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Environmental Laws” means any Requirement of Law relating to pollution or protection of the environment, or human health and safety (as it relates to exposure to harmful or deleterious substances), or the generation, use, handling, transportation, treatment, storage, disposal or Release of harmful or deleterious substances.

“Environmental Liability” means all Liabilities arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of, or the arrangement for such activities with respect to, any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” means “Equipment” as such term is defined in Article 9 of the UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (excluding any agreement for the purchase of the equity interests of a Subsidiary), but excluding, for the avoidance of doubt, any Permitted Convertible Notes.

“Equity Issuance” means any issuance or sale by the Company or the other Co-Issuers of any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Co-Issuers, is treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of provisions relating to Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or 414(o) of the Code.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (a) any deposit account in respect of which a Lien is permitted pursuant to Section 5.02(b), (b) deposit accounts exclusively used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any employees of any Note Party or any Restricted Subsidiary, (c) [reserved], (d) that is a zero balance account, (e) that is located outside of the United States, (f) deposit accounts exclusively used for, and which solely contain, customer deposits in respect of motor vehicles that have not been delivered to such customers and (g) each other deposit account (other than deposit accounts subject to a first priority Lien in favor of the ABL Agent) with an average monthly balance of less than $2,500,000 for each individual deposit account and less than $12,500,000 in the aggregate for all such deposit accounts. For the avoidance of doubt, in no event shall the Qualified Cash Equivalents Account be an Excluded Account.

“Excluded Assets” means (a) Equity Interests of any first tier Foreign Subsidiary or Foreign Holdco, in excess of 66% of all of the issued and outstanding Equity Interests of such Foreign Subsidiary or Foreign Holdco entitled to vote (within the meaning of Treasury Regulation Section 1.956-2) and Equity Interests of any Subsidiary of a Foreign Subsidiary or Foreign Holdco, (b) assets of any Foreign Subsidiary or any Subsidiary which would require registration under the laws of a jurisdiction, (c) Excluded Accounts, (d) all Intellectual Property (excluding any proceeds of Intellectual Property generated from the sale of Inventory containing such Intellectual Property), (e) all leasehold interests in Real Estate or any fee owned Real Estate that is not a Material Real Property, (f) motor vehicles and other assets subject to certificates of title and Letter of Credit Rights (as defined in the UCC) (in each case, other than (x) to the extent a security interest in such rights can be perfected by filing of financing statements or analogous notice filings in appropriate form in the applicable jurisdiction under the Uniform Commercial Code or analogous law of such jurisdiction and (y) motor vehicles that are included in “Eligible Inventory” (as defined in the ABL Credit Agreement as in effect on the date hereof)), (g) commercial tort claims with an individual value of less than $10,000,000, (h) Equity Interests in (x) an Unrestricted Subsidiary or (y) any Person (other than a Wholly Owned Subsidiary) to the extent not permitted by the terms of such Person’s organizational or joint venture documents or applicable law; provided, that, such Equity Interests shall cease to be Excluded Assets at such time as such prohibition ceases to be in effect, (i) any rights or interests in any agreement, lease, permit, license, charter or license agreement, if under the terms thereof or applicable law with respect thereto, the valid grant of a security interest or Lien therein to the Collateral Agent would constitute or result in a breach, termination or default under such agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that this clause (i) shall in no way be construed (x) to apply if any such prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law or (y) so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interests in and Liens upon any rights or interests of any Note Party in or to monies due or to become due under any such agreement, lease, permit, license, charter or license agreement, (j) any property or assets the pledge of which or the security interests or Lien thereon would require any governmental consent, approval, license or authorization that has not been obtained, (k) such other property or assets as reasonably determined by the Company in good faith, the burden or cost or other consequence (including material adverse tax consequences) of providing a security interest in such property or asset outweighs the benefit to the Secured Parties. Notwithstanding the foregoing, in no event shall “Excluded Assets” include any assets that are subject to a Lien securing any Permitted Additional Secured Indebtedness. For the avoidance of doubt, in no event shall the Qualified Cash Equivalents Account be an Excluded Asset.

“Excluded Subsidiary” means any subsidiary of the Company:

(1) that is not a Wholly Owned Subsidiary;

(2) that is an Immaterial Subsidiary;

(3) that is prohibited from providing a Note Guarantee by (x) any provision of any agreement, instrument or other undertaking to which such subsidiary is a party or by which it or any of its assets or property is bound existing on the date such Person became a subsidiary; provided that such provision is not entered into for the purpose of qualifying as an “Excluded Subsidiary” under this Indenture or (y) applicable law;

(4) that would require the consent, approval, license or authorization of any third party in order to provide a Note Guarantee pursuant to any agreement, instrument or other undertaking referred to in clause (3)(x) above or applicable law (in each case, to the extent such consent, approval, license or authorization has not been received);

(5) that is a Foreign Holdco;

(6) that is a Foreign Subsidiary or a Domestic Subsidiary of a Foreign Subsidiary;

(7) that is newly formed for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Indenture, which Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such merger transaction (it being understood that any surviving Subsidiary of such merger transaction shall not constitute an Excluded Subsidiary under this clause (7));

(8) to the extent the provision of a Note Guarantee by such subsidiary would reasonably be expected to result in material adverse tax consequences to Rivian Parent, the Company or any of its Restricted Subsidiaries as reasonably determined by the Company in good faith;

(9) that is an Unrestricted Subsidiary;

(10) that does not own any assets (other than de minimis assets) that are not Intellectual Property, so long as such subsidiary is not an obligor in respect of any Permitted Additional Indebtedness; or

(11) with respect to which, as reasonably determined by the Company in good faith, the burden or cost or other consequences (including material adverse tax consequences) of providing a Note Guarantee outweighs the benefits to the Secured Parties;

provided that the Company, in its sole discretion, may cause any Restricted Subsidiary that is a Domestic Subsidiary that qualifies as an Excluded Subsidiary under clauses (1) through (11) above to become a Guarantor in accordance with the definition thereof (subject to completion of any requested “know your customer” and similar requirements of the Trustee and the requirements of Section 4.09 as if such Subsidiary were required to comply with such Section) and thereafter such Subsidiary shall not constitute an “Excluded Subsidiary” (unless and until the Company elects, in its sole discretion, to designate such Person as an Excluded Subsidiary).

“FCCR Covenant Trigger” means the first date after the Closing Date on which the Fixed Charge Coverage Ratio is greater than 1.0 to 1.0 for two consecutive fiscal quarters, in each case on a trailing four fiscal quarter basis as of the end of the last quarter for which financial statements have most recently been delivered or are required to be delivered pursuant to Section 4.01(a), Section 4.01(b) or Section 4.01(c).

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, controller, vice president – tax and treasury or any manager with similar responsibilities of such Person.

“First Call Date” means the second anniversary of the Closing Date.

“First Lien Event” means (i) the Co-Issuers have elected to cause a Fixed Asset Release Event to occur and have offered to secure the Note Obligations by a first priority Lien (subject to Permitted Liens) on the Fixed Assets and (ii) (A) prior to the Consent End Date, at least three unaffiliated Holders who hold at least 75% in principal amount of outstanding Notes have elected to accept the first priority Lien (subject to Permitted Liens) on the Fixed Assets to secure the Note Obligations and (b) after the Consent End Date, Holders who hold at least 75% in principal amount of outstanding Notes have elected to accept the first priority Lien (subject to Permitted Liens) on the Fixed Assets to secure the Note Obligations.

“First Priority Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“First Priority Obligations Payment Date” has the meaning assigned to such term in the Intercreditor Agreement.

“Fiscal Year” means, with respect to the Company and the Restricted Subsidiaries, a fiscal year ending on December 31 of each calendar year.

“Fixed Asset Release Event” has the meaning assigned to such term in the ABL Credit Agreement as in effect on the date hereof.

“Fixed Assets” means all assets other than ABL Collateral.

“Fixed Charge Coverage Ratio” means, with respect to the Note Parties and their Restricted Subsidiaries on a consolidated basis, for any applicable period, the ratio of (a) Consolidated EBITDA for such period, minus Unfinanced Capital Expenditures, to (b) Fixed Charges for such period.

“Fixed Charges” means, as to the Note Parties and their Restricted Subsidiaries determined on a consolidated basis, with respect to any period, the sum of, without duplication, (a) all Consolidated Interest Expense that was paid or payable in cash during such period, plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Money Borrowed (other than intercompany debt), and the principal component of Debt with respect to Capital Leases (but excluding, for purposes of the foregoing clauses (a) and (b), (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees, (iv) penalties and interest related to taxes, (v) any imputed interest as a result of purchase accounting and (vi) the payment or Satisfaction of Conversion Obligation of any Permitted Convertible Notes at their final maturity date or upon conversion thereof), in each case paid or payable in cash during such period (and without duplicating items in (a) and (b) of this definition, the interest component with respect to Debt under Capital Leases), plus (c) all taxes paid or required to be paid during such period in cash, plus (d) all Restricted Distributions paid in cash (other than those made to a Note Party or otherwise eliminated in consolidation).

“Flood Laws” means, collectively, the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, and the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitution therefor, any regulations promulgated thereunder, and all other legal requirements relating to flood insurance.

“Foreign Holdco” means any direct or indirect subsidiary of the Company, substantially all of the assets of which consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means United States generally accepted accounting principles as in effect from time to time (except as otherwise expressly provided herein).

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(a), 2.06(b)(3), 2.06(b)(4), 2.06(d)(1), 2.06(d)(2) or 2.06(d)(3) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit and which are not callable or redeemable at the issuer’s option.

“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” means (i) each Co-Issuer and (ii) any Guarantor that may from time to time provide a security interest in Collateral pursuant to the Collateral Documents.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment of such Debt or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Indenture (other than such obligations with respect to Debt).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the Debt in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” means the Subsidiary Guarantors.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, chlorofluorocarbons and all other ozone depleting substances, and (b) any other chemical, material, pollutant, contaminant, substance or waste that is prohibited or regulated by or pursuant to any Environmental Law (including microbial matter, mycotoxins, mold and mold spores).

“Holder” means a Person in whose name a Note is registered.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904.

“Immaterial Subsidiary” means any Restricted Subsidiary that, together with its subsidiaries that are Restricted Subsidiaries and every other Immaterial Subsidiary, (i) did not, as of the most recently ended Test Period, have total assets with a value in excess of 5.0% of Consolidated Total Assets and (ii) did not, during the most recently ended Test Period, have revenues in excess of 5.0% of the consolidated total revenues of the Company and its Subsidiaries for such period (and the Company will designate in writing to the Trustee from time to time the Restricted Subsidiaries that will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations).

“Incremental Secured Debt Cap” means, as of any date of incurrence of Debt pursuant to Section 5.01(s), an amount equal to (i) $2,000,000,000 minus (ii) the aggregate principal amount of Debt outstanding pursuant to Section 5.01(a)(i).

“Incremental Total Debt Cap” means, as of any date of incurrence of Debt pursuant to Section 5.01(s), an amount equal to (i) $5,000,000,000 minus (ii) the aggregate principal amount of Debt outstanding pursuant to Section 5.01(a)(i).

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the reasonable good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Investor” means each beneficial owner of the Notes who purchased its Notes directly from the Co-Issuers on the Closing Date pursuant to the Note Purchase Agreement, as indicated on the exhibit to the Authentication Order delivered to the Trustee on the Closing Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated the date hereof, by and between JPMorgan Chase Bank, N.A., as ABL Agent, and Wilmington Trust, National Association, as Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Integration Costs” means non-recurring integration costs incurred in connection with any Permitted Acquisition or similar Investment.

“Intellectual Property” means all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses and any other intellectual property rights (and all IP Ancillary Rights related thereto) to the fullest extent arising under any Requirement of Law.

“Internet Domain Name” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to internet domain names (including to the fullest extent arising under any Requirement of Law), together with all goodwill associated therewith.

“Inventory” has the meaning given to such term in Article 9 of the UCC.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees the Debt of such Person or (c) the purchase or other acquisition (in one transaction or series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 5.07:

(a) “Investment” shall include the portion (proportionate to the Company’s direct or indirect Equity Interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Company at the time that such subsidiary is designated an Unrestricted Subsidiary; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property, and, in each case, all rights to obtain or enforce any other IP Ancillary Right.

“IP License” means all licenses granting any right to exploit any Intellectual Property.

“Issuer Option” means (a) any Note Hedge Option and (b) any Upper Strike Warrant.

“Junior Financing” means (i) any Debt that is contractually subordinated in right of payment to the Notes and (ii) any Debt that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Note Obligations, in each case, of the Note Parties or any Restricted Subsidiary; provided that any Debt incurred pursuant to the ABL Credit Agreement or Debt incurred pursuant to any financing arrangement providing for “split collateral”, “crossing liens” or similar collateral arrangements in which Debt may be secured by a Lien that is senior with respect to certain collateral and junior with respect to other collateral will, in each case, not constitute “Junior Financing.”

“Junior Financing Documentation” means any documentation governing the Junior Financing.

“Liabilities” means all claims (including intraparty claims), actions, suits, judgments, orders, demands, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means the London interbank offered rate.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to a Note Party.

“Lien” means, with respect to any asset, any mortgage, deed of trust, deed to secure debt, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Indenture and the other Operative Documents, the Company, the other Co-Issuers or any of their respective subsidiaries shall be deemed to own, subject to a Lien, any asset which any of them has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement (other than non-exclusive licenses) relating to such asset. Notwithstanding the foregoing, in no event will an operating lease or agreement to sell be deemed to constitute a Lien.

“Limited Condition Eligible Transaction” means (a) any Investment or acquisition by the Company or one or more of the Restricted Subsidiaries, including by way of merger or amalgamation, of any assets, business or Person permitted pursuant to this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment permitted under this Indenture of Debt requiring the giving of advance irrevocable notice of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Condition Transaction” means any Limited Condition Eligible Transaction with respect to which the Company has made an LCT Election.

“Line Cap” has the meaning given to such term in the ABL Credit Agreement.

“Liquidity” means on any date of determination, an amount equal to the aggregate amount of unrestricted cash and unrestricted Permitted Investments of the Company and the Restricted Subsidiaries (which, for the avoidance of doubt, shall include Permitted Investments in the Qualified Cash Equivalents Account).

“Majority Holders” means Holders of at least a majority in aggregate principal amount of the outstanding Notes.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on the financial condition, results of operations, business or Properties of the Company and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company, the other Co-Issuers and the other Note Parties, taken as a whole, to perform any of their respective obligations under the Operative Documents, taken as a whole, or the legality, validity or enforceability against the Note Parties of the Operative Documents to which they are a party, taken as a whole or (c) a material adverse effect on the rights and remedies of or benefits available to the Trustee, the Collateral Agent and the Holders under the Operative Documents (taken as a whole).

“Material Debt” means Money Borrowed (other than the Notes) of any one or more of the Note Parties or any of their respective Subsidiaries in an aggregate principal amount exceeding $100,000,000; provided that in no event shall any of the following be Material Debt: (a) Debt under an Operative Document, (b) Capital Leases, (d) intercompany Debt (including Debt owed to Rivian Parent) and (e) Debt under any Swap Agreements.

“Material IP” means any Intellectual Property that is material to the conduct of the business of the Co-Issuers and their Restricted Subsidiaries, taken as a whole.

“Material IP Subsidiary” means each Subsidiary that owns, directly or indirectly through one or more of its subsidiaries, any Material IP.

“Material Real Property” means any owned Real Estate located in the United States having a fair market value of $100,000,000 or greater (per property).

“Material Subsidiary” means any Restricted Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means the earlier of (i) October 15, 2026, the final scheduled maturity date of the Notes, and (ii) ninety (90) days prior to the maturity date of the Parent Convertible Notes (which maturity date is July 23, 2026), to the extent such Parent Convertible Notes remain outstanding on such date.

“Money Borrowed” means (a) Debt for borrowed money arising from the lending of money by any third party to any Note Party or any of their respective Subsidiaries, (b) Debt, whether or not in any such case arising from the lending by any third party of money to any Note Party or any of their respective Subsidiaries, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property, (c) reimbursement obligations with respect to letters of credit or guaranties of letters of credit, and (d) without duplication to any Debt under clauses (a), (b) or (c) hereof, Debt of any Note Party or any of their respective Subsidiaries under any guarantee of obligations that would constitute Debt for Money Borrowed under clauses (a), (b) or (c) hereof, if owed directly by any Note Party or any of their respective Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means (i) all Material Real Property with respect to which a Mortgage is delivered pursuant to the terms hereof and (ii) the Eligible Real Property.

“Mortgages” means the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents and other security documents (including any assignment, amendment, amendment and restatement or similar modification of any existing mortgage) delivered pursuant to the terms hereof, in each case, in customary and commercially reasonable form and substance and reasonably acceptable to the Company.

“Net Cash Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a Casualty Event, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event and restoration costs following a Casualty Event and out-of-pocket costs incurred in connection therewith, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than the Notes) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (including principal amount, premium or penalty, if any, interest and breakage costs) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Company) and (iv) without duplication of the foregoing, in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly owned Restricted Subsidiary as a result thereof).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee by a Guarantor of the Note Obligations or any other person providing a Guarantee pursuant to Section 4.09 or 10.01(i) under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Note Hedge Option” means any hedging agreement (including, but not limited to, any bond hedge transaction, call option, transaction, or capped call transaction), with respect to Permitted Stock, purchased by Rivian Parent (with respect to Permitted Convertible Notes issued by Rivian Parent) or the Company (with respect to Permitted Convertible Notes issued by the Company) in connection with the issuance of Permitted Convertible Notes (whether such transaction is settled in shares of Permitted Stock, the cash value of such shares or a combination thereof).

“Note Obligations” means all principal of, the Applicable Premium on, and interest on (including in case of default, interest on principal and, to the extent permitted by applicable law, on overdue interest; interest accruing after the maturity of the Notes; and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Co-Issuer, any Guarantor or any Grantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes, when and as the same shall become due and payable, whether at Stated Maturity, upon redemption, upon acceleration, upon tender for repayment at the option of any Holder or otherwise, according to the terms thereof and of this Indenture and all other obligations and liabilities of the Co-Issuers, the Guarantors and the Grantors with respect to the Operative Documents, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, to any Holder, the Collateral Agent or the Trustee, whether on account of principal, the Applicable Premium, interest, fees, indemnities, out-of-pocket costs, and expenses (including all fees, charges and disbursements of counsel to the Trustee, the Collateral Agent or any purchaser party to the Note Purchase Agreement that are required to be paid by the Co-Issuers pursuant to this Indenture or the Note Purchase Agreement) or otherwise.

“Note Parties” means, collectively, the Company, the other Co-Issuers, the Guarantors and their successors and assigns, and the term “Note Party” means any one of them or all of them individually, as the context may require.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of the Closing Date, among the Co-Issuers and the purchasers party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means, with respect to any Debt, any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including all interest and fees accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in such indebtedness, even if such interest or fees are not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities, in each case payable under the documentation governing such Debt.

“Officer” means, with respect to any Person, such Person’s chief executive officer, president, chief operating officer, chief financial officer or other Financial Officer, manager or other officer having substantially the same authority and responsibility with respect to the matters at hand (or having substantially the same knowledge of the contents of the certificate, document or other document being delivered).

“Officer’s Certificate” means a certificate signed on behalf of the Co-Issuers by any one of the following officers of the Co-Issuers: the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Co-Issuers, that meets the requirements of Section 13.03 hereof.

“Operative Documents” means, collectively, this Indenture, the Notes, the Collateral Documents, the Note Purchase Agreement, and all other agreements, instruments, documents and certificates executed by or on behalf of any Note Party, and delivered to, or in favor of, the Trustee, the Collateral Agent or any Holder and required pursuant to the foregoing. Any reference in this Indenture or any other Operative Document to an Operative Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Indenture or such other Operative Document as the same may be in effect at any and all times such reference becomes operative.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.03 hereof. The counsel may be an employee of or counsel to the Co-Issuers, any Subsidiary of any Co-Issuer or the Trustee.

“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Equity Interests (other than options and warrants) of a Person, or, in each case, the equivalent in any applicable jurisdiction.

“Owned Intellectual Property” means all Intellectual Property owned by a Note Party.

“Parent Convertible Notes” means (i) the $2,500,000,000 in aggregate principal amount of unsecured senior convertible promissory notes issued by Rivian Parent on July 23, 2021, in each case as amended, restated, supplemented or otherwise modified from time to time and (ii) any other convertible senior securities of Rivian Parent that are not guaranteed by the Co-Issuers or any of their Subsidiaries, which unsecured convertible senior securities are convertible into Equity Interests of Rivian Parent, cash or a combination of cash and Equity Interests of Rivian Parent, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Patent” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to letters patents and design letters patents (including to the fullest extent arising under any Requirement of Law).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if after giving effect to the taking of such action:

(a) with respect to Investments:

(i) no Default or Event of Default has occurred and is continuing;

(ii) so long as the ABL Credit Agreement has not been terminated, Specified Availability for each day in the 30-day period prior to such action and on the date of such proposed action is equal to or greater than the greater of (x) 15% of the Line Cap then in effect and (y) $75,000,000, on a pro forma basis;

(iii) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a pro forma basis after giving effect to the subject action; provided, that so long as the ABL Credit Agreement has not been terminated, compliance with such Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Specified Availability for each day in the 30-day period prior to such action and on the date of such proposed action is equal to or greater than the greater of (x) 20% of the Line Cap then in effect and (y) $112,500,000, on a pro forma basis; and

(b) with respect to Restricted Distributions and the repayment, redemption, purchase, defeasance or other satisfaction of any Permitted Convertible Notes or any Junior Financing:

(i) no Default or Event of Default has occurred and is continuing;

(ii) so long as the ABL Credit Agreement has not been terminated, Specified Availability for each day in the 30-day period prior to such action and on the date of such proposed action is equal to or greater than the greater of (x) 20% of the Line Cap then in effect and (y) $112,500,000, on a pro forma basis; and

(iii) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a pro forma basis after giving effect to the subject action.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Security Agreement.

“Permitted Additional Indebtedness” means Permitted Additional Unsecured Indebtedness and Permitted Additional Secured Indebtedness.

“Permitted Additional Indebtedness Documents” means Permitted Additional Unsecured Indebtedness Documents and Permitted Additional Secured Indebtedness Documents.

“Permitted Additional Secured Indebtedness Documents” means on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other security document and other document relating to the incurrence or issuance of any Permitted Additional Secured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Additional Unsecured Indebtedness Documents” means, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Permitted Common Stock” means (a) with respect to Permitted Convertible Notes issued by Rivian Parent, authorized shares of common stock of Rivian Parent and (b) with respect to Permitted Convertible Notes issued by the Company, authorized shares of common stock of the Company.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that any enforcement action by the holder of the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Convertible Notes” means (a) unsecured convertible senior securities of Rivian Parent that are Guaranteed by any Note Party pursuant to, and containing the requirements of, Section 5.01(s) or Section 5.01(t), as applicable, which unsecured convertible senior securities are convertible into Equity Interests of Rivian Parent, cash or a combination of cash and Equity Interests of Rivian Parent and (b) unsecured convertible senior securities of the Company issued pursuant to, and containing the requirements of, Section 5.01(s) or Section 5.01(t), as applicable, which unsecured convertible senior securities are convertible into Equity Interests of the Company, cash or a combination of cash and Equity Interests of the Company.

“Permitted Convertible Notes Documents” means any Permitted Convertible Notes and any Permitted Convertible Notes Indenture.

“Permitted Convertible Notes Indenture” means each indenture (or similar document) pursuant to which any Permitted Convertible Notes are issued.

“Permitted Encumbrances” means:

(a) Liens imposed by law and other non-consensual Liens, in each case, for taxes, assessments or other governmental charges or levies (i) not at the time delinquent or (ii) the subject of a Permitted Contest;

(b) carriers’, warehousemen’s, mechanics’, landlords’ mortgagee’s, materialmen’s, repairmen’s, vendor’s and other similar Liens and agricultural and similar Liens, in each case, imposed by law or otherwise non-consensual, arising in the ordinary course of business, and which are securing obligations which are not overdue by more than thirty (30) days or which are the subject of a Permitted Contest;

(c) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security or similar laws or regulations;

(d) judgments and other similar Liens in respect of judgments, orders for the payment of money or other court proceedings that do not constitute an Event of Default under clause (9) of Section 7.01;

(e) (i) easements, zoning restrictions, licenses, rights-of-way, site plan agreements, development agreements, cross easement or reciprocal agreements, and other non-monetary encumbrances on real property that do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Co-Issuer or any Subsidiary (taken as a whole) or the operation of such real property for its intended purpose or (ii) title defects or irregularities with respect to Real Estate which are of a minor nature and which in the aggregate do not materially detract from the value of the affected property or interfere in any material respect with the ordinary conduct of business of any Co-Issuer or any Subsidiary or the operation of such real property for its intended purpose;

(f) ground leases in respect of Real Estate on which facilities or equipment owned or leased by the Company or any of the Restricted Subsidiaries are located;

(g) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(h) licenses and sublicenses, and grants and permits, including in respect of Intellectual Property and software, granted by the Company or any Restricted Subsidiary and leases and subleases (by the Company or any Restricted Subsidiary as lessor or sublessor) to third parties, in each case in the ordinary course of business and not interfering in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole; provided, however, that, unless approved by the ABL Agent pursuant to the comparable provision of the ABL Credit Agreement (and provided the ABL Credit Agreement remains in effect), such leases shall (i) not grant to the lessee any options to purchase or rights of first refusal or first offer to purchase, (ii) be subordinate to the applicable Mortgage unless the ABL Agent elects, pursuant to the comparable provision of the ABL Credit Agreement (and provided the ABL Credit Agreement remains in effect), to subordinate the Mortgage to such lease and (iii) provide that the lessee thereunder shall recognize and attorn to any person succeeding in the interest of the mortgagor upon foreclosure of the Mortgage (or deed in lieu thereof);

(i) with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee; provided, that with respect to mortgages by ground lessor or owner of the leased property, such Co-Issuer or other Note Party, as the case may be, shall use commercially reasonable efforts to obtain a customary subordination, non-disturbance and attornment agreement from the mortgagees of such ground lessor or owner; and

(j) with respect to Credit Card Account Receivables, Liens in favor of a credit card processor or a payment processor arising in the ordinary course of business under any processor agreement.

“Permitted Holders” means (i) the holders of the outstanding Equity Interests of Rivian Parent as of the Closing Date that are identified in Schedule 1.01(d)(i) and their Affiliates, (ii) the entity identified on Schedule 1.01(d)(ii) that manages funds and accounts that own outstanding Equity Interests of Rivian Parent (it being understood that such entity shall only be a Permitted Holder with respect to funds or accounts for which it has sole decision making control as to investments) and (iii) any Holding Company. In addition, any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made or waived in accordance with the requirements of this Indenture, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the ABL Agent, any lender under the ABL Credit Agreement or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime 1” (or then equivalent grade) by Moody’s or “A-1” (or then equivalent grade) by S&P;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Lien” means a Lien permitted by Section 5.02.

“Permitted Refinancing” means Debt constituting a refinancing or extension of Debt permitted under Section 5.01 hereunder that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended plus an amount equal to accrued and unpaid interest and any premium thereon paid in connection with such refinancing or extension and other reasonable amounts paid and fees and expenses reasonably incurred, in connection therewith, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, and is not secured by a Lien having higher priority than the Lien securing the Debt being refinanced or extended, (d) the obligors of which shall not include any Person that is not at the time of such refinancing an obligor of the Debt being refinanced or extended, (e) is subordinated to the Obligations to at least the same extent as the Debt being refinanced or extended and (f) is otherwise on terms no less favorable to the Note Parties, taken as a whole, than those of the Debt being refinanced or extended.

“Permitted Stock” means Permitted Common Stock and Qualified Preferred Stock.

“Person” means any natural person, corporation, business, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” shall have the meaning set forth in the Security Agreement.

“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, but shall exclude any Permitted Convertible Notes.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Proceeds” has the meaning assigned to such term in Article 9 of the UCC.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Company’s status (or any relevant parent of the Company’s status) as a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act, the rules of securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Cash Equivalents Account” means uncertificated shares constituting Permitted Investments registered in the name of the Company, which Permitted Investments are issued by Affiliates of the ABL Agent and located within the United States, and the account reflecting the Company’s ownership of such shares, in each case that is subject to (a) a perfected first priority security interest in favor of the ABL Agent and a second priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties and (b) a customary (as reasonably determined in good faith by the Company) control agreement. For the avoidance of doubt, the Qualified Cash Equivalents Account shall be limited to Permitted Investments, and shall not contain or be comprised of cash or be a deposit account.

“Qualified IPO” means an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of the Company or any direct or indirect parent thereof which generates Net Cash Proceeds that are contributed as cash common equity to the Co-Issuers of at least $100,000,000.

“Qualified Preferred Stock” means (a) with respect to Permitted Convertible Notes issued by Rivian Parent, any Preferred Equity of Rivian Parent that constitutes Qualified Capital Stock and (b) with respect to Permitted Convertible Notes issued by the Company, any Preferred Equity of the Company that constitutes Qualified Capital Stock, in each case, so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (x) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Indenture and (y) do not contain any covenants (other than periodic reporting requirements) that are more restrictive, taken as a whole, than the covenants contained in this Indenture (as reasonably determined by the Company in good faith).

“Real Estate” means any real property owned, leased or subleased by any Note Party or any subsidiary of any Note Party.

“Refinance” or “refinance” means, in respect of any indebtedness, to refinance, replace, defease, refund or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors. “Refinanced” or “refinanced” and “Refinancing” or “refinancing” shall have correlative meanings.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the environment or within any equipment, fixture, building or structure.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular matter with respect to this Indenture, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution on any Equity Interest in such Person (except those payable solely in its equity interests of the same class), (ii) any payment by such Person (except those payable solely by issuance of common stock of such Person) on account of the purchase, redemption, retirement, defeasance, surrender or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person or (iii) the payment of cash interest on Permitted Convertible Notes. For the avoidance of doubt, no Satisfaction of Conversion Obligation of Permitted Convertible Notes issued by the Company up to the principal amount of such Permitted Convertible Notes, nor the purchase, sale or performance of obligations under any Issuer Option, shall constitute a Restricted Distribution.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, collectively, any existing or future direct or indirect subsidiary of the Company, other than any Unrestricted Subsidiary but including, at all times, the Co-Issuers (other than the Company).

“Rivian Automotive” has the meaning assigned to such term in the preamble to this Indenture.

“Rivian LLC” has the meaning assigned to such term in the preamble to this Indenture.

“Rivian Parent” means Rivian Automotive Inc.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and its successors.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property, equipment or capital assets owned by a Note Party or other property customarily included in such transactions.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (which, as of the Closing Date, shall include Cuba, Iran, North Korea, the Crimea Region of Ukraine and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, limited to the following (but including any successor list): the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List, and any other lists administered by OFAC, as amended from time to time; the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50-percent or more owned by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom.

“Satisfaction of Conversion Obligation” means any settlement upon conversion of Permitted Convertible Notes consisting of Permitted Stock, cash or a combination of cash and Permitted Stock.

“SEC” means the Securities and Exchange Commission.

“Secured Leverage Ratio” means, with respect to any period, the ratio of (a) Consolidated Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.

“Secured Parties” means the Holders, the Trustee (both individually and in its capacity as such), the Collateral Agent (both individually and in its capacity as such) and each other holder of Note Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Second Lien Security Agreement, dated as of the date hereof by and among the Note Parties, as grantors, the other grantors party thereto from time to time and the Collateral Agent, or any other security agreement executed and delivered to the Collateral Agent substantially in the form of Exhibit I hereto, in each case as amended, restated, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Special Flood Hazard Area” means an area that the Federal Emergency Management Agency’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Availability” has the meaning given to such term in the ABL Credit Agreement as in effect on the date hereof.

“Specified Transaction” means the Transactions, any Investment that results in a Person becoming a Restricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Company or any Disposition (or discontinuance), or acquisition, of a business unit, line of business or division by the Company, any other Co-Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise and cost savings initiatives of the type described in clause (a)(xiv) of the definition of the term “Consolidated EBITDA”.

“Stated Maturity” means the date specified in the Notes as the fixed date on which an amount equal to the principal amount of the Notes is due and payable.

“subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary that is listed on Schedule 1.01(b), and each other Subsidiary (other than a Co-Issuer) that guarantees the Notes in accordance with Section 4.09 or Section 10.01(i) hereof, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Supermajority Holders” means Holders of at least 66 2⁄3% in aggregate principal amount of the outstanding Notes.

“Supporting Obligations” has the meaning given in the UCC.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Co-Issuers or the Subsidiaries shall be a Swap Agreement. For the avoidance of doubt, in no event will Swap Agreements include any Issuer Option or obligation in respect thereof.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means, with respect to any period, the ratio of (a) Consolidated Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Company for such Test Period.

“Trade Secret” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to trade secrets (including to the fullest extent arising under any Requirement of Law).

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers (including to the fullest extent arising under any Requirement of Law), together with all goodwill associated therewith, all registrations and recordations thereof.

“Transaction Costs” means all fees, costs and expenses incurred in connection with the Transactions.

“Transactions” means the execution, delivery and performance by the Co-Issuers of this Indenture and the other Operative Documents, the issuance and sale of the Notes and the use of the proceeds thereof.

“Transferee Certificate” means a certificate substantially in the form of Exhibit H hereto.

“Treasury Rate” means, with respect to any date of redemption, repayment, prepayment, satisfaction or discharge, the yield to maturity as of such date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to such date of redemption, repayment, prepayment, satisfaction or discharge (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the First Call Date; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such date to the First Call Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means Wilmington Trust, National Association in its capacity as such, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Debt (other than revolving loans under the ABL Credit Agreement; it being understood and agreed that, to the extent any Capital Expenditures are financed with such revolving loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) as of the Closing Date, each subsidiary of the Company listed on Schedule 1.01(c), (b) any subsidiary of the Company designated by the Company as an Unrestricted Subsidiary pursuant to Section 4.10 subsequent to the Closing Date and (c) any subsidiary of an Unrestricted Subsidiary; provided, that (i) notwithstanding the foregoing clauses (a), (b) and (c), in no event shall any Co-Issuer, any Material IP Subsidiary, or any subsidiary that owns any Equity Interest of any Co-Issuer, any Restricted Subsidiary or any Material IP Subsidiary, in each case, be an Unrestricted Subsidiary and (ii) subject to the provisions of Section 4.10, any subsidiary that is redesignated as a Restricted Subsidiary shall cease to be an Unrestricted Subsidiary.

“Upper Strike Warrant” means any call option, warrant or right to purchase (or substantially equivalent derivative transaction) with respect to Permitted Stock sold by Rivian Parent in connection with the issuance of Permitted Convertible Notes by Rivian Parent or the Company (whether such option, warrant, right to purchase (or similar transaction) is settled in shares, cash or a combination thereof).

“U.S.” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” means, as of any date, the Equity Interests of any Person that are at the time entitled to appoint or to vote (without regard to the occurrence of any contingency) in the election of the board of directors, board of managers or other equivalent governing body of such Person (or, if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity).

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceleration Event”	7.02
“Applicable Rate”	1.05
“Asset Sale Offer Period”	4.12
“Authentication Order”	2.02
“Calculation Agent”	1.05
“Change of Control Offer”	4.11
“Change of Control Payment”	4.11
“Change of Control Payment Date”	4.11
“Co-Issuer Notice”	4.09	(b)(ii)
“Covenant Defeasance”	9.04
“Debt Issuance Offer”	4.13
“Debt Issuance Payment”	4.13
“Debt Issuance Payment Date”	4.13
“Designee”	1.05
“DTC”	2.03
“Event of Default”	7.01
“Evidence of Flood Insurance”	4.09	(b)(iv)
“Flood Determination Form”	4.09	(b)(iv)
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	9.03
“NFIP”	4.09	(b)(ii)
“Paying Agent”	2.03
“Permitted Acquisition”	5.07	(f)
“Permitted Additional Secured Indebtedness”	5.01
“Permitted Additional Unsecured Indebtedness”	5.01
“Registrar”	2.03
“Test Period”	1.07	(b)
“TIA”	1.03
“Title Company”	4.09	(b)(ix)

Section 1.03 Application of Trust Indenture Act. This Indenture is not and will not be qualified under the Trust Indenture Act of 1939, as amended (the “TIA”). Notwithstanding anything in this Indenture to the contrary, the TIA shall not apply and none of the Co-Issuers, the Guarantors, the Trustee or the Collateral Agent shall be required to comply with the TIA.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions; and

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.05 Payment of Interest.

(a) The Co-Issuers shall pay with respect to each Interest Period interest on the principal amount of issued and outstanding Notes on each applicable record date, cash interest at a rate per annum equal to the sum of (i) the Adjusted LIBOR Rate for such Interest Period plus (ii) the Applicable Margin (such sum of (i) and (ii), the “Applicable Rate”).

(b) Automatically, after the occurrence and during the continuance of an Event of Default described in clauses (6) or (7) of Section 7.01 and (ii) upon the occurrence and during the continuation of any Designated Event of Default, the Trustee or the Supermajority Holders may, at their option, by written notice to the Company and to the Trustee, if given by the Holders (which notice may be revoked at the option of the Supermajority Holders notwithstanding any provision of Section 10.02 requiring the consent of “each Holder of an affected Note” for reductions in interest rates), declare that (i) the Notes shall bear interest at 2% plus the Applicable Rate or (ii) in the case of any other amount outstanding under the Operative Documents, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided under the Operative Documents.

(c) The Adjusted LIBOR Rate for any Interest Period shall be as determined by the Calculation Agent.

(d) The Calculation Agent will, with respect to each Interest Period, on each Determination Date with respect to such Interest Period, determine the Applicable Rate for such Interest Period; provided that after a Benchmark Replacement Date, the rate of interest payable on the Notes for such Interest Period will be determined by the Company or its Designee (as defined below). The Calculation Agent (or, if applicable, the Company or its Designee) will provide such rates in writing to the Trustee and the Company on the Determination Date (or, in the case of the first Interest Period, on or prior to the Closing Date).

(e) All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 4.876545% (or 0.04876545) being rounded to 4.87655% (or 0.0487655)). All dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards). The determination of the Applicable Rate by the Calculation Agent (or, if applicable, by the Company or its Designee) shall, in the absence of willful misconduct or manifest error, be binding on all parties, subject to Section 1.05(g).

(f) The Calculation Agent will, upon the written request of any Holder, provide the Applicable Rate then in effect with respect to the Notes.

(g) If, at any time while the Company or any Affiliate thereof is acting as Calculation Agent (or, after a Benchmark Replacement Date, otherwise calculating the rate of interest payable on the Notes), the Applicable Holders reasonably determine that a calculation was made in error, and such calculation error is not corrected within 30 days after notice to the Company and the Trustee, the Majority Holders may, by written notice to the Company and the Trustee, request that the Company appoint an unaffiliated third-party financial institution to act as Calculation Agent (or, after a Benchmark Replacement Date, to act as Designee), and upon such request, the Company shall use commercially reasonable efforts to appoint an unaffiliated third-party financial institution to act as Calculation Agent (or Designee) within 30 days after such request. Upon such appointment, the new Calculation Agent (or Designee) shall make the disputed calculation that resulted in its appointment and, if and to the extent necessary in order for the Holders to receive any amount that should have been paid to the Holders in the absence of a calculation error that has not already been paid, the Company shall make payment of such additional amount to the Holders as promptly as commercially practicable thereafter.

(h) Set forth below are certain of the defined terms used in this Indenture relating to the calculation of interest on the Notes:

“Adjusted LIBOR Rate” means, with respect to any Interest Period when used in reference to any Note, (a) the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) as administered by ICE Benchmark Administration Limited appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (or any successor or substitute page of such service, or any successor to such service as reasonably determined by the Calculation Agent) as the London interbank offered rate for deposits in U.S. dollars for a term of six months, at approximately 11:00 a.m. (London time) on the Determination Date (but if more than one such rate is specified on such page, the rate will be an arithmetic average of all such rates) or (b) if such rate described in clause (a) of this definition is not available, the rate of interest (rounded upwards, if necessary, to the nearest 1/100th) appearing in the money markets section of The Wall Street Journal (or any successor or substitute section of such periodical, or any successor to such periodical as reasonably determined by the Calculation Agent) as the London interbank offered rate for deposits in U.S. dollars for a term of six months on the Determination Date; provided that, notwithstanding anything to the contrary in the Notes or in this Indenture, in no event shall the Adjusted LIBOR Rate be less than the Adjusted LIBOR Rate Floor.

“Adjusted LIBOR Rate Floor” means 1.00% per annum.

“Applicable Margin” means 6.00%; provided that the Applicable Margin will be reduced by (a) 0.375% upon (i) the closing of an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of the Equity Interests of the Company or any direct or indirect parent thereof which generates gross cash proceeds to the Company or such parent of at least $5,000,000,000 (which amount shall include (x) any amounts purchased as part of the exercise of a Greenshoe option or commitment and (y) the aggregate principal amount of Parent Convertible Notes and any Permitted Convertible Notes issued by Rivian Parent or the Company on or after July 1, 2021, in each case that are converted to Equity Interests in connection with such underwritten public offering) and (ii) if the underwritten public offering is consummated by a direct or indirect parent of the Company, contribution of the lesser of $1,000,000,000 and 20% of the net cash proceeds (including the value of any Permitted Convertible Notes described above that are converted to Equity Interests) of such underwritten public offering to the Company and (b) 2.00% per annum if a First Lien Event occurs. For avoidance of doubt, the step-downs described in the foregoing clauses (a) and (b) are additive and not alternative, such that if both step-downs occur, the Applicable Margin would be 3.625%.

“Calculation Agent” means an agent appointed by the Co-Issuers in good faith to calculate the Adjusted LIBOR Rate and determine the Applicable Rate (and, after a Benchmark Replacement Date, the rate of interest payable on the Notes with respect to each Interest Period), which shall initially be the Company.

“Determination Date” means, with respect to any Interest Period, the second Business Day immediately prior to the first day of such Interest Period; provided, however, that with respect to any event resulting in a reduction of the Applicable Margin, there shall be an additional Determination Date on the closing date of the underwritten public offering and/or the date of the First Lien Event described in the definition of Applicable Margin (and, for avoidance of doubt, from and after the closing of such underwritten public offering and/or the date of such First Lien Event, interest will accrue at the new Applicable Rate determined on such additional Determination Date).

“Interest Payment Date” has the meaning set forth in Exhibit A attached hereto.

“Interest Period” means the period commencing on and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, it being understood that the first Interest Period shall be from and including the Closing Date to but excluding April 15, 2022.

“Reuters Screen LIBOR01 Page” means the display page so designated on Reuter (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor).

(i) Notwithstanding the above, if the Company or its Designee (as defined below) determines prior to the relevant Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each, as defined below) have occurred with respect to six-month LIBOR, then the provisions set forth in this clause (i) will thereafter apply to all determinations of the rate of interest payable on the Notes. In accordance with this clause (i), after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each subsequent Interest Period will be an annual rate equal to the sum of (i) the Benchmark Replacement (as defined below) for such Interest Period plus (ii) the Applicable Margin.

(i) If the Company (or its designee, which may be an Independent Financial Advisor, or such other designee of the Company (any of such entities, a “Designee”)) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates. The Company (or its Designee) shall notify the Trustee and the Calculation Agent in writing (i) upon the occurrence of the Benchmark Transition Event (for any Benchmark other than the London interbank offered rate) or the Benchmark Replacement Date, and (ii) of any Benchmark Replacements, Benchmark Replacement Conforming Changes and other items affecting the interest rate on the Notes after a Benchmark Transition Event. For the avoidance of doubt, in no event shall the Trustee, the Paying Agent or the Calculation Agent be the Designee.

(ii) In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

(iii) Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this clause (i), including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding on the Holders and the Trustee absent manifest error, will be made in the Issuer’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the Holders or any other party. In no event shall the Trustee, Paying Agent or the Calculation Agent be responsible for determining or calculating any substitute for LIBOR or other Benchmark Replacement or any adjustments to any Benchmark Replacement or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or Benchmark Replacement. In connection with the foregoing, the Trustee, Paying Agent and Calculation Agent will be entitled to conclusively rely on any determinations and calculations made by the Company or its Designee and, further, none of the Trustee, the Paying Agent or the Calculation Agent will have any liability for (a) any failure or delay in performing its duties hereunder as a result of the unavailability of a Benchmark rate as described in the definition thereof, including, without limitation, as a result of the Company’s (or its Designee’s) failure to select a Benchmark Replacement or the Company’s (or its Designee’s) failure to calculate a Benchmark as a result of a Benchmark Transition Event, (b) any determination made by or on behalf of the Company or its Designee in connection with a Benchmark Transition Event or a Benchmark Replacement or (c) such actions taken at the direction of the Company or its Designee. The Trustee and the Paying Agent shall be entitled to rely conclusively on all notices from the Company (or its Designee) regarding any Benchmark Replacement, including, without limitation, in regards to a Benchmark Transition Event, a Benchmark Replacement Adjustment and Benchmark Replacement Conforming Changes.

(iv) As used in this clause (i):

“Benchmark” means, initially, the Adjusted LIBOR Rate; provided that if a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the Adjusted LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark pursuant to Section 1.05(i); provided, further, that, notwithstanding anything to the contrary in the Notes or in this Indenture, in no event shall the Benchmark be less than the Adjusted LIBOR Rate Floor.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment;

(5) the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted benchmark as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment;

provided that upon the occurrence of a Term SOFR Transition Event, and the delivery of notice thereof by the Company (or its Designee) to the Trustee, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions of “Interest Period” or “Determination Date”, timing and frequency of determining rates and making payments of interest, length of lookback periods, rounding of amounts or tenors, and other technical, administrative or operational matters) that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Company (or its Designee) notifies the Trustee of the occurrence thereof.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof) (it being acknowledged that in the case of LIBOR, this occurred on March 5, 2021);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that the Benchmark (or such component thereof) is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company (or its Designee) in accordance with the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that if, and to the extent that, the Company (or its Designee) determines that Compounded SOFR cannot be determined in accordance with the foregoing, then the rate, or methodology for this rate, and conventions for this rate shall be those that have been selected by the Company (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate notes at such time. For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the margin specified in this Section 1.05(i).

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is the Adjusted LIBOR Rate, 11:00 a.m. (London time) on the day that is two London Business Days preceding the date of such determination, and (2) if the Benchmark is not the Adjusted LIBOR Rate, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Transition Event” means the determination by the Company (or its Designee) that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Trustee and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 1.05(i) that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Section 1.06 Limited Condition Transactions. In connection with any action being taken solely in connection with a Limited Condition Transaction (including any contemplated incurrence or assumption of Debt in connection therewith), for purposes of (a) determining compliance with any provision of this Indenture that requires the calculation of the Fixed Charge Coverage Ratio, (b) testing availability under baskets set forth in this Indenture (other than any Specified Availability threshold applicable to such basket) or (c) determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing, in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements with respect to such Limited Condition Transaction are entered into, in the case of a Limited Condition Eligible Transaction described in clause (a) of the definition thereof, or the date on which irrevocable notice of the applicable repayment or redemption of Debt is delivered, in the case of a Limited Condition Eligible Transaction described in clause (b) of the definition thereof (in each case, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent period of four consecutive fiscal quarters ending on or prior to the LCT Test Date (or, if such date is not the last day of any fiscal quarter, the most recently completed fiscal quarter for which financial statements are required to have been delivered pursuant to Section 4.01(a), (b) or (c)), the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or requirement with respect to the accuracy of representations and warranties or absence of Defaults or Events of Default, such ratio, basket or requirement shall be deemed to have been complied with; provided, with respect to any provision that requires minimum Specified Availability, compliance with such Specified Availability test shall be made at the time any Limited Condition Transaction is consummated instead of on the LCT Test Date. If the Company has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios or baskets on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Debt or Liens and the use of proceeds thereof) have been consummated.

Section 1.07 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, all financial ratios and tests shall be calculated in the manner prescribed by this Section 1.07.

(b) In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Debt included in the calculation of any financial test or ratio (other than Debt incurred or repaid under any revolving credit facility unless such Debt has been permanently repaid and has not been replaced but including the Debt issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which any financial ratio or test is being calculated), subsequent to the end of the period of four consecutive fiscal quarters (the “Test Period”) for which any financial test or ratio is being calculated but prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial test or ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Debt and the application of the proceeds of such Debt, as if the same had occurred on the last day of the applicable Test Period.

(c) For purposes of calculating any financial test or ratio, Specified Transactions that have been made by the Company or any Restricted Subsidiary during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Company or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section, the then applicable financial test or ratio shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period. If since the beginning of such Test Period any Restricted Subsidiary is designated an Unrestricted Subsidiary or any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, then such ratio shall be calculated giving pro forma effect thereto for such period as if such designation had occurred at the beginning of the applicable Test Period. If any Debt bears a floating rate of interest and is being given pro forma effect, for purposes of determining the pro forma Fixed Charge Coverage Ratio, the interest on such Debt shall be calculated as if the rate in effect on the date of determination has been the applicable rate for the entire Test Period, and interest on any Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Debt during the applicable Test Period.

(d) The pro forma calculations permitted or required to be made by the Company or any Restricted Subsidiary pursuant to this Indenture shall include only those adjustments that are (i) permitted or required by Regulation S-X under the Securities Act of 1933, as amended or (ii) permissible by the definition of Consolidated EBITDA.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. The aggregate principal amount of Notes that may be issued, authenticated and delivered hereunder on the Closing Date is $1,250,000,000 (provided that nothing in this sentence shall restrict the issuance of any Notes pursuant to Sections 2.06 and 2.07). From time to time after the Closing Date, the Co-Issuers may issue Additional Notes hereunder, subject to compliance with the applicable provisions of this Indenture including, without limitation, Sections 5.01 and 5.02 hereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Co-Issuers, the Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes and Definitive Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof. Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Co-Issuers by manual, facsimile or other electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Co-Issuers signed by an Officer (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of any Co-Issuer.

Section 2.03 Registrar and Paying Agent.

The Co-Issuers will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Co-Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Co-Issuers may change any Paying Agent or Registrar without notice to any Holder. The Co-Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Co-Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar. This Section 2.03 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations), except to the extent otherwise required by a change in Requirements of Law that occurs after the date hereof.

The Co-Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Co-Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Co-Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, the Applicable Premium on, or interest, if any, on, the Notes, and will notify the Trustee of any default by the Co-Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Co-Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to any Co-Issuer, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Co-Issuers for Definitive Notes if:

(1) the Co-Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Co-Issuers within 90 days after the date of such notice from the Depositary; or

(2) the Co-Issuers execute and deliver an Officer’s Certificate to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and owners of beneficial interests in the Global Note in an amount not less than a majority of the aggregate outstanding principal amount of such Global Note have delivered to the Company and the Trustee a notice indicating that the continuation of the book-entry system through the Depositary is no longer in the best interests of the holders of such beneficial interests; or

(4) as otherwise agreed by the Co-Issuers and a holder of a beneficial interest in a Global Note.

Upon the occurrence of any of the preceding events in subparagraph (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Co-Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, then the Co-Issuers shall have no obligation to issue any Unrestricted Global Note, and such exchange or transfer will not be required to be completed; provided, that if the Co-Issuers determine, in their sole discretion, to issue such Unrestricted Global Note, then, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or

(F) if such beneficial interest is being transferred to a Co-Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Co-Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names the Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Co-Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Co-Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names the Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable; or

(F) if such Restricted Definitive Note is being transferred to a Co-Issuer or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof;

the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of subparagraph (A) above, the appropriate Restricted Global Note, in the case of subparagraph (B) above, the 144A Global Note, and in the case of subparagraph (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange the Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer the Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Co-Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act. Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (2)(B) or (3) above at a time when an Unrestricted Global Note has not yet been issued, then the Co-Issuers shall have no obligation to issue any Unrestricted Global Note, and such exchange or transfer will not be required to be completed; provided, that if the Co-Issuers determine, in their sole discretion, to issue such Unrestricted Global Note, then, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange the Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer the Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in subparagraphs (A) and (B), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Co-Issuers and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer the Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501 OF REGULATION D UNDER THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. EACH HOLDER OF THE NOTES EVIDENCED HEREBY AGREES TO THE FOREGOING TRANSFER RESTRICTIONS AND EACH HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE NOTE EVIDENCED HEREBY OF THE TRANSFER RESTRICTIONS SET FORTH HEREIN.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE CO-ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ACCEPTING THIS NOTE EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME

SECURITY ACT OF 1974, AS AMENDED) (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (C) ENTITIES THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN CLAUSE (A) OR (B), OR (II) ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN SHALL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE.”

(3) Regulation S Global Note Legend. Each Regulation S Global Note will bear a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS THE NOTE IS REGISTERED UNDER THE SECURITIES ACT OR ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THIS NOTE.”

(4) OID Legend. Each Note will bear a legend substantially to the following effect unless the Company determines otherwise in compliance with applicable law:

“THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS NOTE MAY BE OBTAINED BY WRITING TO THE COMPANY.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Co-Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Co-Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.07, 4.11, 4.12 and 10.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) Notwithstanding anything in this Indenture to the contrary, unless an Event of Default under clauses (1), (6) or (7) of Section 7.01 has occurred and is continuing, no record or beneficial owner of the Notes may transfer any Notes or any beneficial interest therein without the prior written consent of the Company (such consent to not be unreasonably withheld or delayed) prior to the Consent End Date; provided however, that (x) no such consent will be required in connection with a transfer to an Initial Investor or any Affiliate or Approved Fund of such Initial Investor who is an Institutional Accredited Investor or a QIB and (y) the Company’s consent will be deemed given with respect to a proposed transfer if no response is received within ten (10) Business Days after having received a written request from such record or beneficial owner of the Notes pursuant to this Section 2.06(h)(4); provided, further, that

(A) prior to the Consent End Date, no sale, pledge, assignment or other transfer of any Notes or any beneficial interest therein will be permitted to any Competitor;

(B) prior to the Consent End Date, no transfer of any Notes or any beneficial interest therein will be permitted to any Person unless and until such Person delivers to the Company and the Trustee a Transferee Certificate and, if the consent of the Company is required for such transfer, with an acknowledgement thereof by the Company as provided therein; and

(C) any record or beneficial owner of the Notes may at any time pledge or assign a security interest in all or any portion of its rights under the Notes or this Indenture to secure obligations of such record or beneficial owner of the Notes, and this Section 2.06(h)(4) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall substitute any such pledgee or assignee for such record or beneficial owner of the Notes as a record or beneficial owner of the Notes; provided, further, that no such pledge or assignment of a security interest shall create or increase any liability or obligation of any Co-Issuer or any of their Affiliates whatsoever, whether under this Indenture, the Notes, the Collateral Documents or otherwise.

(5) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Co-Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(6) Neither the Registrar nor any Co-Issuer will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(7) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Co-Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, the Applicable Premium and interest on, the Notes and for all other purposes, and none of the Trustee, any Agent or the Co-Issuers shall be affected by notice to the contrary.

(8) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(9) All certifications, certificates and Opinions of Counsel required to be submitted to the Co-Issuers and the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile, PDF or similar electronic transmission.

Notwithstanding anything to the contrary herein, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act or applicable state securities laws or Section 2.06(h)(4), including, without limitation, whether any prospective transferee constitutes a Competitor. Nothing herein shall impose any obligation or liability upon the Trustee or Registrar in respect of any transfer of Notes (or beneficial interests therein) of which the Trustee or Registrar has no knowledge.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or any Co-Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Co-Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Co-Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Co-Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Co-Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because a Co-Issuer or an Affiliate of a Co-Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.03(a) hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than a Co-Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date the Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by any Co-Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with any Co-Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Co-Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes.

Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Co-Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirements of the Exchange Act and the customary procedures of the Trustee). Certification of the cancellation of all canceled Notes will be delivered to the Company. The Co-Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Co-Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 No Reissuance of Notes.

The Co-Issuers may not reissue a Note that has matured, been redeemed, been purchased by the Co-Issuers at the Holder’s option upon a Change of Control in connection with a Debt Issuance Offer or otherwise been canceled, except for registration of transfer, exchange or replacement of such Note.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notice to Trustee.

If the Co-Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, they must furnish to the Trustee, at least 10 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price and the amount of accrued and unpaid interest to the redemption date.

If the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes to be redeemed, shall be set forth in an Officer’s Certificate of the Co-Issuers delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed subject to DTC’s Applicable Procedures for Global Notes in any manner that the Trustee deems fair and appropriate, including by lot, pro rata or other method. The Trustee shall make the selection at least 10 days but no more than 60 days before the redemption date from Notes outstanding not previously called for redemption. The Trustee will select the Notes to be redeemed in principal amounts of $100,000 or integral multiples of $1,000 in excess thereof. If less than all outstanding Notes are to be redeemed, any selection of Notes to be redeemed shall be subject to the Applicable Procedures in the case of any Global Note. The Trustee will make the selection at least 10 days but no more than 60 days before the redemption date from outstanding Notes not previously called for redemption. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption by first-class mail to each Holder whose Notes are to be redeemed, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 9 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) the name and address of the Paying Agent;

(d) if any Notes are being redeemed in part, the portion of the principal amount of the Notes to be redeemed and that, after the redemption date and upon surrender of the Notes,

new Notes in principal amount equal to the unredeemed portion of the original Notes shall be issued in the name of the Holder thereof upon cancellation of the original Notes;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that interest on the Notes called for redemption ceases to accrue on and after the redemption date unless the Co-Issuers default in the deposit of the redemption price;

(g) the CUSIP number, if any; and

(h) any other information as may be required by the terms of the Notes being redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 10 days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice.

Any such redemption may, at the Co-Issuers’ discretion, be subject to one or more conditions precedent, including the consummation of a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Co-Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

Section 3.04 Effect of Notice of Redemption.

Subject to Section 3.03, once notice of redemption is mailed as provided in Section 3.03, Notes called for redemption become due and payable on the redemption date and at the redemption price. Upon surrender to the Paying Agent, the Notes shall be paid at the redemption price plus accrued interest, to the redemption date. If the redemption notice is given and funds deposited as required by Section 3.05, then interest will cease to accrue on and after the redemption date on the Notes or portions of such Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

On or before 11:00 a.m., New York City time, on the redemption date, the Co-Issuers shall deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest, on all Notes to be redeemed on that date. In the event that any redemption date is not a Business Day, the Co-Issuers will pay the redemption price on the next Business Day without any interest or other payment due to the delay.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of Notes that are redeemed in part, the Trustee shall authenticate for the Holder a new Note of the same maturity equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) The Co-Issuers, at their option, may redeem the Notes in whole at any time or in part from time to time, at a redemption price equal (i) to 100% of the principal amount of the Notes to be redeemed, plus (ii) the Applicable Premium, plus (iii) accrued and unpaid interest (if any) on the principal amount of Notes being redeemed to (but not including) such redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date). The Trustee shall have no duty to verify the calculation of any redemption price made by the Company. For avoidance of doubt, after the third anniversary of the Closing Date (at which time the Applicable Premium is zero), in no event will clause (ii) of this Section 3.07(a) result in an increase in the redemption price.

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4

COVENANTS

Section 4.01 Financial Statements and Other Reports.

(a) Until such time, if any, that Rivian Parent begins making filings with the SEC under Sections 13 and 15(d) of the Exchange Act, the Co-Issuers will deliver to the Trustee and each Holder each of the financial statements, reports, notices, and Officer’s Certificates required pursuant to, and within the timeframes required by, Sections 5.01(a), 5.01(b) and 5.01(c) of the ABL Credit Agreement, as in effect on the date hereof.

(b) At any time after the date, if any, that Rivian Parent begins making filings with the SEC under Sections 13 and 15(d) of the Exchange Act, the Co-Issuers will deliver to the Trustee and each Holder within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of Rivian Parent (commencing with the fiscal quarter ended September 30, 2021), setting forth in each case in comparative form figures for the corresponding periods of the previous Fiscal Year (which requirement to set forth comparative form figures shall commence with the fiscal quarter ended March 31, 2022), in the case of the statements of income and cash flows, and as of the end of the most recent period of such Fiscal Year, in the case of the consolidated balance sheet, (i) a consolidated balance sheet of the Company as at the end of such quarter and the related income statement and statement of cash flows, in each case, for such quarter, and for the portion of the Fiscal Year ended at the end of such quarter, and (ii) a management discussion and analysis of the Company and its subsidiaries for such quarter; provided, however, that solely with respect to the first report under this Section 4.01(b) following the date, if any, that Rivian Parent begins making filings with the SEC under Sections 13 and 15(d) of the Exchange Act, the Co-Issuers shall not be required to deliver the financial statements and management discussion required under this Section 4.01(b) until required to do so under applicable SEC rules and regulations.

(c) At any time after the date, if any, that Rivian Parent begins making filings with the SEC under Sections 13 and 15(d) of the Exchange Act, the Co-Issuers will deliver to the Trustee and each Holder, within 90 days after the end of each Fiscal Year of Rivian Parent (commencing with the Fiscal Year ended December 31, 2021), setting forth in each case in comparative form figures for the previous Fiscal Year, a consolidated and consolidating balance sheet of the Company and its consolidated subsidiaries as of the end of such Fiscal Year and the related consolidated statements of operations, members’ equity and cash flows for such Fiscal Year, audited by Deloitte or other independent public accountants of nationally recognized standing.

(d) At any time after the date, if any, that Rivian Parent begins making filings with the SEC under Sections 13 and 15(d) of the Exchange Act, within ten (10) Business Days after the occurrence of any event that would be required to be filed with the SEC on Form 8-K as in effect on the Closing Date (if the Company had been a reporting company under Section 15(d) of the Exchange Act), the Co-Issuers will deliver to the Trustee and each Holder a current report describing such event; provided that the foregoing shall not obligate the Company to make available (i) any information otherwise required to be included on a Form 8-K regarding the occurrence of any event if the Company determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of any employment or compensatory arrangement, agreement, plan or understanding between the Company or any of its Subsidiaries and any director, officer or manager of the Company or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any confidential information obtained from another Person or any trade secrets, privileged information or competitively sensitive information.

(e) The Co-Issuers will deliver to the Trustee and each Holder, together with each delivery of financial statements pursuant to Sections 4.01(a), 4.01(b) and Section 4.01(c), an Officer’s Certificate (i) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal quarter has been made under the supervision of the signing Officers with a view to determining whether the Note Parties have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his/her knowledge the Note Parties have kept, observed, performed and fulfilled each and every covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred and is continuing on the date such Officer’s Certificate is delivered, describing all such Defaults or Events of Default of which the Officer may have knowledge); provided, that on and after the date, if any, on which the FCCR Covenant Trigger occurs, such Officer’s Certificate shall only need to be provided on the date of delivery of financial statements with respect to the preceding Fiscal Year, and the reference in this clause (i) to “the preceding fiscal quarter” shall instead be deemed to be a reference to the “preceding Fiscal Year”; and (ii) setting forth reasonably detailed calculations of Liquidity and the Fixed Charge Coverage Ratio with respect to any period prior to the occurrence of the FCCR Covenant Trigger; provided that, if for such period the Fixed Charge Coverage Ratio is less than zero, then the Officer’s Certificate may provide a reasonably detailed calculation of Consolidated EBITDA in lieu of the Fixed Charge Coverage Ratio and certify that the Fixed Charge Coverage Ratio is less than zero;

provided, further, that with respect to the fiscal quarter end upon which the FCCR Covenant Trigger occurs, such Officer’s Certificate for such fiscal quarter shall certify that the FCCR Covenant Trigger has occurred.

(f) The Co-Issuers will deliver to the Trustee and each Holder, within 30 days after the Co-Issuers (or any of them) become aware of the occurrence of any Default or Event of Default (unless such Default or Event of Default shall have been cured or waived prior to the expiration of such 30-day period), an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Co-Issuers are taking or propose to take with respect thereto.

(g) So long as Rivian Parent is not making filings with the SEC under Sections 13 and 15(d) of the Exchange Act, the Co-Issuers will deliver to the Trustee and each Holder with reasonable promptness, copies of any material notices (other than operational notices) or reports (but excluding financial statements, projections and business plans) provided pursuant to the ABL Credit Agreement or any Permitted Additional Indebtedness Document not otherwise provided to the Trustee under this Section 4.01.

(h) [Reserved].

(i) To the extent not satisfied by the foregoing, the Co-Issuers will, for so long as any Notes are outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(j) To the extent any information required by Sections 4.01(a)-(i) is not provided as required pursuant to this Section 4.01 within the time periods specified and such information is subsequently provided, the Co-Issuers will be deemed to have satisfied their obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article 7 hereof if the Trustee or the Applicable Holders have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or canceled prior to such cure.

(k) Notwithstanding anything to the contrary set forth in this Section 4.01, the Co-Issuers shall be deemed to have satisfied their obligations pursuant to Sections 4.01(a), 4.01(b) and 4.01(c) by providing financial statements, and a management discussion and analysis, of Rivian Parent or any other direct or indirect parent entity of the Company, in each case for the relevant periods required by, and otherwise meeting the requirements of, Section 4.01(a), Section 4.01(b) or Section 4.01(c), as applicable; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Rivian Parent or such parent entity, on the one hand, and information relating to the Company and its consolidated subsidiaries, on the other hand (unless such differences are immaterial to the interests of the Holders). For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(l) Notwithstanding anything to the contrary set forth in this Section 4.01, the Co-Issuers may comply with their obligations to provide information to the Trustee and each Holder if the Co-Issuers or any parent entity thereof (i) file such information publicly via the SEC’s EDGAR filing system (or any successor system), (ii) make such information publicly available on the commercial website of the Co-Issuers or any parent entity thereof and provide reasonably prompt written notice thereof to the Trustee and each Holder (which may be by email) of the availability of the information and/or (iii) make such information available to the Holders on a website (which may require a confidentiality acknowledgement and may be maintained by the Company or a third party service provider) to which access will be given to Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, institutional “accredited investors” within the meaning of Rule 501(a)(1), (2), (3) and (7) of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Co-Issuers), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Co-Issuers who agree to treat such information and reports as confidential; provided that the Co-Issuers may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a Competitor of the Co-Issuers and their Subsidiaries or any parent entity thereof to the extent that the Co-Issuers determine in good faith that the provision of such information and reports to such Person would be competitively harmful to the Co-Issuers and their Subsidiaries or any parent entity thereof; provided further, that each person with valid access to such website will receive an email notification (sent to the email address used by such person to obtain access to such website) when any information is posted to such website. The Co-Issuers may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions pursuant to clause (iii) above on the agreement of such Persons to (A) treat all such reports (and the information contained therein) and information as confidential, (B) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (C) not publicly disclose any such reports (and the information contained therein) and information.

(m) Delivery under this Section 4.01 of reports, information and documents to the Trustee is for informational purposes only. The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports, information and documents shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including the Co-Issuers’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.02 Maintenance of Existence.

The Co-Issuers shall, and shall cause their Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their legal existence, except as otherwise expressly permitted under Section 5.05 or Section 6.01.

Section 4.03 Payment of Principal, Interest and other Obligations.

(a) The Co-Issuers shall pay or cause to be paid the principal of, the Applicable Premium on, and interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, the Applicable Premium and interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date, money deposited by the Co-Issuers in immediately available funds and designated for and sufficient to pay all principal, the Applicable Premium and interest, if any, then due.

(b) The Co-Issuers shall, and shall cause their Restricted Subsidiaries to, pay and discharge, and cause each Restricted Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including Tax liabilities, except (i) where the same may be the subject of a Permitted Contest and (ii) for such obligations and/or liabilities the nonpayment or nondischarge of which would not reasonably be expected to have a Material Adverse Effect.

Section 4.04 Maintenance of Property; Insurance.

(a) The Co-Issuers shall, and shall cause their Restricted Subsidiaries to, keep all Mortgaged Property and all other property useful and necessary in their business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except where such failure could not reasonably be expected to have a Material Adverse Effect.

(b) Except when the failure to do so has not resulted in, or would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, the Co-Issuers shall, and shall cause their Restricted Subsidiaries to, maintain physical damage insurance on all real and personal property on an all risk basis, covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance in each case in amounts and to the extent and of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses operating in similar locations. All such insurance shall be provided by insurers with A.M. Best Rating of at least A-VII.

(c) Within the applicable time period set forth on Schedule 4.14, the Co-Issuers shall, and shall cause their Restricted Subsidiaries to (i) cause the Collateral Agent to be named as an additional insured on liability policies and as mortgagee and lender’s loss payee on property policies, in each case in substantially the same manner as was done pursuant to the corresponding provisions of the ABL Credit Agreement and (ii) deliver to the Collateral Agent a certificate from the Co-Issuers’ insurance broker dated such date showing the amount of coverage in place as of each such policy’s effective date, and that such policies will include waiver of subrogation for additional insureds on liability policies and loss payees on property policies.

(d) The Co-Issuers shall promptly deliver to the Collateral Agent within 30 Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, and notice of any cancellation or non-renewal of coverage by a Note Party.

(e) [Reserved].

(f) If at any time the improvement(s) located on any Mortgaged Property is located in a Special Flood Hazard Area, the Co-Issuers shall, and shall cause their Restricted Subsidiaries to, obtain and thereafter maintain flood insurance in an amount no less than as required to ensure compliance with the NFIP as set forth in the Flood Laws. Following the date of inclusion of any Mortgaged Properties in the Collateral for which flood insurance would be required as set forth above, the Co-Issuers shall deliver to the Collateral Agent evidence of compliance and annual renewals of the flood insurance policy or annual renewals of a force-placed flood insurance policy.

Section 4.05 Portfolio Interest Treatment. Except to the extent otherwise required as a result of a final “determination” (within the meaning of Section 1313(a) of the Code) or as a result of a change in law after the Closing Date, the Co-Issuers acknowledge and agree that any interest payable in respect of a Note to a Holder that is not a United States person (within the meaning of Section 7701(a)(30) of the Code) shall constitute “portfolio interest” (within the meaning of Sections 871(h) and 881(c) of the Code) and shall therefore not be subject to any obligation on the part of the Co-Issuers to withhold under the provisions of Sections 1441 and 1442 of the Code so long as such Holder provides (i) a certificate, in form and substance reasonably acceptable to the Co-Issuers, to the effect that such Holder is not (x) a “bank” (within the meaning of Section 881(c)(3)(A) of the Code), (y) a “10 percent shareholder” of any Co-Issuer within the meaning of Section 871(h)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (ii) an executed copy of any required IRS Form W-8.

Section 4.06 [Reserved].

Section 4.07 Use of Proceeds

(a) The proceeds from the issuance of the Notes shall be used by the Co-Issuers only for general operating purposes and working capital, to pay fees and expenses relating to the Transactions, to fund Permitted Acquisitions, other Investments and Restricted Distributions and for other general corporate purposes of the Note Parties and their subsidiaries not otherwise prohibited by the terms hereof.

(b) No Co-Issuer shall use, and each Co-Issuer shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds from the issuance of the Notes (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 4.08 Further Assurances.

Subject to 4.09, the Co-Issuers shall, and shall cause their Restricted Subsidiaries to, at their own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Trustee or the Collateral Agent (in each case acting at the direction of the Majority

Holders) may from time to time reasonably request in order to carry out the provisions of the Operative Documents and the transactions contemplated thereby, including all such actions to (a) establish, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of the Collateral Agent for the benefit of the Secured Parties on the Collateral (including Collateral acquired after the Closing Date), and (b) grant, continue and affirm each Note Guarantee made by a Note Party in respect of the Note Obligations.

Section 4.09 Covenant to Guarantee Note Obligations and Give Security.

(a) Upon (x) the formation or acquisition by any Note Party of any new direct or indirect Domestic Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), (y) the redesignation in accordance with Section 4.10 of any existing direct or indirect wholly-owned Domestic Subsidiary that is an Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), or (z) any Restricted Subsidiary that was an Excluded Subsidiary ceasing to be an Excluded Subsidiary, the Company shall, as soon as reasonably practicable and in any case on or prior to the date on which financial statements are required to be delivered pursuant to Section 4.01(a), (b) or (c), as applicable, for the fiscal quarter in which such Subsidiary was formed, acquired, designated or ceased to be an Excluded Subsidiary, as applicable (or, solely to the extent the same requirements apply pursuant to the comparable provisions of the ABL Credit Agreement, such later date to which the ABL Agent may agree:

(i) cause such Restricted Subsidiary to guarantee the Notes by executing a supplement to this Indenture, substantially in the form attached as Exhibit F hereto, and a supplement to the Note Guarantee, substantially in the form attached as Exhibit E hereto and become a party to the Security Agreement as a Grantor by executing and delivering a Supplement (as defined in the Security Agreement);

(ii) cause such Restricted Subsidiary to deliver any and all certificates representing Equity Interests directly owned by such Subsidiary accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the Security Agreement, instruments, if any, evidencing the intercompany debt held by such Subsidiary, if any, indorsed in blank to the Collateral Agent or accompanied by other appropriate instruments of transfer; provided that the requirements of this Section 4.09(a)(ii) shall (x) be limited, in the case of Equity Interests of any Foreign Subsidiary or any Foreign Holdco that is directly owned by the Co-Issuers or any Domestic Subsidiary, to 100% of the non-voting Equity Interests of such Foreign Subsidiary (if any) or Foreign Holdco and 66% of the voting Equity Interests of such Foreign Subsidiary or Foreign Holdco, (y) exclude any Equity Interest that constitutes Excluded Assets and (z) not be required to the extent such certificates are in the possession of, or are required to be in the possession of, the collateral agent, administrative agent, trustee or other representative of any debt facility permitted to be secured pursuant to this Indenture, and which is secured, by a prior-ranking Lien; and

(iii) (A) take and cause such Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable law), and delivery of certificates evidencing stock and membership interests) as may be necessary to grant in favor of the Collateral Agent valid and subsisting Liens on the properties of such Subsidiary in accordance with, and to the extent required by, the Collateral Documents; and (B) if provided to the ABL Agent in connection with the joinder of such Subsidiary as a guarantor with respect to the obligations under the ABL Credit Agreement, deliver to the Collateral Agent a signed copy of customary legal opinions, addressed to the Trustee and the Collateral Agent, of counsel for the Note Parties as to customary matters set forth in this Section 4.09(a).

(b) Upon the acquisition of a fee interest in any Material Real Property by the Co-Issuers or any Guarantor or the acquisition by the Co-Issuers or any Guarantor of a Restricted Subsidiary (that is required to or that becomes a Guarantor) that owns the fee interest in any Material Real Property, such Co-Issuer or such Guarantor, as the case may be, shall give notice thereof to the Collateral Agent and shall cause such Material Real Property to be subjected to a Lien securing the Note Obligations and will take, or cause such Co-Issuer or such Subsidiary Guarantor to take, such actions as shall be necessary to grant and perfect or record such Lien (which will be a first priority Lien if a First Lien Event has occurred, and otherwise will be a first priority Lien, subject to subordination to any future Lien permitted to rank prior, or a second priority Lien if at such time Debt permitted to rank prior has already been incurred, as the case may be), as soon as reasonably practicable and in any event within 120 days after such acquisition by delivering to the Collateral Agent:

(i) a completed standard life of loan flood hazard determination form (a “Flood Determination Form”);

(ii) if the improvement(s) located on a Material Real Property is located in a Special Flood Hazard Area, a notification to the Company (“Co-Issuer Notice”) and (if applicable) notification to the Company that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community in which the property is located does not participate in the NFIP;

(iii) documentation, if available, evidencing the Co-Issuers’ receipt of the Co-Issuer Notice (e.g., countersigned Co-Issuer Notice, return receipt of certified U.S. mail, or overnight delivery);

(iv) if the Co-Issuer Notice is required to be given and flood insurance is available in the community in which the improved Material Real Property is located, a copy of one of the following: the flood insurance policy, the Co-Issuers’ application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance as is customary and commercially reasonable (any of the foregoing being “Evidence of Flood Insurance”);

(v) a Mortgage, duly executed and delivered, in form for recording in the recording office of each jurisdiction where such Material Real Property is located, in favor of the Collateral Agent, for the benefit of the Secured Parties, together with such other instruments as shall be required to create a Lien under applicable law, all of which shall be in form reasonably satisfactory to the Collateral Agent and in form and substance reasonably satisfactory to the Co-Issuers, which Mortgage and other instruments shall be effective to create and/or maintain a Lien on such Material Real Property, subject to no Liens other than Permitted Liens;

(vi) evidence of insurance as required by Section 4.04;

(vii) UCC, judgment and tax Lien searches (in each case to the extent the same exists in the relevant jurisdiction) with respect to the applicable Note Party that owns such Material Real Property;

(viii) evidence of payment by the applicable Note Party (or of arrangements for such payment) of all title insurance premiums, search and examination charges, mortgage, filing and recording taxes, fees and related charges required for the recording of the Mortgages and issuance of the title insurance policies referred to in clause (ix) below;

(ix) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (A) in a commercially reasonable form insuring the Lien of the Mortgage encumbering such Material Real Property as a valid Lien, (B) in an amount equal to the fair market value of such Material Real Property as reasonably determined by the Company, (C) issued by a nationally recognized title company selected by the Company (the “Title Company”), (D) that includes (1) such coinsurance and reinsurance (with provisions for direct access) as shall be customary and commercially reasonable and (2) such customary and commercially reasonable endorsements or affirmative insurance as available for reasonable cost in the applicable jurisdiction and (E) that contains no exceptions to title other than Permitted Liens; provided that the applicable Note Party shall deliver to the Title Company such affidavits and indemnities as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) contemplated in this paragraph;

(x) (A) copies of any existing surveys relating to such Material Real Property and (B) with respect to each Material Real Property, a new American Land Title Association/National Society of Professional Surveyors (ALTA/NSPS) form of survey by a duly registered and licensed land surveyor for which all necessary fees have been paid dated a date that is customary and commercially reasonable, certified to the Collateral Agent and the Title Company in a manner reasonably satisfactory to the Title Company; provided, however, that the Co-Issuers shall not be required to deliver a new survey pursuant to this Section 4.09(b)(x)(B) if the Co-Issuers shall deliver no change affidavits together with the existing surveys referenced in Section 4.09(b)(x)(A) and the Title Company shall issue the policies of title insurance referenced in Section 4.09(b)(ix) and such policies of title insurance will delete the standard survey exception and include full coverage (and survey-related endorsements) with respect to survey-related matters;

(xi) an opinion of local counsel in states in which such Material Real Property is located, with respect to the enforceability and validity of the Mortgages applicable to such Material Real Property, subject to customary qualifications and limitations, in customary and commercially reasonable form and substance; and

(xii) upon completion of items (i) – (ix) an Officer’s Certificate of the Company delivered to the Collateral Agent certifying compliance with the foregoing Section 4.09(b),

provided, that if (A) a Fixed Asset Release Event occurs but a First Lien Event does not occur and (B) there is Debt (other than the Notes) secured by such Material Real Property on a first priority basis, then the actions required by the foregoing clauses (i) through (iv) and (vi) through (x) above shall only be required as and to the extent required pursuant to the terms of such Debt (other than the Notes) that is secured by such Material Real Property on a first priority basis.

Section 4.10 Designation of Subsidiaries.

The Company may at any time after the Closing Date (x) designate any subsidiary as an Unrestricted Subsidiary or (y) redesignate any subsidiary that was an Unrestricted Subsidiary on the Closing Date or that was designated as an Unrestricted Subsidiary at the time of the formation or acquisition of such Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after any such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Note Parties shall be in compliance with the financial covenant set forth in Section 5.13, determined on a pro forma basis as of the date thereof, (iii) no Subsidiary of the Company may be designated as an Unrestricted Subsidiary for purposes of this Indenture if it is a “Restricted Subsidiary” for the purpose of any other Material Debt of the Company or any of the Restricted Subsidiaries, and (iv) in no event shall any Co-Issuer, any Material IP Subsidiary, or any subsidiary that owns any Equity Interest of any Co-Issuer, any Restricted Subsidiary or any Material IP Subsidiary, in each case, be designated as an Unrestricted Subsidiary. The designation of any subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Company (or its relevant Restricted Subsidiary) therein at the date of designation in an amount equal to the book value of the Company’s (or such Restricted Subsidiary’s) Investment therein. On the date of redesignation of any Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to the amount (if positive) equal to (a) the “Investment” of the Company in such subsidiary at the time of such redesignation, less (b) the fair market value (as determined in good faith by the Company) of the net assets of such subsidiary at the time of such redesignation.

Section 4.11 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder of the Notes shall have the right to require the Co-Issuers to repurchase all or any part (equal to a minimum denomination of $100,000 or an integral multiple of $1,000 in excess thereof of that Holder’s Notes pursuant to an offer (a “Change of Control Offer”) at a purchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased, plus the Applicable Premium, plus accrued and unpaid interest on the Notes repurchased to (but not including) the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall deliver (with a copy to the Trustee) a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(i) that the Change of Control Offer is being made pursuant to this Section 4.11 and that all Notes tendered shall be accepted for payment;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(iii) that any Note not tendered shall continue to accrue interest;

(iv) that, unless the Co-Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(v) that Holders of Notes electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders of Notes shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(vii) that Holders of Notes whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Co-Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Co-Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.11 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Co-Issuers shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Co-Issuers.

The Paying Agent shall promptly deliver (or pay by wire transfer) (but in any case not later than five days after the Change of Control Payment Date) to each Holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Co-Issuers shall issue, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Indenture or the Notes:

(i) the Co-Issuers shall not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.11 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption with respect to all Notes has been given pursuant to Section 3.01, 3.03 and 3.07 hereof, unless and until there is a default in payment of the applicable redemption price; and

(ii) a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Co-Issuers, or any third party making a Change of Control Offer in lieu of the Co-Issuers as described above, purchase all of the Notes validly tendered and not withdrawn by such Holders, the Co-Issuers or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 100% of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to (but not including) the redemption date. Any redemption pursuant to this Section 4.11(d) shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

(e) For avoidance of doubt, the Co-Issuers’ failure to make a Change of Control Offer would constitute a Default under clause (3) of the definition of “Event of Default” in Section 7.01 hereof and not clause (1) or (2) of the definition of “Event of Default” in Section 7.01 hereof, but the failure of the Co-Issuers to pay the Change of Control Payment when due shall constitute a Default under clause (1)(a) of the definition of “Event of Default” in Section 7.01 hereof.

Section 4.12 Offer to Repurchase by Application of Net Cash Proceeds

(a) Within 270 days after the receipt by any Co-Issuer or any Restricted Subsidiary of any Net Cash Proceeds of any Asset Sale, the applicable Co-Issuer or Restricted Subsidiary, at its option, may apply an amount equal to the Net Cash Proceeds from such Asset Sale:

(i) to repurchase the Notes on a pro rata basis pursuant to an Asset Sale Offer;

(ii) in respect of any Asset Sale involving Collateral or Equity Interests of a Restricted Subsidiary that owns, directly or indirectly, any Collateral, (x) to repurchase, prepay, redeem or repay Debt that is secured by a Lien on the same Collateral on a pari passu basis; provided that the applicable Co-Issuer or Restricted Subsidiary shall equally and ratably reduce the Note Obligations or (y) to redeem or repay Debt that is secured by a Lien on the same Collateral on a senior basis, and if such Debt is incurred pursuant to a revolving credit facility, to cancel commitments with respect thereto in an amount not less than the amount of Debt thereunder being redeemed or repaid;

(iii) in respect of any Asset Sale not involving Collateral or Equity Interests of a Restricted Subsidiary that owns, directly or indirectly, any Collateral, to repurchase, prepay, redeem or repay Debt of a Restricted Subsidiary which is not a Guarantor, including Debt guaranteed by such Restricted Subsidiary (other than Debt owed to the Company or a Restricted Subsidiary) or Debt of any Co-Issuer or any Guarantor that is secured by a Lien (provided that the assets secured by such Lien do not constitute Collateral); provided that the applicable Co-Issuer or Restricted Subsidiary shall equally and ratably reduce the Note Obligations;

(iv) to make (A) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in the applicable Co-Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Restricted Subsidiary, (B) Capital Expenditures or (C) acquisitions of other properties or assets; provided, however, that in respect of any Asset Sale involving Collateral or Equity Interests of a Restricted Subsidiary that owns, directly or indirectly, any Collateral, respectively, (x) such Equity Interests shall constitute Collateral, (y) such Capital Expenditures shall be made with respect to assets or properties that constitute Collateral or (z) such acquired other properties or assets shall constitute Collateral; provided, further, that a binding agreement shall be treated as a permitted application with respect to any Net Cash Proceeds pursuant to this clause (iv) from the date of such commitment with the good faith expectation that an amount equal to such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”), unless and until any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith; or

(v) any combination of the foregoing.

If an Event of Default has occurred and is continuing at the time of receipt of any Net Cash Proceeds with respect to any Asset Sale of assets or property of any Grantor that, immediately prior to such Asset Sale, constituted Collateral or Intellectual Property, the applicable Co-Issuer or Guarantor shall, pending the final application of an amount equal to such Net Cash Proceeds in compliance with this Section 4.12, deposit such Net Cash Proceeds in an account in which the Collateral Agent (subject to the terms of the Intercreditor Agreement or any other Applicable Intercreditor Agreement) has a perfected security interest for the benefit of the Secured Parties.

(b) Any Net Cash Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.12(a) (it being understood that any portion of such Net Cash Proceeds used to make an offer to purchase the Notes, as described in clause (i) of Section 4.12(a), shall be deemed to have been invested or applied whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50,000,000, the Co-Issuers shall make an Asset Sale Offer to purchase the maximum aggregate principal amount of the Notes that is at least $100,000 and an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds, in accordance with the procedures set forth in this Indenture. The Co-Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 30 Business Days after the date that Excess Proceeds exceed $50,000,000 by mailing the notice required pursuant to the terms of this Indenture, with a copy to the Trustee, or otherwise delivered in accordance with the procedures of DTC.

(c) To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds used to make such Asset Sale Offer, the Co-Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in this Indenture. If the aggregate principal amount of the Notes surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described in Section 3.02. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds used to make such Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion).

(d) Each Asset Sale Offer shall remain open for not less than 30 or more than 60 days immediately following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). Within three Business Days immediately after the termination of the Asset Sale Offer Period, the Asset Sale Offer Purchase Date shall occur and the Co-Issuers shall apply the Excess Proceeds of such Asset Sale to purchase the principal amount of Notes properly tendered.

(e) The Co-Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Co-Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.12 by virtue of such compliance.

(f) If the Asset Sale Offer Purchase Date is on or after a record date and on or before the related Interest Payment Date, any accrued and unpaid interest to, but excluding, the Asset Sale Offer Purchase Date shall be paid to the Person in whose name a tendered Note accepted for purchase is registered at the close of business on such record date, and unless the Co-Issuers default in making payment for such tendered Note pursuant to the Asset Sale Offer, no additional interest shall be payable to Holders of such tendered Note.

(g) Upon the commencement of an Asset Sale Offer, the Company shall deliver (with a copy to the Trustee) a notice to each Holder, which shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders of Notes. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 4.12 and the length of time the Asset Sale Offer shall remain open;

(ii) the amount of Excess Proceeds with respect to the Asset Sale, the purchase price and the Asset Sale Offer Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Co-Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date;

(v) that Holders of Notes electing to have any Notes purchased pursuant to an Asset Sale Offer may only elect to have Notes purchased in minimum denominations of $100,000 or integral multiples of $1,000 in excess thereof;

(vi) that Holders of Notes electing to have any Notes purchased pursuant to an Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Offer Purchase Date;

(vii) that Holders of Notes shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the expiration of the Asset Sale Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased;

(viii) that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of at least $100,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix) that Holders of Notes whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(h) On the Asset Sale Offer Purchase Date, the Co-Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, all Notes or portions of Notes properly tendered pursuant to the Asset Sale Offer or, if Notes in an aggregate principal amount less than the amount of Excess Proceeds have been tendered by Holders, all Notes properly tendered in response to the Asset Sale Offer, and shall deliver to the Holders a notice stating that such Notes or portions of Notes were accepted for payment by the Co-Issuers in accordance with the terms of this Section 4.12. The Paying Agent shall promptly deliver (or pay by wire transfer) (but in any case not later than five days after the Asset Sale Offer Purchase Date) to each Holder of the Notes properly tendered an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Co-Issuers for purchase, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each such Holder, a new Note equal in principal amount to any unpurchased portion of the Note surrendered, if any. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

(i) Other than as specifically provided in this Section 4.12, any purchase pursuant to this Section 4.12 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

Section 4.13 Offer to Repurchase Upon Incurrence of Debt.

(a) If any Note Party or any of its Restricted Subsidiaries incurs Debt not permitted under Section 5.01, each Holder of the Notes shall have the right to require the Co-Issuers to repurchase all or any part (equal to a minimum denomination of $100,000 or an integral multiple of $1,000 in excess thereof of that Holder’s Notes pursuant to an offer (a “Debt Issuance Offer”) at a purchase price in cash equal to 100% of the aggregate principal amount of Notes repurchased, plus the Applicable Premium, plus accrued and unpaid interest on the Notes repurchased to (but not including) the date of purchase (the “Debt Issuance Payment”). Within 30 days following any such incurrence of Debt, the Company shall deliver (with a copy to the Trustee) a notice to each Holder describing such incurrence and stating:

(i) that the Debt Issuance Offer is being made pursuant to this Section 4.13 and that all Notes tendered shall be accepted for payment;

(ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Debt Issuance Payment Date”);

(iii) that any Note not tendered shall continue to accrue interest;

(iv) that, unless the Co-Issuers default in the payment of the Debt Issuance Payment, all Notes accepted for payment pursuant to the Debt Issuance Offer shall cease to accrue interest after the Debt Issuance Payment Date;

(v) that Holders of Notes electing to have any Notes purchased pursuant to a Debt Issuance Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Debt Issuance Payment Date;

(vi) that Holders of Notes shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Debt Issuance Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(vii) that Holders of Notes whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Co-Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of an incurrence of Debt not permitted under Section 5.01. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Co-Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.13 by virtue of such compliance.

(b) On the Debt Issuance Payment Date, the Co-Issuers shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Debt Issuance Offer;

(ii) deposit with the Paying Agent an amount equal to the Debt Issuance Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Co-Issuers.

The Paying Agent shall promptly deliver (or pay by wire transfer) (but in any case not later than five days after the Debt Issuance Payment Date) to each Holder of the Notes properly tendered the Debt Issuance Payment for such Notes, and the Co-Issuers shall issue, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each such Holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

The Company shall publicly announce the results of the Debt Issuance Offer on or as soon as practicable after the Debt Issuance Payment Date.

(c) Notwithstanding anything to the contrary in this Indenture or the Notes, a Debt Issuance Offer may be made in advance of an incurrence of Debt not permitted under Section 5.01, conditioned upon the consummation of such incurrence, if a definitive agreement is in place for the incurrence of such Debt at the time the Debt Issuance Offer is made.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Debt Issuance Offer and the Co-Issuers purchase all of the Notes validly tendered and not withdrawn by such Holders, the Co-Issuers will have the right, upon not less than 10 days nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Debt Issuance Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 100% of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to (but not including) the redemption date. Any redemption pursuant to this Section 4.13(d) shall be made pursuant to the provisions of Section 3.01 through 3.06 hereof.

(e) For avoidance of doubt, the Co-Issuers’ failure to make a Debt Issuance Offer would constitute a Default under clause (3) of the definition of “Event of Default” in Section 7.01 hereof and not clause (1) or (2) of the definition of “Event of Default” in Section 7.01 hereof, but the failure of the Co-Issuers to pay the Debt Issuance Payment when due shall constitute a Default under clause (1)(a) of the definition of “Event of Default” in Section 7.01 hereof.

Section 4.14 Post-Closing Matters. The Co-Issuers shall deliver each of the documents, instruments and agreements and take each of the actions set forth on Schedule 4.14 within the time periods set forth on such Schedule.

ARTICLE 5

NEGATIVE COVENANTS

Section 5.01 Debt. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a) Debt evidenced by (i) the Notes issued on the Closing Date and any Permitted Refinancings thereof and (ii) any Note Guarantees;

(b) (i) Debt under the ABL Credit Agreement, in an aggregate principal amount at any time outstanding not to exceed the sum of $750,000,000 plus the amount of any additional revolving commitments permitted under the ABL Credit Agreement (including, for avoidance of doubt, any replacement thereof) as in effect on the date of any incurrence pursuant to this clause 5.01(b)(i); provided that the total Debt under the ABL Credit Agreement (including, for avoidance of doubt, any replacement thereof) incurred pursuant to this clause 5.01(b)(i) shall not exceed $1,500,000,000; (ii) other Debt (other than the Notes) outstanding on (or made pursuant to binding commitments existing on) the Closing Date and (iii) any Permitted Refinancings in respect of the foregoing;

(c) (i) Debt incurred or assumed by the Co-Issuers or any of the Restricted Subsidiaries (excluding any Material IP Subsidiary) for the purpose of financing (except with respect to the equipment and fixed assets set forth on Schedule 5.01(c)), within 180 days of the applicable acquisition, lease, construction or improvement) all or any part of the cost of acquiring, leasing, constructing or improving any equipment or fixed asset (including through Capital Leases) (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets) and (ii) Permitted Refinancings thereof; provided that the aggregate principal amount at any time outstanding of Debt incurred pursuant to this paragraph (c) shall not exceed $150,000,000;

(d) intercompany Debt among the Co-Issuers and their Subsidiaries; provided that (x) subject to the Intercreditor Agreement, any such Debt owed to a Note Party shall be evidenced by a promissory note pledged and delivered to the Collateral Agent as additional security for the Note Obligations, together with an appropriate allonge or note power, (y) with respect to any such Debt owed by a Note Party to a Subsidiary that is not a Note Party, such Debt shall be subordinated in right of payment to the Note Obligations pursuant to the Affiliate Subordination Agreement, and (z) any corresponding Investment shall be permitted by Sections 5.07(c), (r) or (t);

(e) (i) Debt of Subsidiaries that are not Note Parties (excluding any Material IP Subsidiary) in an aggregate principal amount outstanding at any time not to exceed the Dollar equivalent of $150,000,000 and (ii) Debt of Restricted Subsidiaries (excluding any Material IP Subsidiary) in an aggregate principal amount outstanding at any time not to exceed the Dollar equivalent of $50,000,000;

(f) Debt consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(g) (i) Debt assumed in connection with Permitted Acquisitions; provided, that, (x) such Debt was not incurred in contemplation of such Permitted Acquisition, (y) both immediately prior and after giving effect to any Debt incurred pursuant to this clause (g), no Event of Default shall have occurred and be continuing and (z) prior to the occurrence of the FCCR Covenant Trigger, the Co-Issuers and the Restricted Subsidiaries shall be in compliance with the financial covenant set forth in Section 5.13, determined on a pro forma basis as of the date thereof, and after the occurrence of the FCCR Covenant Trigger, the Fixed Charge Coverage Ratio, as of the last day of the most recently ended four fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 4.01(a), 4.01(b) or 4.01(c), as applicable, would have been at least 1.0 to 1.0, and (ii) any Permitted Refinancing thereof;

(h) [Reserved];

(i) Debt representing deferred compensation, severance and health and retirement benefits or the equivalent thereof to employees, directors, management and consultants of the Co-Issuers or the Restricted Subsidiaries incurred in the ordinary course of business;

(j) Debt consisting of obligations with respect to indemnification, the adjustment of the purchase price (including customary earnouts) or similar adjustments incurred in connection with a Permitted Acquisition or any other Investment or Disposition expressly permitted hereunder;

(k) (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 5 Business Days of its incurrence and (ii) Debt in respect of credit card processing agreements, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts and in the ordinary course of business; provided that any such Debt (x) (other than credit card processing agreements or similar arrangements) is owed to the financial institutions providing such arrangements (or any Affiliate thereof) and (y) is extinguished within 30 days of its incurrence;

(l) Debt incurred by the Co-Issuers or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments, in each case, issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits (including with respect to immediate family members of employees, directors or members of management) or property, casualty or liability insurance or self-insurance or other Debt with respect to reimbursement-type obligations regarding workers compensation claims or obligations referred to in paragraph (m) below, letters of credit in the nature of a security deposit (or similar deposit or security) given to a lessor under an operating lease of Real Estate under which such Person is lessee, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from Governmental Authorities, and any refund, replacement, refinancing or defeasance of any of the foregoing;

(m) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees and similar obligations provided by the Co-Issuers or any of the Restricted Subsidiaries, in each case, issued or created in the ordinary course of business and consistent with past practice;

(n) Debt arising under Swap Agreements not incurred for purposes of speculation;

(o) Debt consisting of the accretion of original issue discount with respect to Permitted Convertible Notes;

(p) Guarantees of Debt of the Co-Issuers or any Subsidiary, which Debt is otherwise permitted hereunder; provided that (x) if such Debt is subordinated to the Obligations, such guarantee shall be subordinated to the same extent and (y) no such Guarantee by a Note Party shall be permitted under this paragraph (p) of Debt of a subsidiary that is not a Note Party, other than Guarantees constituting an Investment permitted under Section 5.07;

(q) Debt owing to current or former officers, directors, managers, consultants or employees of the Company or immediate family members to finance the purchase or redemption of Equity Interests of the Company (or any direct or indirect parent of the Company) permitted by Section 5.03(a) and Permitted Refinancings thereof;

(r) Debt of the Co-Issuers or any Restricted Subsidiary owing to any joint venture (regardless of the form of legal entity) that is not a subsidiary arising in the ordinary course of business of the Co-Issuers and their subsidiaries in connection with the cash management operations (including with respect to intercompany self-insurance arrangements); and

(s) Debt of any Note Party (including Permitted Convertible Notes), if at the time of issuance or incurrence thereof:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) such Debt does not have a scheduled maturity earlier than 91 days after the Maturity Date in effect at the time of issuance or incurrence of such Debt (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than 91 days after the Maturity Date), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (ii);

(iii) such Debt does not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than pursuant to (x) fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of term loans or senior notes that are not convertible into Equity Interests only, customary asset sale (or casualty or condemnation event), extraordinary receipts and/or (solely in the case of term loans) excess cash flow offer or repayment provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Debt permitted hereunder which meets the requirements of this clause and customary asset sale (or casualty or condemnation event) repayment provisions, and (y) in the case of term loans, nominal amortization requirements not to exceed 1% per annum of the initial aggregate principal amount of such Debt), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii);

(iv) the covenants and events of default set forth in the applicable definitive documentation for such Debt are not more materially restrictive, taken as a whole, than the covenants and events of default set forth in this Indenture (as determined by the Company in good faith), except for (x) provisions applicable only to periods after the Maturity Date in effect at the time of effectiveness of the applicable definitive documentation for such Debt, (y) provisions related to any equity provisions of such Debt or (z) terms that are customary market terms for Debt of such type as reasonably determined by the Company;

(v) to the extent such Debt is subordinated, the terms of such Debt provide for customary payment or lien subordination, as applicable, to the Note Obligations;

(vi) which Debt:

(A) may be unsecured; or

(B) secured; provided that if such Debt is secured:

(1) prior to the Fixed Asset Release Event, to the extent such Debt is secured by assets of the Co-Issuers and their Subsidiaries constituting Collateral, the Lien on such Collateral securing such Debt shall be pari passu or junior to the Lien on such Collateral securing the Note Obligations;

(2) after the Fixed Asset Release Event, (i) to the extent such Debt is secured by assets of the Co-Issuers and their Subsidiaries constituting ABL Collateral, the Lien on such ABL Collateral securing such Debt shall be pari passu or junior to the Lien on such ABL Collateral securing the Note Obligations and (ii) to the extent such Debt is secured by assets of the Co-Issuers and their Subsidiaries constituting Fixed Assets, (x) if a First Lien Event has occurred, the Note Obligations shall be secured by a Lien on such Fixed Assets, which Lien shall be senior or pari passu to the Lien on such Fixed Assets securing such Debt or (y) if a First Lien Event has not occurred, the Note Obligations shall be secured by a Lien on such Fixed Assets, which Lien shall be senior, pari passu or junior to the Lien on such Fixed Assets securing such Debt;

(3) if secured by a Lien on ABL Collateral or Fixed Assets, at the time of the entering into of any such Debt, an Acceptable Intercreditor Agreement shall have been entered into and shall be in full force and effect;

(4) prior to the Fixed Asset Release Event, such Debt shall not be secured by any Intellectual Property or by the Equity Interests of any Subsidiary the assets of which are comprised primarily of Intellectual Property; provided that if after the Fixed Asset Release Event such Debt is secured by any Intellectual Property or by the Equity Interests of any Subsidiary the assets of which are comprised primarily of Intellectual Property, (x) if a First Lien Event has occurred, the Note Obligations shall be secured by a Lien on such Intellectual Property and Equity Interests, which Lien may be senior or pari passu to the Lien on such Intellectual Property and Equity Interests securing such Debt or (y) if a First Lien Event has not occurred, the Note Obligations shall be secured by a Lien on such Intellectual Property and Equity Interests, which Lien shall be senior, pari passu or junior to the Lien on such Intellectual Property and Equity Interests securing such Debt; and

(5) the aggregate principal amount of all such secured Debt shall not exceed the greater of (A) the Incremental Secured Debt Cap at any time outstanding and (B) an amount such that after giving pro forma effect to the incurrence of such Debt, the Secured Leverage Ratio is equal to or less than 1.50 to 1.00;

(C) may be guaranteed on a like basis by the other Note Parties; and

(vii) subject to the cap set forth in Section 5.01(s)(vi)(5) above with respect to secured Debt, all Debt under this Section 5.01(s) shall be in an aggregate principal amount not to exceed the greater of (A) the Incremental Total Debt Cap at any time outstanding and (B) an amount such that after giving pro forma effect to the incurrence of such Debt, the Total Leverage Ratio is equal to or less than 4.00 to 1.00;

(all unsecured Debt incurred or issued under this clause (s) is referred to as “Permitted Additional Unsecured Indebtedness” and all secured Debt incurred or issued under this clause (s) is referred to as “Permitted Additional Secured Indebtedness”);

(t) Permitted Convertible Notes issued by the Company (which may be guaranteed on a like basis by the other Note Parties), and Guarantees by any Note Party of Permitted Convertible Notes issued by Rivian Parent, in each case if at the time of issuance or incurrence thereof:

(i) no Default or Event of Default then exists or would result therefrom;

(ii) such Permitted Convertible Notes do not have a scheduled maturity earlier than 91 days after the Maturity Date in effect at the time of issuance or incurrence of such Permitted Convertible Notes (other than an earlier maturity date for customary fundamental change, make-whole fundamental change, change of control or other similar event risk provisions or customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than 91 days after the Maturity Date), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (ii);

(iii) such Permitted Convertible Notes do not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to the Maturity Date (other than pursuant to fundamental change, make-whole fundamental change, change of control or other similar event risk provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Permitted Convertible Notes permitted hereunder which meets the requirements of this clause and customary asset sale (or casualty or condemnation event)

repayment provisions), provided that for the avoidance of doubt, any provision of Permitted Convertible Notes (x) providing for Satisfaction of Conversion Obligation thereof or (y) permitting cash interest shall, in each case, not cause the Permitted Convertible Notes to fail to satisfy the provisions of this clause (iii);

(iv) the covenants and events of default set forth in the applicable definitive documentation for such Permitted Convertible Notes are no more restrictive, taken as a whole, than the covenants and events of default set forth in this Indenture (as determined by the Company in good faith), except for (x) provisions applicable only to periods after the Maturity Date in effect at the time of effectiveness of the applicable definitive documentation for such Permitted Convertible Notes and (y) provisions related to any equity provisions of such Permitted Convertible Notes;

(v) such Permitted Convertible Notes are contractually subordinated to the Note Obligations pursuant to customary payment subordination terms; and

(vi) such Permitted Convertible Notes shall be in an aggregate principal amount not to exceed $3,000,000,000 at any time outstanding;

Notwithstanding any of the foregoing, no Debt otherwise permitted under Sections 5.01(a) through (t) above may be guaranteed by Rivian Parent or secured by assets of Rivian Parent, unless Rivian Parent provides a guarantee of, and/or a Lien on its assets to equally and ratably secure, the Notes and the Debt under the ABL Credit Agreement (to the extent it remains outstanding at such time).

Section 5.02 Liens. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by any of them, except:

(a) Liens created by the Collateral Documents;

(b) Liens on cash or deposits granted in favor of the issuing bank of a letter of credit issued pursuant to Section 5.01(f);

(c) (i) Liens securing the obligations under the ABL Credit Agreement, subject to the Intercreditor Agreement or, after a Fixed Asset Release Event, an Acceptable Intercreditor Agreement, (ii) Liens existing on the Closing Date (other than Liens securing the Notes and the ABL Credit Agreement), and (iii) any modifications, replacements, renewals or extensions of any of the foregoing; provided, that such Liens shall secure only those obligations that they secure on the Closing Date and any Permitted Refinancings thereof and shall not subsequently apply to any other property or assets of the Co-Issuers or any Restricted Subsidiary other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed or refinanced by Debt otherwise permitted under Section 5.01 and (ii) proceeds and products thereof; it being understood and agreed that individual financings by any lender may be cross-collateralized to other financings provided by such lender or its Affiliates;

(d) any Lien on any asset (other than Eligible Real Property) securing Debt permitted under Section 5.01(c) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided that, except with respect to the equipment and fixed assets set forth on Schedule 5.01(c), such Lien attaches to such asset concurrently with or within 180 days after the acquisition, development or construction thereof; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender or its Affiliates;

(e) Liens constituting Permitted Encumbrances;

(f) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code, in each case on items in the course of collection;

(g) Liens (i) (including the right of set-off) in favor of a bank or other depositary institution or securities intermediary arising as a matter of law encumbering deposits or securities, (ii) on deposits of cash in favor of banks or another depository institution created in the ordinary course of business in connection with the establishment of depository relations with such bank or depository institution and not in connection with the issuance of Debt, (iii) on securities contained in a securities account in favor of a securities intermediary which lien secures fees, indemnities, and other obligations owed to the securities intermediary arising in the ordinary course of business in connection with the establishment of such securities account with such securities intermediary and not, for the avoidance of doubt, in connection with the issuance of Debt, margin loans or other securities financing, (iv) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Co-Issuers or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, including with respect to credit card chargebacks and similar obligations or (v) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Co-Issuers or any Restricted Subsidiary in the ordinary course of business;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Co-Issuers or any Restricted Subsidiary in the ordinary course of business;

(i) Liens on earnest money deposits of cash or Permitted Investments in connection with any Permitted Acquisition;

(j) Liens on property or assets of Subsidiaries that are not Note Parties securing Debt of Subsidiaries that are not Note Parties that is permitted pursuant to Section 5.01(e);

(k) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business;

(l) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease (other than a Capital Lease), sublease, license or sublicense entered into in the ordinary course of business by any Co-Issuer or any Restricted Subsidiary;

(m) (i) pledges and deposits made in the ordinary course of business in compliance with workers compensation, health, disability or other employee benefits or property and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Co-Issuers or any Restricted Subsidiary;

(n) ground leases in respect of Real Estate other than Material Real Property and Eligible Real Property;

(o) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including, for the avoidance of doubt, Liens securing Debt permitted by Section 5.01(g) to the extent such Liens extend only to the assets that are the subject of the underlying Permitted Acquisition), in each case after the Closing Date, and any Permitted Refinancing thereof; provided that (x) such Lien was not incurred in contemplation of such Person becoming a Restricted Subsidiary, (y) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subject to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (z) the Debt secured thereby (or, as applicable, any Permitted Refinancing thereof) is permitted under Section 5.01;

(p) Liens on Collateral securing Permitted Additional Secured Indebtedness, not to exceed at any time outstanding the greater of (x) the Incremental Secured Debt Cap and (y) an amount such that after giving pro forma effect to the incurrence of such Permitted Additional Secured Indebtedness, the Secured Leverage Ratio does not exceed 1.50 to 1.00 and subject to the requirements of Section 5.01(s), so long as an Acceptable Intercreditor Agreement is in full force and effect, and (x) prior to a Fixed Asset Release Event, any Liens on Collateral securing such Permitted Additional Secured Indebtedness are pari passu or junior to the Liens of the Collateral Agent on such Collateral and (y) after a Fixed Asset Release Event, (A) if a First Lien Event has occurred, any Liens on Collateral securing such Permitted Additional Secured Indebtedness are pari passu or junior to the Liens of the Collateral Agent on such Collateral and (B) if a First Lien Event has not occurred, (I) any Liens on ABL Collateral securing such Permitted Additional Secured Indebtedness are pari passu or junior to the Liens of the Collateral Agent on such ABL Collateral and (II) any Liens on Fixed Assets securing such Permitted Additional Secured Indebtedness are senior, pari passu or junior to the Liens of the Collateral Agent on such Fixed Assets;

(q) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(r) Liens of record (but not securing any Debt) existing on the Closing Date on any Real Property (other than Eligible Real Property) not otherwise permitted under this Section 5.02;

(s) Liens on Accounts and related assets subject to sales or assignments permitted pursuant to, and in accordance with, Section 5.06(q); and

(t) Liens on assets other than ABL Collateral securing Debt or other obligations in an aggregate principal amount as of the date of incurrence not to exceed $75,000,000.

Section 5.03 Restricted Distributions. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided that the foregoing shall not restrict or prohibit any Restricted Subsidiary from making dividends or distributions, directly or indirectly, to the Persons who hold the Equity Interests in such Restricted Subsidiary on a ratable basis and shall not restrict or prohibit dividends or distributions, directly or indirectly, from the Company to Rivian Parent at such times and in such amounts as are necessary to permit the following:

(a) the Company may pay (or make Restricted Distributions to allow Rivian Parent to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Rivian Parent held by any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Company, any Subsidiary, or Rivian Parent upon such person’s death, disability, retirement or termination of employment or pursuant to the terms of any employee or director equity plan, employee or director stock option or profits interest plan or any other employee or director benefit plan or any agreement (including any separation, stock subscription, shareholder or partnership agreement) with any employee, director, consultant or distributor of the Company, Rivian Parent or any of its Subsidiaries; provided, the aggregate Restricted Distributions made pursuant to this Section 5.03(a) after the Closing Date shall not exceed: (i) $25,000,000; plus (ii) an amount not to exceed the cash proceeds of key man life insurance policies received by the Company or the Restricted Subsidiaries after the Closing Date;

(b) payments to Rivian Parent in such amounts as are necessary or appropriate to pay, without duplication, (i) administrative expenses and other corporate overhead costs and expenses (including, but not limited to, reasonable directors fees, employee compensation and benefits, customary indemnity payments and payroll, social security or similar taxes) payable by Rivian Parent, (ii) nominal expenses to maintain the limited corporate existence of Rivian Parent, (iii) premiums and other charges necessary to maintain the insurance required under the terms of this Indenture and other commercially reasonable insurance acquired and maintained by Rivian Parent in the ordinary course of business, including director and officer, employment practices and other similar liability insurance, (iv) Public Company Costs, (v) the payment of business related expenses which are incurred by Rivian Parent in the ordinary course of business, and (vi) the proceeds of which will be used to pay customary salary, bonus and other benefits payable to officers and employees of Rivian Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(c) [reserved];

(d) Restricted Distributions, the proceeds of which shall be used by the Company to make (or to make a payment to any direct or indirect parent of the Company to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 5.03 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Company (or any authorized committee thereof));

(e) the Company may enter into, purchase, settle, perform (including the payment of any premium with respect to), repurchase, terminate or unwind any Issuer Option;

(f) Restricted Distributions to the Company to finance any Investment permitted to be made pursuant to Section 5.07; provided that (i) such Restricted Distribution shall be made substantially concurrently with the closing or consummation of such Investment and (ii) with respect to any such Investment (other than an Investment in the Equity Interests of an Unrestricted Subsidiary), the Company shall, immediately following the closing or consummation thereof, cause (A) substantially all property acquired (whether assets or Equity Interests) to be contributed to a Co-Issuer or a Subsidiary Guarantor (or a Person that will become a Subsidiary Guarantor upon receipt of such contribution) or (B) the merger (to the extent permitted in Section 5.05) of the Person formed or acquired into a Co-Issuer or a Subsidiary Guarantor;

(g) repurchases of Equity Interests in the Company (or any direct or indirect parent company of the Company), or any of its subsidiaries, deemed to occur upon “cashless” exercise of stock options or warrants;

(h) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company and its subsidiaries may make Restricted Distributions in an aggregate amount that does not exceed the sum of (i) $25,000,000 and (ii) additional amounts so long as the Payment Conditions are satisfied immediately after giving effect to such Restricted Distribution;

(i) [reserved];

(j) Restricted Distributions the proceeds of which shall be used by the Company or any direct or indirect parent thereof to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Indenture (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Company and its subsidiaries);

(k) to the extent constituting Restricted Distributions, transactions expressly permitted by Section 5.05 and Section 5.07;

(l) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or any direct or indirect parent of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale of, Equity Interests of the Company or any direct or indirect parent of the Company or contributions to the equity capital of the Company (other than any Disqualified Equity Interests or any Equity Interests sold to a subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”) and (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company) of Refunding Capital Stock;

(m) in respect of any taxable period for which the Company and/or any of its subsidiaries are members of a consolidated, combined, unitary or similar Tax group for United states federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect owner is the common parent, including a group in which the Company is disregarded for U.S. federal income tax purposes from its parent (a “Tax Group”), any Restricted Subsidiary may make cash distributions to its direct or indirect owners and the Company may make cash distributions to Rivian Parent, in respect of any such tax period (including an estimated tax period) in an amount necessary to enable the parent of such Tax Group to pay the portion of any consolidated, combined, unitary or similar income Tax liabilities of such group that are attributable to the taxable income of the Company and/or its applicable subsidiaries for such tax period; provided that the amount of any such payments pursuant to this clause (m) shall not exceed the amount of such Taxes that the Company and/or its applicable subsidiaries would have paid had the Company and/or each such subsidiary, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate group); and

(n) in any event and notwithstanding anything to the contrary contained in this Indenture, to the extent any Note Party is permitted to make a Restricted Distribution to Rivian Parent for any of the foregoing purposes, such Note Party may, alternatively, make any such payment directly to the applicable obligee or payee of Rivian Parent on its behalf, and such payment shall be treated, for all purposes of this Indenture and the other Operative Documents, as a permitted Restricted Distribution.

Section 5.04 Restrictive Agreements. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, (I) enter into or assume any written agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Note Parties to secure the Note Obligations, whether now owned or hereafter acquired or (II) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to: (i) pay or make Restricted Distributions to the Co-Issuers or any Restricted Subsidiary; (ii) pay any Debt owed to the Co-Issuers or any Restricted Subsidiary; (iii) make loans or advances to the Co-Issuers or any Restricted Subsidiary; or (iv) transfer any of its property or assets to the Co-Issuers or any Restricted Subsidiary, except for:

(a) Liens or restrictions set forth in (i) the Operative Documents, (ii) the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement) and (iii) other agreements governing Debt incurred under Section 5.01(c), 5.01(g) and 5.01(h) (but only to the extent such restrictions relate to the Property financed by such Debt);

(b) contractual encumbrances or restrictions in effect on the Closing Date, including in respect of Swap Agreements;

(c) contracts or agreements for the Disposition of any assets, or all of the Equity Interests, of any Subsidiary, but only to the extent such restrictions relate to the assets and Equity Interests (and assets of the applicable Subsidiary) to be sold;

(d) restrictions requiring minimum reserves of cash or other deposits or minimum net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

(e) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(f) negative pledges and restrictions on Liens in favor of any holder of Debt permitted under Section 5.01 but solely to the extent any negative pledge relates to the property financed by or the subject of such Debt or securing such Debt;

(g) customary restrictions and conditions contained in the document relating to any Lien, so long as (i) such Lien is permitted under Section 5.02 and such restrictions or conditions relate only to the specific assets subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 5.04;

(h) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business and related to such joint ventures;

(i) customary provisions contained in leases, subleases, licenses, and other similar agreements entered into in the ordinary course of business and related to the assets subject to such agreements;

(j) with respect to the restrictions in clause (II) above, any restrictions imposed by any agreement relating to Debt incurred pursuant to Section 5.01 entered into after the Closing Date if such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of the Company, than (A) the restrictions contained in the Operative Documents or (B) in the case of Debt incurred in connection with a Permitted Refinancing, the restrictions that are in effect on the Closing Date pursuant to such Debt to be Refinanced;

(k) with respect to the restrictions in clause (I) above, any restrictions imposed by any Permitted Additional Secured Indebtedness Document if such restrictions are not materially more restrictive, taken as a whole, in the good faith judgment of the Company, than the restrictions contained in the Operative Documents; or

(l) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 5.05 Fundamental Changes. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) any Note Party may enter into a transaction permitted under Section 6.01;

(b) any Subsidiary may merge, dissolve, liquidate or consolidate with or into (i) any Co-Issuer (including a merger, the purpose of which is to reorganize such Co-Issuer into a new jurisdiction so long as such Co-Issuer remains organized under the laws of any state of the United States or the District of Columbia); provided that such Co-Issuer shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Co-Issuer under the Note Documents in accordance with the requirements of Section 6.01 or (ii) any one or more other Subsidiaries; provided that when any Subsidiary that is a Note Party is merging, dissolving, liquidating or consolidating with or into another Subsidiary, (w) a Note Party or a Person that upon consummation of such transaction becomes a Note Party shall be the continuing or surviving Person and will comply with the requirements of Section 6.01, (x) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 5.07 and any Debt corresponding to such Investment must be permitted by Section 5.01, (y) to the extent constituting a Disposition, such Disposition must be permitted by Section 5.06 and (z) such Note Party shall have complied with any applicable requirements of Section 4.09;

(c) (i) any Restricted Subsidiary that is not a Note Party may merge, dissolve, liquidate or consolidate with or into any other Restricted Subsidiary that is not a Note Party and (ii) any Restricted Subsidiary (other than the Co-Issuers) may liquidate, dissolve or (if such change does not adversely affect the priority of the Liens securing the Obligations) change its legal form if the Company determines in good faith that such action is in the best interests of the applicable Co-Issuer or such Restricted Subsidiary or the business of the Co-Issuers and the Restricted Subsidiaries taken as a whole; and

(d) any Co-Issuer or any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 5.07, including a Permitted Acquisition; provided that (x) the continuing or surviving Person shall be a Co-Issuer or a Subsidiary, which together with each of its subsidiaries, shall have complied with all applicable requirements of Section 4.09 and (y) to the extent constituting an Investment such Investment must be an Investment permitted pursuant to Section 5.07; provided, further, that if any Co-Issuer is a party to any transaction effected pursuant to this Section 5.05(d), a Co-Issuer shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Co-Issuer in accordance with the requirements of Section 6.01.

Section 5.06 Dispositions. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, Dispose of any property other than:

(a) Dispositions of (i) worn-out, obsolete or surplus Property, in each case in the ordinary course of business or (ii) property that is reasonably determined by the applicable Note Party or Restricted Subsidiary to be no longer economically practicable to maintain or no longer useful in any material respect in the conduct of the business of the Note Parties and their subsidiaries, taken as a whole;

(b) licenses and sublicenses granted by a Note Party or any Restricted Subsidiary and leases and subleases (by a Note Party or any Restricted Subsidiary as lessor or sub-lessor) to third parties in each case not interfering in any material respect with the business of the Note Parties or the subsidiaries, taken as a whole;

(c) Disposition or abandonment of any Intellectual Property that either (i) is reasonably determined by the applicable Note Party or Restricted Subsidiary to be no longer economically practicable to maintain or worth the cost of maintaining or no longer useful in any material respect in the conduct of the business of the Note Parties and their subsidiaries, taken as a whole or (ii) is in accordance with historical business practices;

(d) sales of inventory in the ordinary course of business;

(e) Dispositions of Permitted Investments;

(f) transfers of property between and among the Co-Issuers and their subsidiaries; provided that (i) if the transferor in such a transaction is a Note Party, then (x) the transferee must be a Note Party or (y) the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall in each case constitute an Investment in such subsidiary and must be otherwise permitted hereunder, and (ii) if the transferor in such transaction is a Restricted Subsidiary and the transferee is an Unrestricted Subsidiary, then the portion of any such Disposition made for less than fair market value and any non-cash consideration received in exchange for such Disposition shall constitute an Investment in such Unrestricted Subsidiary and must be otherwise permitted hereunder; provided that the foregoing shall not prohibit transfers of Intellectual Property to a Restricted Subsidiary to the extent permitted by Section 5.15(i);

(g) Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(h) Liens permitted by Section 5.02, Restricted Distributions permitted by Section 5.03, Investments permitted by Section 5.07 and transactions permitted by Section 5.05;

(i) (i) the discount or write-off of accounts receivable for the purpose of collection to any collection agency, in each case in the ordinary course of business and (ii) Dispositions of receivables in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(j) transfers of property (i) subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event, (ii) by reason of the exercise of termination rights under any lease, sublease, license, sublicense, concession or other agreement or (iii) pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(k) the unwinding of any Swap Agreement pursuant to its terms;

(l) Dispositions not otherwise permitted hereunder which are made for fair market value; provided, that, (x) at the time of any such Disposition, no Event of Default shall exist or shall result from such Disposition, and (y) not less than seventy-five percent (75%) of the aggregate sales price from such disposition shall be paid in cash or Permitted Investments; provided that each of the following items will be deemed to be cash for purposes of this Section 5.06(l):

(1) any liabilities of the Co-Issuers or the Restricted Subsidiaries (as shown on the most recently delivered financial statements pursuant to Section 4.01(a), (b) or (c) or in the notes thereto), other than liabilities that are by their terms subordinated in right of payment to the Note Obligations, that are assumed by the transferee with respect to the applicable disposition and for which the Co-Issuers and the Restricted Subsidiaries have been validly released by all applicable creditors in writing; and

(2) any Designated Non-Cash Consideration received in respect of such disposition; provided that the aggregate fair market value of all such Designated Non-Cash Consideration, as determined by an Officer of the Company in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (2) that is then outstanding, does not exceed $90,000,000 as of the date any such Designated Non-Cash Consideration is received, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(m) Dispositions of property pursuant to Sale Leaseback Transactions; provided that (i) no Event of Default exists or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists) and (ii) such Dispositions do not exceed $100,000,000;

(n) the termination or unwind of any Issuer Option;

(o) Dispositions required to be made to comply with the order of any Governmental Authority or applicable law;

(p) Dispositions of property acquired, constructed, renovated or improved after the Closing Date in connection with the financing of such acquisition, construction, renovation or improvement; provided, that (i) any such financing is permitted under Section 5.01(c), and (ii) such Disposition occurs within 180 days after the applicable acquisition, construction, renovation or improvement; and

(q) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind.

Notwithstanding the foregoing, in the case of paragraphs (d), (e) and (g) above, such Dispositions shall only be permitted pursuant to this Section 5.06 if made for not less than fair market value at the time of such Disposition.

Section 5.07 Investments. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, make, acquire or own any Investment in any Person other than:

(a) Investments existing on, or made pursuant to binding commitments existing on, the Closing Date or an Investment consisting of any extension, modification, renewal, replacement or reinvestment of any such Investment (other than reimbursements of Investments in the Co-Issuers or any of their subsidiaries); provided that the amount of any such Investments may not be increased unless as required by the terms of such Investment as in existence on the Closing Date and as otherwise permitted under this Indenture;

(b) Permitted Investments;

(c) Investments,

(i) by the Company or any Restricted Subsidiary in the Company or any Restricted Subsidiary; and

(ii) by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

provided, the aggregate amount of all such Investments pursuant to this clause (c) by any Note Party in any Restricted Subsidiary that is not a Note Party shall not exceed $12,500,000.

(d) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e) loans or advances to officers, directors, members of management, and employees of the Company or any of its subsidiaries (or any direct or indirect parent of the Company) in an aggregate amount not to exceed $10,000,000 at any time outstanding, for business-related travel, entertainment, relocation and analogous ordinary business purposes (determined without regard to any write-downs or write-offs of such loans or advances);

(f) the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of the assets constituting a business unit, a line of business or a division of any Person, or all of the Equity Interests in a Person that, upon consummation thereof, will be a Wholly Owned Subsidiary of the Company (including as a result of a merger or consolidation); provided, that, with respect to such purchase or other acquisition made pursuant to this paragraph (f) (a “Permitted Acquisition”):

(i) each applicable Note Party and any such newly created or acquired Subsidiary shall have complied with the requirements of Section 4.09 to the extent required to do so or will comply with Section 4.09 within the time periods set out therein;

(ii) the aggregate amount of cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to sellers thereof, earnouts and other contingent payment obligations to such sellers and all assumptions of Debt in connection therewith) paid by or on behalf of the Company and its subsidiaries for such purchase or other acquisition of an entity that does not become a Guarantor (including by way of merger) or of assets that are not acquired by a Co-Issuer or a Guarantor shall not exceed $150,000,000; and

(iii) as of the date of such purchase or other acquisition and after giving effect thereto, the Payment Conditions are satisfied;

(g) Investments consisting of transfers of Intellectual Property to a Restricted Subsidiary to the extent permitted by Section 5.15(i);

(h) accounts receivable owing to the Co-Issuers or the Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(i) Investments in the form of Swap Agreements permitted pursuant to Section 5.01;

(j) Investments consisting of promissory notes or other non-cash consideration received in connection with a transaction permitted pursuant to Section 5.06(m);

(k) Investments in connection with any Issuer Option;

(l) Investments consisting of non-cash loans made by the Company to management, executives, officers, directors, consultants, professional advisors and/or employees of a Restricted Subsidiary which are used by such Persons to simultaneously purchase Equity Interests of the Company;

(m) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(n) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(o) loans and advances to the Company or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Distributions in respect thereof), Restricted Distributions permitted to be made to the Company or any direct or indirect parent thereof in accordance with Section 5.03;

(p) (i) advances of payroll payments to employees in the ordinary course of business and (ii) prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits and advance payments (including retainers) for goods or services paid or provided, in each case in the ordinary course of business;

(q) Investments held by a Person that becomes a Note Party (or is merged, amalgamated or consolidated with or into a Note Party) pursuant to this Section 5.07 (and, if applicable, Section 5.05 and Section 6.01) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(r) Investments at any time outstanding not to exceed $37,500,000;

(s) to the extent constituting Investments, Restricted Distributions permitted by Sections 5.03 (other than Section 5.03(f) and Section 5.03(k)), Debt permitted by Section 5.01 (other than Section 5.01(d) and Section 5.01(p) (with respect to any Guarantee by a Note Party of Debt of a subsidiary that is not a Note Party)), transactions permitted by Section 5.05 and Section 6.01 and Dispositions permitted pursuant to Section 5.06 (other than Section 5.06(h)); and

(t) so long as no Event of Default shall have occurred or be continuing or would result therefrom and as of the date of any such Investment and after giving effect thereto, Investments by the Co-Issuers and any of the Restricted Subsidiaries not otherwise permitted by this Section 5.07 in an aggregate amount not to exceed an amount so long as the Payment Conditions are satisfied immediately after giving effect to such Investment.

Section 5.08 Transactions with Affiliates. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Co-Issuers, except transactions between or among the Company and its Restricted Subsidiaries and except:

(a) Restricted Distributions permitted by Section 5.03;

(b) pursuant to the reasonable requirements of the business of the Company or such subsidiary upon fair and reasonable terms no less favorable to the Company or such subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Company or such subsidiary;

(c) entering into employment and severance arrangements between the Company (or any direct or indirect parent thereof), any subsidiary of the Company and any of their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person;

(d) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, management, consultants and employees of the Company (or any direct or indirect parent thereof), the Co-Issuers and their Subsidiaries in the ordinary course of business;

(e) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to any agreements in existence on the Closing Date or any amendment thereto to the extent such an amendment is not materially more disadvantageous to the Holders than the original agreement in effect on the Closing Date;

(f) Dispositions between or among the Company and its Restricted Subsidiaries (on the one hand) and any Unrestricted Subsidiaries (on the other hand) provided, that, such Dispositions are permitted pursuant to Section 5.06;

(g) the issuance or transfer of Equity Interests in the Company (other than any Disqualified Equity Interests) to any current, former or future director, manager, employee or consultant (or any Affiliate of the foregoing) of the Company, any of its subsidiaries or any direct or indirect parent thereof or any Affiliate of the Company;

(h) transactions contemplated by customary shareholders’ agreements entered into with holders of the Equity Interests of the Company;

(i) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholders’ agreement referred to in clause (h) above;

(j) payments or loans (or cancellation of loans) or advances to employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner or any of the foregoing) of the Company, any direct or indirect parent companies or any of its subsidiaries and employment agreements, consulting arrangements, severance arrangements, stock option plans and other similar arrangements with such employees, officers, directors, members of management or consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing);

(k) the entering into of any tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 5.06;

(l) transactions permitted under Section 5.04 and/or Section 5.05 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Company or any direct or indirect parent company, (b) forming a holding company, or (c) reincorporating the Company in a new jurisdiction;

(m) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(n) transactions for cash management and other management services for Subsidiaries on customary terms; and

(o) the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the board of directors or manager of the Company or any direct or indirect parent company of the Company or a Subsidiary of the Co-Issuers, as appropriate, in good faith.

Section 5.09 Modification of Organizational Documents.

The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, amend or otherwise modify any Organizational Documents of any Note Party in a manner that would materially and adversely affect the Holders, taken as a whole, hereunder or under any other Operational Document.

Section 5.10 Fiscal Year.

The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, change their Fiscal Year end date; provided that Restricted Subsidiaries may change their Fiscal Years to align with the Fiscal Year of the Company, and the Company or any Restricted Subsidiary may change its Fiscal Year to align with the Fiscal Year of Rivian Parent.

Section 5.11 Conduct of Business.

The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by them on the Closing Date, reasonable extensions or businesses reasonably related thereto and complimentary or ancillary businesses, or a reasonable extension, development or expansion thereof.

Section 5.12 Prepayment and Amendment of Other Debt

(a) The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest, principal, fees and expenses shall be permitted) any Permitted Convertible Note or Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation except:

(i) any Permitted Refinancing thereof;

(ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests);

(iii) the prepayment, redemption, purchase, defeasance, exchange, acquisition or retirement of any Junior Financing out of the proceeds of the substantially concurrent sale of Equity Interests or contributions to the equity capital of the Company;

(iv) the Company may (and may permit its Subsidiaries to) make any payment or prepayment on, or redemption or repurchase or acquisition for value of, (A) any Permitted Convertible Notes upon any conversion thereof by the holders of such Permitted Convertible Notes, including any Satisfaction of Conversion Obligation, (B) any Permitted Convertible Notes through the exercise of any call option in respect thereof that is settled in Permitted Stock or, in respect of any fractional shares to be issued, in cash and (C) with respect to any payment, prepayment, redemption, repurchase or acquisition for value as a result of any change of control, “fundamental change”, “make-whole fundamental change” or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event, any Permitted Convertible Note, as and to the extent required by the terms of the Permitted Convertible Notes Documents;

(v) the applicable Note Party may (and may permit its Subsidiaries to) make payments or prepayments on, or redemptions or acquisitions for value of, any Permitted Convertible Notes (A) to the extent made with Permitted Stock (whether pursuant to any conversion thereof or otherwise), (B) to the extent made with the net cash proceeds from the incurrence or issuance of any Permitted Convertible Notes if at the time of issuance or incurrence thereof no Default or Event of Default then exists or would result therefrom, (C) to the extent constituting an exchange of such Permitted Convertible Notes (together with any accrued and unpaid interest thereon) for other Permitted Convertible Notes if at the time of such exchange no Default or Event of Default then exists or would result therefrom and (D) to the extent made with any combination of the consideration in clauses (A), (B) and (C);

(vi) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount not to exceed an amount so long as the Payment Conditions are satisfied immediately after giving effect to the making of such repayment, redemption, purchase, defeasance or other satisfaction of Permitted Convertible Notes or Junior Financing; and

(vii) in an aggregate amount not to exceed $25,000,000.

(b) The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, amend or otherwise modify any term or condition of (i) any Permitted Convertible Notes Document or any Junior Financing Documentation in any manner materially adverse to the interests of the Holders, taken as a whole, or having the effect of requiring a prepayment otherwise prohibited by paragraph (a) of this Section 5.12 or (ii) (x) Permitted Additional Secured Indebtedness Documents or (y) any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Debt in the foregoing clauses (x) and (y) except to the extent not prohibited by the terms of any Acceptable Intercreditor Agreement.

(c) The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, amend or otherwise modify any term or condition of the ABL Credit Agreement and the “Loan Documents” (as defined in the ABL Credit Agreement) to increase the “Applicable Rate” or similar component of the interest rate or yield provisions applicable to the Debt under the ABL Credit Agreement to an amount greater than 3.0% per annum on a weighted average basis above the applicable total yield on such Debt as in effect on the date hereof (excluding, without limitation, application of any pricing grid set forth in the ABL Credit Agreement as in effect on the date hereof, fluctuations in underlying rate indices, the imposition of a benchmark replacement and imposition of a default rate of up to 2.0% per annum).

Section 5.13 Minimum Liquidity.

Prior to the occurrence of the FCCR Covenant Trigger, the Co-Issuers will not permit Liquidity at any time to be less than $1,000,000,000.

Section 5.14 Sale and Lease-Back Transactions.

The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, enter into any Sale Leaseback Transaction unless (a) the sale or transfer of such property is permitted by Section 5.06 and (b) any Capital Lease Obligations or Liens arising in connection therewith that are permitted by Section 5.01 and Section 5.02, as the case may be.

Section 5.15 Intellectual Property. Notwithstanding anything herein to the contrary, none of the Co-Issuers shall, nor shall they permit any of their Restricted Subsidiaries to, (i) sell, enter into a sale and leaseback arrangement, exclusively license (as licensor or sublicensor), exchange, transfer or otherwise dispose of any Material IP to any Person other than a Note Party, other than transfers of Intellectual Property to any Restricted Subsidiary of the Company that is created solely for the purpose of holding Intellectual Property and does not own any assets (other than de minimis assets) that are not Intellectual Property, (ii) create, assume or suffer to exist any Lien on any Material IP securing Money Borrowed, other than Liens securing Permitted Additional Secured Indebtedness that are permitted in accordance with Section 5.01(s) and Section 5.02(p), or (iii) enter into or assume any written agreement prohibiting the creation or assumption of any Lien upon any Intellectual Property of the Note Parties to secure the Note Obligations, whether now owned or hereafter acquired, other than (x) any such prohibitions in any Permitted Additional Secured Indebtedness Documents so long as such prohibitions are not materially more restrictive than the prohibitions contained in this Indenture or (y) prohibitions applicable to Intellectual Property that is jointly developed with a third party in the ordinary course of business and set forth in the applicable contract with such third party relating to such Intellectual Property.

Section 5.16 Stay, Extension and Usury Laws.

Each Note Party covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Note Party (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.17 Anti-Layering. The Co-Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is contractually subordinate or junior in right of payment or lien to the Debt under the ABL Credit Agreement and senior in right of payment or lien to the Note Obligations; provided that, with respect to any Debt permitted to be secured on the Collateral by Liens ranking prior to the Liens securing the Notes, tranching or retranching of such Debt into “first-out” and “last-out” tranches or comparable arrangements will be permitted. For these purposes, unsecured Indebtedness shall not be deemed to be subordinated or junior in right of payment to any secured Indebtedness merely because it is unsecured or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

ARTICLE 6

SUCCESSORS

Section 6.01 Merger and Sales of Assets.

(a) Any Note Party may consolidate with or merge into, or convey, transfer or lease all or substantially all of such Note Party’s properties and assets to, any Person; provided that:

(1) the resulting, surviving or transferee Person is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture and the applicable documentation with respect to the other Operative Documents, all of the applicable Note Party’s obligations under the Notes, this Indenture and the other Operative Documents;

(2) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(3) the Co-Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with this Indenture.

(b) Any such successor shall succeed to and be substituted for, and may exercise every right and power of, the applicable Note Party that is party to such transaction, under this Indenture, but the predecessor issuer, in the case of a lease of all or substantially all of its assets, shall not be released from the obligation to pay the principal of and interest on the Notes.

(c) For avoidance of doubt, this Section 6.01 shall not restrict mergers, conveyances, transfers or leases by a Restricted Subsidiary of the Company that is not a Note Party.

Section 6.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of any Note Party in accordance with Section 6.01, the successor corporation formed by such consolidation or into or with which such Note Party is merged or to which such sale, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Note Party under this Indenture and the other Operative Documents with the same effect as if such successor person has been named as a Note Party herein; provided, however, that the predecessor Note Party in the case of a sale, conveyance or other disposition (other than a lease) shall be released from all obligations and covenants under this Indenture, the Notes and the other Operative Documents.

ARTICLE 7

DEFAULTS AND REMEDIES

Section 7.01 Events of Default.

An “Event of Default” occurs with respect to the Notes if any of the following occurs:

(1) (a) The Co-Issuers shall fail to pay when due any principal payment or Applicable Premium required hereunder or (b) the Co-Issuers shall fail to pay any interest or fee under any Operative Document or any other amount payable under any Operative Document within 5 Business Days of when otherwise due;

(2) any Note Party fails to observe or perform any covenant contained in Sections 4.01(f), 4.02 (with respect to the Co-Issuers), 4.07, 4.14 or Article 5 of this Indenture or Section 4.04(b)(i), (ii) and (iii) of the Security Agreement;

(3) any Note Party defaults in the performance of or compliance with any term contained in this Indenture or in any other Operative Document (other than occurrences described in other provisions of this Section 7.01 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within 30 days after the earlier of (i) receipt by the Company of written notice from the Trustee or the Majority Holders of such default or (ii) actual knowledge of an Officer of the Company or any other Note Party of such default;

(4) any representation, warranty or certification made by or on behalf of any Note Party in any Operative Document or in any certificate, financial statement or other document required to be delivered pursuant to any Operative Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made) and, if such inaccuracy is curable, such representation, warranty or certification shall remain untrue for a period of 30 days after the earlier of (i) receipt by the Company of written notice from the Trustee or the Majority Holders of such default or (ii) actual knowledge of an Officer of the Company or any other Note Party of such default; provided, however, that this Section 7.01(4) shall no longer constitute an Event of Default at any time after the Consent End Date (except with respect to any Event of Default that occurred prior to the Consent End Date and is continuing);

(5) default under any Material Debt of any Co-Issuer or Restricted Subsidiary, which default (i) is caused by a failure to pay principal of such Material Debt at its stated final maturity (after giving effect to any applicable grace periods) provided in such Material Debt or (ii) results in the acceleration of such Material Debt prior to its stated final maturity; provided that this Section 7.01(5) shall not apply to any failure, breach, default, condition or event that (A) is remedied by the applicable Co-Issuer or Restricted Subsidiary or (B) waived (including in the form of an amendment) or rescinded by the holders of the applicable item of Material Debt, in either case prior to the acceleration of the Notes pursuant to Section 7.02;

(6) any of the Co-Issuers or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization (by way of voluntary arrangement, administration, scheme of arrangement or otherwise), dissolution or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(7) an involuntary case or other proceeding shall be commenced against any Co-Issuer or any Material Subsidiary seeking liquidation, reorganization (by way of voluntary arrangement, administration, scheme of arrangement or otherwise), dissolution or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, administrator, custodian, administrative receiver, compulsory manager or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed, unstayed or not fully bonded for a period of 60 consecutive days; or an order for relief shall be entered against any Note Party under the federal bankruptcy laws as now or hereafter in effect;

(8) [Reserved];

(9) one or more judgments or orders for the payment of money aggregating in excess of $100,000,000 shall be rendered against any Co-Issuer or any Material Subsidiary and such judgments or orders shall continue unsatisfied, unstayed or not fully bonded for a period of 45 consecutive days, unless the Company provides evidence reasonably acceptable to the Majority Holders that such judgment(s) are fully insured;

(10) any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and perfected Lien on a material portion of the Collateral, subject to no prior or equal Lien except Permitted Liens, or any Note Party shall so assert in writing, unless any such Lien (i) terminates or ceases to exist in accordance with and pursuant to the terms of the Operative Documents or (ii) ceases to exist, terminates or ceases to be a perfected security interest as a result of (A) the Collateral Agent’s failure to maintain possession of any stock certificate, promissory note or other instrument delivered to it pursuant to the Collateral Documents or (B) the Collateral Agent’s filing of a UCC amendment, termination or release statement or its recording or filing of any termination, release or transfer of any Collateral subject to a filing by the Collateral Agent with the United States Patent and Trademark Office or of any filing or recording therewith, in any case, not made in accordance with this Indenture; or

(11) any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any Note Party thereto (other than the termination or expiration of any such documents by their terms, or as a result of the Payment in Full or the discharge of obligations of such Note Party in accordance with the terms of the Operative Documents, provided such termination does not result from the occurrence of the default of any Note Party thereto thereunder), or any such Note Party shall so assert in writing.

Section 7.02 Acceleration.

If an Event of Default occurs and is continuing (other than an Event of Default referred to in Section 7.01(6) or Section 7.01(7)), then in every such case the Trustee or the Applicable Holders may declare the principal amount of and accrued and unpaid interest, if any, on all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 7.01(6) or Section 7.01(7) shall occur, the principal amount of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after such a declaration of acceleration with respect to any Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article 7, the Applicable Holders, by written notice to the Company and the Trustee, may rescind and annul such declaration of acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all Events of Default with respect to Notes, other than the non-payment of the principal and interest, if any, of Notes which have become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

If the Notes are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including an Event of Default under clause (6) or (7) of Section 7.01 hereof) (each an “Acceleration Event”), the amount of principal of and premium on the Notes that becomes due and payable shall equal 100% of the aggregate principal amount of the Notes plus the Applicable Premium applicable at the time of such Acceleration Event, as if such Acceleration Event were an optional redemption of the Notes accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if an Acceleration Event occurs, the Applicable Premium applicable with respect to an optional redemption of the Notes shall also be due and payable at the time of such Acceleration Event as though the Notes had been optionally redeemed in full at the time of such Acceleration Event and shall constitute part of the Note Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s loss as a result thereof. If the Applicable Premium becomes due and payable, it shall be deemed to be principal of the Notes, and interest shall accrue on the full aggregate principal amount of the Notes (including the Applicable Premium) from and after the occurrence of an Acceleration Event, including in connection with an Event of Default under clause (6) or (7) of Section 7.01 hereof. The Applicable Premium payable above shall be presumed to be the liquidated damages sustained by each Holder of the Notes as the result of the acceleration of the Notes and the Co-Issuers agree that it is reasonable under the circumstances currently existing. The Applicable Premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied, released or discharged by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other similar means. EACH CO-ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Co-Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between the Holders of the Notes and the Co-Issuers giving specific consideration in this transaction for such agreement to pay the Applicable Premium; and (D) the Co-Issuers shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Co-Issuer expressly acknowledges that its agreement to pay the Applicable Premium to the Holders of the Notes as herein described is a material inducement to the Holders to purchase the Notes.

Section 7.03 Collection of Indebtedness and Suits for Enforcement by Trustee.

Each Co-Issuer covenants that if:

(a) default is made in the payment of any interest on any Notes when such interest becomes due and payable and such default continues for a period of 30 days, or

(b) default is made in the payment of principal of any Notes at the Stated Maturity thereof,

then, the Co-Issuers will, upon demand of the Trustee, pay to it, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and any overdue interest at the rate or rates prescribed therefor in the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

If the Co-Issuers fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Co-Issuers or any other obligor upon the Notes and collect the moneys adjudged or deemed to be payable in the manner provided by law out of the property of the Co-Issuers or any other obligor upon the Notes, wherever situated.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 7.04 Trustee May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Co-Issuer or any other obligor upon the Notes or the property of any Co-Issuer or of such other obligor or their creditors, the Trustee (irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Co-Issuers for the payment of overdue principal or interest) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceeding, and

(b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same, and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.06.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.05 Trustee May Enforce Claims Without Possession of Notes.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 7.06 Application of Money Collected.

Any money or property collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee and the Collateral Agent under this Indenture and the Collateral Documents; and

Second: To the payment of the amounts then due and unpaid for principal of and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third: To the Co-Issuers.

Notwithstanding anything to the contrary contained in this Indenture, upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied in the order specified in the Operative Documents, subject in all respects to the terms of any applicable Acceptable Intercreditor Agreement.

Section 7.07 Limitation on Suits.

No Holder of any Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

(b) the Applicable Holders shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(c) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by the Trustee in compliance with such request;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Applicable Holders;

it being understood, intended and expressly covenanted by the Holder of every Note with every other Holder and the Trustee that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all such Holders of the Notes (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any holder of Notes).

Section 7.08 Unconditional Right of Holders to Receive Principal and Interest.

Notwithstanding any other provision in this Indenture, the Holder of any Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest, if any, on the Notes on the Stated Maturity of the Notes, including the Stated Maturity expressed in the Notes (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 7.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Co-Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 7.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not, to the extent permitted by law, prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 7.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of the Notes to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 7.12 Control by Holders.

The Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the Notes, or exercising any trust or power conferred on the Trustee with respect to the Notes; provided that:

(a) such direction shall not be in conflict with any rule of law or with this Indenture,

(b) the Trustee may take any other action deemed proper by the Trustee, which is not inconsistent with such direction,

(c) subject to the provisions of Section 7.02, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall, by a Responsible Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability, and

(d) prior to taking any action as directed under this Section 7.12, the Trustee shall be entitled to indemnity satisfactory to it in its sole discretion against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Section 7.13 Waiver of Past Defaults.

By notice to the Trustee, the Majority Holders may waive an existing Default and its consequences except (i) a Default in the payment of the principal amount of, the Applicable Premium and accrued and unpaid interest on the Notes, (ii) a Default arising from the failure to redeem or purchase any Notes when required pursuant to the terms of this Indenture or (iii) a Default in respect of a provision that under this Indenture cannot be amended without the consent of each Holder of the Notes affected.

Section 7.14 Undertaking for Costs.

All parties to this Indenture agree, and each Holder of any Notes by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Co-Issuers (or any of them), to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or interest on any Notes on or after the Stated Maturity of the Notes, including the Stated Maturity expressed in the Notes (or, in the case of redemption, on the redemption date).

ARTICLE 8

TRUSTEE

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) The Trustee need perform only those duties that are expressly set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(2) In the absence of negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon Officer’s Certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Indenture; however, in the case of any such Officer’s Certificates or Opinions of Counsel which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such Officer’s Certificates and Opinions of Counsel to determine whether or not they conform to the form requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it with respect to the Notes in good faith in accordance with the direction of the Majority Holders, the Supermajority Holders or the Applicable Holders, as applicable, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture with respect to the Notes in accordance with Section 7.12.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01.

(e) The Trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in performing such duty or exercising such right or power.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Co-Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall have no responsibility or liability for any loss which may result from the investment of Collateral and, in the absence of written instruction, the Trustee shall hold any such Collateral uninvested.

(g) No provision of this Indenture shall require the Trustee or the Collateral Agent to risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if adequate indemnity against such risk is not assured to the Trustee or the Collateral Agent, as applicable, in its satisfaction.

(h) The Paying Agent, the Registrar and any authenticating agent shall be entitled to the protections and immunities as are set forth in paragraphs (e), (f) and (g) of this Section 8.01 and inSection 8.02, each with respect to the Trustee.

Section 8.02 Rights of Trustee.

(a) The Trustee and Collateral Agent may rely on and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper person. Neither the Trustee nor the Collateral Agent need investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care. No Depositary shall be deemed an agent of the Trustee and the Trustee shall not be responsible for any act or omission by any Depositary.

(d) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute willful misconduct or negligence.

(e) The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder without willful misconduct or negligence, and in reliance thereon.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders of Notes unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(h) Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee or the Collateral Agent at the Corporate Trust Office of the Trustee or the Collateral Agent, and such notice references the Notes and this Indenture.

(i) In no event shall the Trustee or the Collateral Agent be liable to any person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Collateral Agent, as applicable, has been advised of the likelihood of such loss or damage.

(j) The permissive right of the Trustee or the Collateral Agent to take the actions permitted by the Operative Documents shall not be construed as an obligation or duty to do so.

(k) The Trustee shall not be liable for any amount in excess of the value of the Collateral.

(l) The Trustee shall have no responsibilities as to the validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, written instructions or other documents in connection therewith and will not be regarded as making nor be required to make any representations with respect thereto.

(m) The Trustee shall have no obligation to give, execute, deliver, file, record, authorize or obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Collateral Agent pursuant to the applicable Collateral Documents or (ii) enable the Collateral Agent to exercise and enforce its rights under the applicable Collateral Documents with respect to such pledge and security interest. In addition, the Trustee shall have no responsibility or liability (i) in connection with the acts or omissions of the Co-Issuers in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.

(n) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

Section 8.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Co-Issuers or any Affiliate of the Co-Issuers with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. The Trustee is also subject to Section 8.09.

Section 8.04 Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Co-Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement in the Notes other than its authentication.

Section 8.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing with respect to the Notes and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it occurs or, if later, after a Responsible Officer of the Trustee has knowledge of such Default or Event of Default. Except in the case of a Default or Event of Default in payment of principal of, the Applicable Premium or accrued and unpaid interest on the Notes, the Trustee may withhold the notice if and so long a Responsible Officer in good faith determines that withholding the notice is in the interests of Holders of the Notes.

Section 8.06 Compensation and Indemnity.

The Co-Issuers shall pay to the Trustee and the Collateral Agent from time to time compensation for its services as the Co-Issuers and the Trustee or the Collateral Agent shall from time to time agree upon in writing. The Trustee’s and Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Co-Issuers shall reimburse the Trustee and the Collateral Agent upon request for all reasonable out of pocket expenses incurred by them. Such expenses shall include the reasonable compensation and expenses of the Trustee’s agents and counsel.

The Co-Issuers shall indemnify each of the Trustee and the Collateral Agent and any predecessor Collateral Agent and any predecessor Trustee (including the cost of enforcement or defending themselves) and hold them harmless against any cost, expense or liability, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee or the Collateral Agent) incurred by them except as set forth in the next paragraph in the performance of their duties under this Indenture or the Collateral Documents as Trustee or Collateral Agent. The Trustee or the Collateral Agent, as applicable, shall notify the Company promptly of any third party claim for which it may seek indemnity. Failure by the Trustee or the Collateral Agent, as applicable to so notify the Company shall not relieve the Co-Issuers of their obligations hereunder, unless and to the extent that the Co-Issuers are materially prejudiced thereby. The Co-Issuers shall defend the third party claim and the Trustee or the Collateral Agent, as applicable shall cooperate in the defense. The Trustee and the Collateral Agent may have one separate counsel (plus local counsel, if applicable) and the Co-Issuers shall pay the reasonable fees and expenses of such counsel. The Co-Issuers need not pay for any settlement made without their consent, which consent will not be unreasonably withheld. This indemnification shall apply to officers, directors, employees, shareholders and agents of the Trustee and the Collateral Agent.

The Co-Issuers need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee or by any officer, director, employee, shareholder or agent of the Trustee through willful misconduct or negligence. The Co-Issuers need not reimburse any expense or indemnify against any loss or liability incurred by the Collateral Agent or by any officer, director, employee, shareholder or agent of the Collateral Agent through willful misconduct or gross negligence.

To secure the Co-Issuers’ payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of and interest on the Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01(6) or (7) occurs, the expenses and the compensation for the services are intended to constitute administrative expenses for purposes of priority under any Bankruptcy Law.

The provisions of this Section shall survive the termination of this Indenture and resignation or removal of the Trustee or the Collateral Agent.

Section 8.07 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign with respect to the Notes by so notifying the Company at least 30 days prior to the date of the proposed resignation. The Majority Holders may remove the Trustee with respect to the Notes by so notifying the Trustee and the Company at least 30 days prior to the date of the proposed removal. The Co-Issuers may remove the Trustee with respect to the Notes if:

(1) the Trustee fails to comply with Section 8.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a Custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Co-Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Majority Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Co-Issuers.

If a successor Trustee with respect to the Notes does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Co-Issuers’ expense), the Co-Issuers or the Majority Holders may petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee subject to the lien provided for in Section 8.06, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee with respect to the Notes for which it is acting as Trustee under this Indenture. A successor Trustee shall mail a notice of its succession to each Holder of the Notes. Notwithstanding replacement of the Trustee pursuant to this Section 8.07, the Co-Issuers’ obligations under Section 8.06 hereof shall continue for the benefit of the retiring Trustee.

Section 8.08 Successor Trustee or Collateral Agent by Merger, etc.If the Trustee or Collateral Agent consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or Collateral Agent, as applicable, subject to Section 8.09.

Section 8.09 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 8.10 Limitation on Duty of Trustee in Respect of Collateral.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Grantors to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Collateral Documents or any other security documents by the Co-Issuers, the Guarantors, or the Collateral Agent.

ARTICLE 9

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 9.01 Satisfaction and Discharge of Indenture.

This Indenture shall cease to be of further effect (except as hereinafter provided in this Section 9.01), and the Trustee, at the expense of the Co-Issuers, shall execute instruments acknowledging satisfaction and discharge of this Indenture, when

(a) either

(1) all Notes theretofore authenticated and delivered (other than Notes that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Trustee for cancellation; or

(2) all the Notes not theretofore delivered to the Trustee for cancellation

(a) have become due and payable, or

(b) will become due and payable at their Stated Maturity within one year, or

(c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Co-Issuers, or

(d) are deemed paid and discharged pursuant to Section 9.03, as applicable;

and the Co-Issuers, in the case of (a), (b) or (c) above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount of money or Government Securities sufficient for the purpose of paying and discharging the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, the Applicable Premium and interest to the date of such deposit (in the case of Notes which have become due and payable on or prior to the date of such deposit) or to the Stated Maturity or redemption date, as the case may be;

(b) the Co-Issuers have paid or caused to be paid all other sums payable hereunder by the Co-Issuers; and

(c) the Co-Issuers have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Co-Issuers to the Trustee under Section 8.06, and, if money shall have been deposited with the Trustee pursuant to clause (a) of this Section, the provisions of Section 2.03, 2.06, 2.07, 9.02 and 9.05 shall survive.

Section 9.02 Application of Trust Funds; Indemnification.

(a) Subject to the provisions of Section 9.05, all money or Government Securities deposited with the Trustee pursuant to Section 9.01, all money and Government Securities deposited with the Trustee pursuant to Section 9.03 or 9.04 and all money received by the Trustee in respect of Government Securities deposited with the Trustee pursuant to Section 9.03 or 9.04, shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Co-Issuer acting as its own Paying Agent) as the Trustee may determine, to the persons entitled thereto, of the principal and interest for whose payment such money has been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Section 9.03 or 9.04.

(b) The Co-Issuers shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Section 9.03 or 9.04 or the interest and principal received in respect of such obligations other than any payable by or on behalf of Holders.

(c) The Trustee shall deliver or pay to the Co-Issuers from time to time upon the Co-Issuers’ request any Government Securities or money held by it as provided in Section 9.03 or 9.04 which, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such Government Securities or money were deposited or received. This provision shall not authorize the sale by the Trustee of any Government Securities held under this Indenture.

Section 9.03 Legal Defeasance of Notes.

The Co-Issuers shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes on the 91st day after the date of the deposit referred to in subparagraph 9.03(c)(1) hereof, and the provisions of this Indenture, as it relates to the Notes, shall no longer be in effect (and the Trustee, at the expense of the Co-Issuers, shall, upon receipt of direction from the Company, execute instruments acknowledging the same), except as to:

(a) the rights of Holders of Notes to receive, from the trust funds described in subparagraph 9.03(c)(1) hereof, payment of the principal of and interest on the outstanding Notes on the Stated Maturity of such principal or interest;

(b) the provisions of Section 2.03, 2.06, 2.07, 9.02, 9.03 and 9.05; and

(c) the rights, powers, trust and immunities of the Trustee hereunder and the Co-Issuers’ obligations in connection therewith;

provided that, the following conditions shall have been satisfied:

(1) the Co-Issuers shall have irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 9.02(c)) with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of Notes, cash in U.S. dollars and/or Government Securities, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized independent registered accounting firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of, the Applicable Premium and interest, if any, on the Notes on the dates such installments of interest or principal are due;

(2) the Co-Issuers shall have delivered an Officer’s Certificate and an Opinion of Counsel to the Trustee to the effect that (i) the Co-Issuers have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

(3) no Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) with respect to Events of Default described in Section 7.01(6) and Section 7.01(7) or other bankruptcy, insolvency or reorganization-related Events of Default, at any time in the period ending on the 91st day after the date of deposit;

(4) such defeasance will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which any Co-Issuer is a party or by which it is bound;

(5) the Co-Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Co-Issuers with the intent of preferring the Holders of the Notes over any other creditors of the Co-Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

(6) the Co-Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section have been complied with,

(the foregoing being referred to as “Legal Defeasance”).

Section 9.04 Covenant Defeasance.

The Co-Issuers may omit to comply with respect to the Notes with any term, provision or condition set forth under Sections 4.01, 4.06, 4.10, 4.11, 4.12, 4.13, 4.14, 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.09, 5.12, 5.13, 5.14 and 6.01 as well as any additional covenants specified in a supplemental indenture for the Notes (and the failure to comply with any such covenants shall not constitute a Default or Event of Default with respect to the Notes under Section 7.01) and the occurrence of any event specified in a supplemental indenture for the Notes and designated as an Event of Default shall not constitute a Default or Event of Default hereunder, with respect to the Notes, provided that the following conditions shall have been satisfied:

(a) With reference to this Section 9.04, the Co-Issuers have irrevocably deposited or caused to be irrevocably deposited (except as provided in Section 9.02(c)) with the Trustee as trust funds in trust for the purpose of making the following payments specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, cash in U.S. dollars and/or Government Securities, which through the payment of interest and principal in respect thereof in accordance with their terms, will provide (and without reinvestment and assuming no tax liability will be imposed on such Trustee), not later than one day before the due date of any payment of money, an amount in cash, sufficient, in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the Trustee, to pay and discharge each installment of principal of, the Applicable Premium and interest, if any, on the Notes on the dates such installments of interest or principal are due;

(b) The Co-Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred;

(c) No Event of Default shall have occurred and be continuing either: (x) on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit); or (y) with respect to Events of Default described in Section 7.01(6) and Section 7.01(7) or other bankruptcy, insolvency or reorganization-related Events of Default, at any time in the period ending on the 91st day after the date of deposit;

(d) Such covenant defeasance will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which any Co-Issuer is a party or by which it is bound;

(e) The Co-Issuers shall have delivered to the Trustee an Officer’s Certificate stating the deposit was not made by the Co-Issuers with the intent of preferring the Holders of the Notes over any other creditors of the Co-Issuers or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Co-Issuers or others; and

(f) The Co-Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the covenant defeasance contemplated by this Section 9.04 have been complied with,

(g) (the foregoing being referred to as “Covenant Defeasance”).

(h) Upon a satisfaction and discharge or defeasance pursuant to Article 9 of this Indenture, the Collateral Agent will cease to be a party to the Collateral Documents on behalf of the holders of the Notes and the Collateral will no longer secure the Notes.

Section 9.05 Repayment to Co-Issuers.

Subject to applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Co-Issuers upon request any money held by them for the payment of principal, the Applicable Premium and interest that remains unclaimed for two years. After that, Holders of Notes entitled to the money must look to the Co-Issuers for payment as general creditors unless an applicable abandoned property law designates another person.

Section 9.06 Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money deposited with respect to Holders of Notes in accordance with Section 9.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Note Obligations shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.01 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 9.01; provided, however, that if the Co-Issuers have made any payment of principal of, the Applicable Premium or interest on the Notes because of the reinstatement of the Note Obligations, the Co-Issuers shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent after payment in full to the Holders.

ARTICLE 10

AMENDMENT, SUPPLEMENT AND WAIVER

Section 10.01 Without Consent of Holders of Notes.

The Co-Issuers, the Guarantors and the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture or the Collateral Documents as they apply to the Notes without the consent of any Holder:

(a) to evidence the succession of another Person to any Note Party pursuant to Section 6.01 and the assumption by such successor of such Note Party’s covenants, agreements and obligations under this Indenture, the Notes and the other Operative Documents;

(b) to surrender any right or power conferred upon any Co-Issuer;

(c) to add to the covenants such further covenants, restrictions, conditions or provisions for the protection of the Holders of the Notes, and to add any additional Events of Default for the Notes for the benefit of the Holders of the Notes; provided, however, that with respect to any such additional covenant, restriction, condition or provision, such amendment may provide for a period of grace after Default, which may be shorter or longer than that allowed in the case of other Defaults, may provide for an immediate enforcement upon such Default or may limit the right of Majority Holders or the Applicable Holders to waive such Default;

(d) to cure any ambiguity or correct or supplement any provision contained in this Indenture, the Collateral Documents, in any supplemental indenture, Officer’s Certificate or in the Notes that may be defective or inconsistent with any other provision contained herein or therein;

(e) to convey, transfer, assign, mortgage or pledge any property to or with the Collateral Agent, or to make such other provisions in regard to matters or questions arising under this Indenture as shall not adversely affect the interests of any Holder of the Notes;

(f) to modify or amend this Indenture in such a manner as to permit the qualification of this Indenture or any supplemental indenture under the TIA as then in effect;

(g) to add to or change any provisions of this Indenture to such extent as necessary to permit or facilitate the issuance of the Notes in bearer or uncertificated form, provided that any such action shall not adversely affect the interests of any Holder of the Notes in any material respect;

(h) to provide additional security for the Notes;

(i) to provide additional guarantees for the Notes;

(j) to make changes of a technical or conforming nature to any Collateral Document, in each case in connection with (i) the incurrence of Debt (including secured Debt) or other obligations permitted to be incurred in accordance with Section 5.01 and 5.02 herein, (ii) any Disposition or release of Collateral permitted in accordance with Section 5.06 herein, (iii) any addition of new Collateral, (iv) the entry into any Acceptable Intercreditor Agreement or amendment, restatement, supplement, replacement or other modification to the Intercreditor Agreement or any Acceptable Intercreditor Agreement or (v) any First Lien Event;

(k) to make any change that does not adversely affect the rights of any Holder of the Notes;

(l) to evidence and provide for the acceptance of appointment of a separate or successor trustee or collateral agent or Calculation Agent and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of this Indenture by more than one trustee or collateral agent;

(m) to amend the Collateral Documents (i) in accordance with Article 12 hereof and (ii) as expressly provided in such Collateral Document; and

(n) to facilitate the implementation of any Benchmark Replacement pursuant to Section 1.05.

Section 10.02 With Consent of Holders of Notes.

(a) The Co-Issuers and the Trustee and the Collateral Agent, as applicable, may enter into (or provide any applicable consent to) a supplemental indenture or amend or supplement this Indenture or the Collateral Documents as they apply to the Notes with the written consent of the Majority Holders (including consents obtained in connection with a tender offer or exchange offer for the Notes) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of a Collateral Document, this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Notes. Except as provided in Section 7.13, the Majority Holders by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for Notes) may waive compliance by the Co-Issuers with any provision of this Indenture or the Notes.

However, without the consent of each Holder of an affected Note, an amendment may not:

(b) make any change to the percentage of principal amount of Notes the Holders of which must consent to an amendment or waiver;

(c) reduce the principal amount of, the Applicable Premium or interest on, or extend the Stated Maturity or interest payment periods, of the Notes; provided, however, that the Supermajority Holders may revoke the imposition of interest at the default rate;

(d) make the Notes of such Holder payable in money, securities or currency other than that as stated in the Notes;

(e) make any change that adversely affects such Holder’s right to require the Co-Issuers to purchase the Notes of such Holder in accordance with the terms of this Indenture;

(f) impair the right of such Holder to institute suit for the enforcement of any payment with respect to the Notes;

(g) except pursuant to the provisions of Article 9 hereto or in connection with a consolidation, merger or conveyance, transfer or lease of assets pursuant to Section 5.05 or Section 6.01 of this Indenture, release any Guarantor from its obligations under its Note Guarantee or make any change in any Note Guarantee that would adversely affect such Holder;

(h) make any change to or modify the ranking of, or the priority of the Liens securing, the Notes that would adversely affect the Holders;

(i) expressly subordinate the Notes or any Note Guarantee in right of payment to any other Indebtedness of any Co-Issuer or any Guarantor (other than in accordance with the express terms of this Indenture); or

(j) modify any of the foregoing provisions of this Section 10.02.

Any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes (other than in compliance with Section 12.05 of this Indenture) will require the consent of holders of at least 75% in aggregate principal amount of Notes then outstanding.

It shall not be necessary for the consent of the Holders of Notes under this Section 10.02 to approve the particular form of any proposed amendment, supplemental indenture or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplemental indenture or waiver under Section 10.01 or this Section 10.02 becomes effective, the Co-Issuers shall mail to the Holders of Notes, a notice briefly describing the supplemental indenture or waiver. Any failure by the Co-Issuers to mail or publish such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Notwithstanding anything else in this Indenture (including, without limitation, Section 12.01 hereof) or any Collateral Document to the contrary, prior to the Consent End Date, any written instrument executed by the Initial Investors which are then still beneficial owners of the Notes (as confirmed to the Trustee by the Company upon the Trustee’s request) certifying that such Initial Investors constitute the Applicable Holders, the Majority Holders or the Supermajority Holders, as applicable, have consented to or approved, or provided direction to the Trustee or Collateral Agent with respect to, any matter under this Indenture or any Collateral Document (including, without limitation, those provisions of this Indenture or any Collateral Document which expressly provide for such consent, approval, or direction and those provisions pursuant to which the Trustee is entitled to seek direction or instruction from the Holders) shall constitute binding and conclusive evidence for all purposes under this Indenture and the Collateral Documents of the consent, approval or direction of such Initial Investors constituting the Applicable Holders, the Majority Holders or the Supermajority Holders, as applicable, upon which the Trustee and Collateral Agent and the Note Parties will be entitled to conclusively rely without further investigation. For avoidance of doubt, if any such written instrument is delivered to the Co-Issuers, the Trustee and/or the Collateral Agent, no evidence of consent, approval, or direction obtained from Beneficial Owners, DTC, any DTC participant or otherwise pursuant to DTC’s applicable procedures will be required in order for such consent, approval, or direction provided by such Initial Investors to be effective for all purposes hereunder and under the Collateral Documents. The Trustee and Collateral Agent shall be entitled to conclusively rely that the Consent End Date has not occurred unless they have received written notice thereof from the Co-Issuers that the Consent End Date has occurred.

Section 10.03 Revocation and Effect of Consents.

Until an amendment is set forth in a supplemental indenture or a waiver becomes effective, a consent to it by a Holder of the Notes is a continuing consent by the Holder and every subsequent Holder of the Notes or portion of a Note that evidences the same debt as the consenting Holder’s Notes, even if notation of the consent is not made on any Notes. However, any such Holder or subsequent Holder may revoke the consent as to his Notes or portion of a Note if the Trustee receives the notice of revocation before the date of the supplemental indenture or the date the waiver becomes effective.

Any amendment or waiver once effective shall bind every Holder of the Notes affected by such amendment or waiver unless it is of the type set forth in any of clauses (a) through (h) of Section 10.02. In that case, the amendment or waiver shall bind each Holder of the Notes who has consented to it and every subsequent Holder of the Notes or portion of a Notes that evidences the same debt as the consenting Holder of the Notes.

The Co-Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to give such consent or to revoke any consent previously given or take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 10.04 Notation on or Exchange of Notes.

The Co-Issuers or the Trustee may place an appropriate notation about an amendment or waiver on the Notes thereafter authenticated. The Co-Issuers in exchange for Notes may issue and the Trustee shall authenticate upon request new Notes that reflect the amendment or waiver.

Section 10.05 Trustee Protected.

In executing, consenting to or accepting the additional trusts created by any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture or the Collateral Documents, as applicable, the Trustee and the Collateral Agent, as applicable, shall be entitled to receive, and (subject to Section 8.01) shall be fully protected in relying upon, an Officer’s Certificate or an Opinion of Counsel or both complying with Section 13.02. The Trustee or Collateral Agent, as applicable, shall sign all amendments and supplemental indentures upon delivery of such an Officer’s Certificate or Opinion of Counsel or both, except that the Trustee or the Collateral Agent, as applicable, need not sign any supplemental indenture that adversely affects its rights, obligations, indemnities or immunities.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Note Guarantees.

(a) Subject to the provisions of this Article 11, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, on a joint and several basis, to each Holder of the Notes, the Collateral Agent and the Trustee, the due and punctual payment of the Note Obligations. Each Guarantor agrees that the Note Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Note Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness, and except for claims of creditors that are mandatorily preferred by law, in which case the obligations of the Guarantors under the Note Guarantees will rank junior in right of payment to such claims.

(b) To evidence its Note Guarantee set forth in this Section 11.01, each Guarantor hereby agrees that this Indenture (or a supplement thereto, substantially in the form attached as Exhibit F hereto) and, in the case of additional Guarantors added pursuant to Section 4.09 or Section 10.01(i) hereof, a supplement to the Note Guarantee, substantially in the form attached as Exhibit E hereto shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

(c) Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(d) If an Officer whose signature is on this Indenture (or a supplement thereto) or any notation of Guarantee no longer holds that office at the time the Trustee authenticates a Note, the Note Guarantee of such Note shall be valid nevertheless.

(e) Each Guarantor further agrees (to the extent permitted by law) that the Note Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Section 10.01 notwithstanding any extension or renewal of any Note Obligation.

(f) Each Guarantor waives presentation to, demand of payment from and protest to the Co-Issuers of any of the Note Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Note Obligations.

(g) Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Note Obligations.

(h) Except as set forth in Section 11.04, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Note Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Note Obligations or otherwise. Without limiting the generality of the foregoing, the Note Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against any Co-Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by the Collateral Agent or any Holder for the Note Obligations; (e) the failure of the Trustee or any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of any Co-Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Note Obligations or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(i) Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Note Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 6.01, Section 9.01 or Section 11.05 hereof. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, the Applicable Premium or interest on any of the Note Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of any Co-Issuer or otherwise.

(j) In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Co-Issuers to pay any of the Note Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders, the Collateral Agent or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Note Obligations then due and owing and (ii) accrued and unpaid interest on such Note Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Co-Issuer or any Guarantor whether or not a claim for postfiling or post-petition interest is allowed in such proceeding).

(k) Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Note Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Note Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Note Obligations, such Note Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Note Guarantee.

(l) Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee, the Collateral Agent or the Holders in enforcing any rights under this Section 11.01.

(m) Any Guarantor may, but shall not be required to be, a Grantor in accordance with Section 12.04.

Section 11.02 Right of Contribution.

Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Co-Issuers or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 11.02 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee, the Collateral Agent and the Holders and each Guarantor shall remain liable to the Trustee, the Collateral Agent and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 11.03 No Subrogation.

Notwithstanding any payment or payments made by any Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee, the Collateral Agent or any Holder against the Co-Issuers or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee, the Collateral Agent or any Holder for the payment of the Note Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Co-Issuers or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee, the Collateral Agent and the Holders by the Co-Issuers on account of the Note Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Note Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee, the Collateral Agent and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Note Obligations.

Section 11.04 Limitation of Guarantor’s Liability.

Each Guarantor and, by its acceptance of a Note, each Holder of a Note hereby confirms that it is the intention of all such parties that in no event shall any Note Obligations under the Note Guarantees constitute or result in a fraudulent transfer or conveyance for purposes of, or result in a violation of, any United States federal, or applicable United States state, fraudulent transfer or conveyance or similar law. To effectuate the foregoing intention, in the event that the Note Obligations, if any, in respect of the Notes would, but for this sentence, constitute or result in such a fraudulent transfer or conveyance or violation, then the liability of the applicable Guarantor under its Note Guarantee in respect of the Notes shall be reduced to the extent necessary to eliminate such fraudulent transfer or conveyance or violation under the applicable fraudulent transfer or conveyance or similar law.

Section 11.05 Releases.

(a) In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all Equity Interests of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Restricted Subsidiary of the Company or the merger or consolidation of a Guarantor with or into a Co-Issuer or another Guarantor, in each case, in a transaction permitted under this Indenture, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Equity Interests of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be automatically released and relieved of any obligations under its Note Guarantee; provided that such disposition and release is permitted by Section 5.06.

(b) Upon designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be automatically released and relieved of any obligations under its Note Guarantee.

(c) Upon the request of the Co-Issuers, the guarantee of any Guarantor that is or becomes an Excluded Subsidiary shall be promptly released; provided that (i) no Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) the Co-Issuers shall have delivered an Officer’s Certificate certifying that such Subsidiary is an Excluded Subsidiary.

(d) Each Guarantor will be automatically released and relieved of any obligations under its Note Guarantee upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 9 hereof or upon the satisfaction and discharge of this Indenture in accordance with Article 9 hereof.

ARTICLE 12

COLLATERAL AND SECURITY

Section 12.01 Security Interest.

The due and punctual payment of the Note Obligations are secured as provided in the Collateral Documents.

Section 12.02 Intercreditor Agreements; Authorization of Collateral Documents.

This Article 12 and the provisions of each Collateral Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement and any other Acceptable Intercreditor Agreement. Each of the parties hereto consents to, and agrees to be bound by, the terms of each such intercreditor agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms therewith. The Trustee and the Co-Issuers hereby acknowledge and agree that the Collateral Agent holds the Collateral as agent for the benefit of the Secured Parties, in each case pursuant and subject to the terms of this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the other Collateral Documents (including any other security documents, intercreditor agreements or collateral trust agreement entered into after the date hereof in accordance with Section 12.03). Each Holder, by its acceptance of a Note, authorizes and appoints (and authorizes the Trustee to authorize and appoint) Wilmington Trust, National Association, as the Collateral Agent, and the Trustee hereby authorizes and appoints Wilmington Trust, National Association as Collateral Agent. In addition, each Holder, by its acceptance of a Note, consents and agrees to the terms of (and to be bound by) the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, each security agreement, and such other Collateral Documents (including such other security documents, mortgages, intercreditor agreements or collateral trust agreements entered into after the date hereof in accordance with Section 12.03), in each case as the same may be in effect or may be amended, supplemented, waived or otherwise modified from time to time in accordance with their terms and the terms of this Indenture, and authorizes and directs the Trustee and the Collateral Agent, as applicable, to enter into each such document and to perform its obligations and exercise its rights thereunder, together with such actions and powers as are reasonably incidental thereto, in accordance therewith (including the provisions of the Collateral Documents providing for the possession, use, release and foreclosure of Collateral and the ranking, priority, enforcement and release of Liens). The Co-Issuers will deliver an Officer’s Certificate and Opinion of Counsel to the Trustee and/or Collateral Agent, as applicable, prior to the Trustee and/or the Collateral Agent, as the case may be, taking any action pursuant to this Section 12.02.

Section 12.03 Additional Collateral Documents.

In connection with any incurrence after the Closing Date of Debt secured by a Lien on any Collateral, which Debt and Lien are permitted by Section 5.01 and Section 5.02 and which Debt and Lien are expressly permitted or required to be subject to an intercreditor agreement, or in connection with any First Lien Event, the Co-Issuers may direct the Collateral Agent to enter into an intercreditor agreement (or an amendment or amendment and restatement or replacement of any prior intercreditor agreement) with the Trustee, trustee, collateral agent or other party acting as agent for such Debt, which intercreditor agreement (or amendment or amendment and restatement or replacement) meets the applicable requirements of this Indenture in order to implement the applicable security and intercreditor arrangements relating to such Debt. In addition, in connection with any pledge of, or grant of a security interest in, any additional collateral for the benefit of the Notes, the Co-Issuers may direct the Collateral Agent to enter into such additional security documents (or amendments or amendment and restatements of existing security documents), in the Company’s customary form for the applicable collateral (as determined by the Company in its discretion, unless the applicable requirements of this Indenture expressly provide otherwise), as are necessary or desirable to effect such pledge or grant. The Co-Issuers will deliver an Officer’s Certificate and Opinion of Counsel to the Trustee and/or the Collateral Agent, as applicable, prior to the Trustee and/or the Collateral Agent, as the case may be, taking any action pursuant to this Section 12.03.

Section 12.04 Additional Grantors

At any time and from time to time, any Subsidiary (other than a Co-Issuer) may, but (except as otherwise provided in this Indenture or any Collateral Document) shall not be required to, provide additional collateral for the benefit of the Notes. In such event, such Subsidiary shall execute a supplement indenture hereto, and shall thereafter be a “Grantor” (or comparable term) for all purposes under the Collateral Documents. An additional Grantor pursuant to this Section 12.04 may, but (except as otherwise provided in this Indenture) shall not be required to, guarantee the Notes.

Section 12.05 Release of Liens in Respect of the Notes.

The Collateral Agent’s Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any Note Obligations, and the right of the Holders of Notes and such Note Obligations to the benefits and proceeds of the Collateral Agent’s Liens on the Collateral will automatically terminate and be discharged:

(a) upon satisfaction and discharge of this Indenture in accordance with Article 9 hereof;

(b) upon a Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article 9 hereof;

(c) upon payment in full and discharge of all Notes outstanding under this Indenture and all Note Obligations that are outstanding, due and payable at the time the Notes are paid in full and discharged;

(d) in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with Article 10 hereof;

(e) solely with respect to any Grantor, upon any disposition of 50% or more of the Capital Stock of such Grantor such that it is no longer a Restricted Subsidiary to the extent not prohibited by the terms of this Indenture; provided that such disposition is permitted by Section 5.06;

(f) solely with respect to any Collateral, upon any Disposition of such Collateral to any Person that is not a Co-Issuer or a Restricted Subsidiary; provided that such disposition is permitted by Section 5.06; or

(g) solely with respect to any Collateral, to the extent expressly permitted or required pursuant to the applicable Collateral Documents.

In addition, the Collateral Agent’s Liens on the Collateral will be released (a) upon the terms and subject to the conditions set forth in the Intercreditor Agreement (or any other Acceptable Intercreditor Agreement entered into pursuant to Section 12.03 hereof) and (b) to the extent permitted pursuant to Section 13.15(a).

If in connection with any release permitted pursuant to this Section 12.05, the Co-Issuers may request that the Collateral Agent execute and deliver (or otherwise authorize the filing of) any document or instrument evidencing such release, and, upon the request of the Co-Issuers, the Collateral Agent shall execute and deliver (or otherwise authorize the filing of) any such document or instrument evidencing such release prepared by and at the expense of the Co-Issuers upon receipt of an Officer’s Certificate and Opinion of Counsel stating that all covenants and conditions precedent under this Indenture and applicable Collateral Documents have been complied with.

Section 12.06 Intercreditor Agreement. Notwithstanding anything to the contrary contained in this Indenture or the Collateral Documents, the Liens and security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Indenture and the Collateral Documents, the exercise of any right or remedy by the Collateral Agent and the other Secured Parties under this Indenture or the Collateral Documents and the representations, warranties and covenants made by the Grantors herein and therein, including with respect to delivery and/or control of any Collateral, are subject to the provisions of the Intercreditor Agreement and any other then effective Acceptable Intercreditor Agreement. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, with respect to any Collateral, until the occurrence of the First Priority Obligations Payment Date (or any similar term set forth in any other Acceptable Intercreditor Agreement with respect to any obligations having priority over the Note Obligations), any obligation of any Grantor under any Collateral Document or this Indenture with respect to the delivery or control of any Collateral, the notation of any lien on any certificate of title, bill of lading or other document, the giving of any notice to any bailee or other Person, the provision of voting rights, the obtaining of any consent of any Person or the provision of any assignment of claims form shall be subject and subordinate to the rights of the ABL Agent pursuant to the First Priority Agreements (as such term is defined in the Intercreditor Agreement) (or to the representative of the holders of any other obligations having priority over the Note Obligations pursuant to the terms of any other Acceptable Intercreditor Agreement). To the extent that compliance by any Grantor with any actions specified in the immediately preceding sentence would (x) conflict with the exercise of or direction by the ABL Agent (or such other representative) of comparable rights, (y) require delivery of Collateral which can only be delivered to one Person or (z) be, under Requirements of Law, prohibited or unable to be completed, then the applicable Grantor shall not have to take any such actions so long as the applicable Grantor is, with respect to clause (x), complying with the exercise of, or direction by, the ABL Agent (or such other representative), with respect to clause (y), has delivered such Collateral to the ABL Agent (or such other representative) or any of its agents, and, with respect to clause (z), only so long as Requirements of Law would prevent such compliance. Any reference herein to the Lien of the Collateral Agent being “first priority” or words of similar effect shall mean that such Lien is a first priority Lien, subject only to the prior Lien securing the First Priority Obligations and any other Permitted Liens that have priority by operation of law. In the event of any conflict between the terms of the Intercreditor Agreement or any such other Acceptable Intercreditor Agreement and this Indenture, the terms of the Intercreditor Agreement or any such other Acceptable Intercreditor Agreement shall govern and control. Each Holder, by its acceptance of its Note, hereby authorizes and directs the Collateral Agent to enter into, execute and deliver the Intercreditor Agreement and any other Acceptable Intercreditor Agreement and to comply with each of the terms and provisions thereof.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Notices.

Any notice or communication by any Co-Issuer, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile or email transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any Co-Issuer and/or any Guarantor:

Rivian Holdings, LLC

14600 Myford Rd

Irvine, California 92606

Attention: Claire McDonough, Chief Financial Officer

with a copy to:

Latham & Watkins

555 Eleventh Street, NW

Washington, D.C. 20004

Attn: Jennifer S. Van Driesen

Email: jennifer.vandriesen@lw.com

Telephone: 202-637-2252

and

Latham & Watkins

1271 Avenue of the Americas

New York, NY 10020

Attn: Benjamin D. Stern

Email: benjamin.stern@lw.com

Telephone: 212-906-1228

if to the Trustee or Collateral Agent:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Attention: Rivian Holdings, Administrator

Facsimile: 302-636-4145

Any Co-Issuer, any Guarantor, the Trustee or Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile or email; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

Notwithstanding anything to the contrary set forth herein, any notice or communication required to be given with respect to any Global Note will be sent to the Holder thereof pursuant to the Applicable Procedures.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If any Co-Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee, the Collateral Agent and each Agent at the same time.

Section 13.02 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by any Co-Issuer to the Trustee to take any action under this Indenture, the Co-Issuers shall furnish to the Trustee:

(1)an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied (it being understood that no such Officer’s Certificate shall be required in connection with the initial execution of this Indenture or the initial issuance and authentication of the Notes hereunder); and

(2)an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied (it being understood that no such Opinion of Counsel shall be required in connection with the initial execution of this Indenture or the initial issuance and authentication of the Notes hereunder).

Section 13.03 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1)a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.04 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.05 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of any Co-Issuer or any Guarantor, as such, will have any liability for any obligations of any Co-Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.06 Governing Law; Jurisdiction; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the County of New York or the courts of the State of New York in each case located in the County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Co-Issuers, the Trustee, the Collateral Agent and the Holders (by their acceptance of the Notes) each hereby irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

The Co-Issuers, the Trustee, the Collateral Agent and the Holders (by their acceptance of the Notes) each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

Section 13.07 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Co-Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture. This Indenture and the exhibits hereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 13.08 Successors.

All agreements of the Co-Issuers in this Indenture and the Notes will bind their successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind its successors.

Section 13.09 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.10 Counterparts; Electronic Signatures.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) of this Indenture shall have the same validity and effect as a signature affixed by the party’s hand; provided that, notwithstanding anything herein to the contrary, neither the Trustee nor the Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless agreed to by it pursuant to reasonable procedures approved by such parties.

Section 13.11 Table of Contents, Headings, etc.The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.12 Legal Holidays.

If the Stated Maturity or any Interest Payment Date, repurchase date, redemption date or other date of payment is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day with the same force and effect as if taken on such date, and no additional interest will accrue for the period from and after such date.

Section 13.13 U.S.A. Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee and the Collateral Agent, like all financial institutions, in order to help fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as either may request in order for the Trustee or the Collateral Agent or Agent, as applicable, to satisfy the requirements of the USA PATRIOT Act.

Section 13.14 Force Majeure.

The Trustee and each Agent will not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of such Person (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war, earthquake, fire, flood, sabotage, epidemics, riots, labor disputes, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15 Collateral Agent.

(a) Notwithstanding anything else to the contrary herein, whenever reference is made in this Indenture or the Collateral Documents (including the Intercreditor Agreement or any other Acceptable Intercreditor Agreement) to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action if it shall not have received written instruction, advice or concurrence from the Majority Holders (or Holders representing such number or percentage of outstanding aggregate principal of the Notes as shall be expressly provided for herein or in any other Collateral Document) in respect of such action and, if it so requests, it shall first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall have no liability for any failure or delay in taking any actions contemplated above as a result of a failure or delay on the part of the Majority Holders or such Holders, as applicable, to provide such instruction, advice or concurrence. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto. Subject to the foregoing (and the other provisions of this Section 13.15) and the terms of the Collateral Documents and any other applicable provisions of this Indenture, the Collateral Agent shall take such action with respect to any Default or Event of Default as may be requested by the Majority Holders.

(b) The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. The Collateral Agent may be removed by the Co-Issuers at any time, upon thirty days written notice to the Collateral Agent. If the Collateral Agent resigns or is removed under this Indenture, the Co-Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Collateral Agent gives notice of resignation or is removed, the retiring Collateral Agent may (at the expense of the Co-Issuers), at its option, appoint a successor Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation or removal hereunder, the provisions of this Section 13.15 (and Section 8.06) shall continue to inure to its benefit and the retiring or removed Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(c) Wilmington Trust, National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents, agents or subagents as necessary in its sole discretion and shall not be responsible for the acts or omissions of any co-Collateral Agent, subagent or other agents appointed with due care. Except as otherwise explicitly provided herein, in the Collateral Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, neither the Collateral Agent nor any of its Affiliates or its and their respective officers, directors, employees or agents persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers. The Collateral Agent shall have no liability for any action taken, or errors in judgment made in good faith by it or any of its officers, employees or agents, unless it shall have been grossly negligent in ascertaining the pertinent facts.

(d) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Closing Date, (ii) enter into the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other intercreditor agreement permitted pursuant to Section 12.03, (iii) make the representations of the Holders set forth in the Collateral Documents, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other intercreditor agreement permitted pursuant to Section 12.03, (iv) bind the Holders on the terms as set forth in the Collateral Documents, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other intercreditor agreement permitted pursuant to Section 12.03 and (v) perform and observe its obligations under the Collateral Documents, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other intercreditor agreement permitted pursuant to Section 12.03.

(e) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 8, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent, with such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Collateral Documents, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other intercreditor agreement permitted pursuant to Section 12.03.

(f) Neither the Trustee nor the Collateral Agent shall have any obligation whatsoever to any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of any Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Collateral Document, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or any other intercreditor agreement permitted pursuant to Section 12.03, other than pursuant to the instructions of the Majority Holders or as otherwise provided in this Indenture or the Collateral Documents.

(g) Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement or the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under any mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or Release on or from, the Collateral or such property, of any Hazardous Materials. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Co-Issuers or the Holders to be sufficient.

(h) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, and (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Co-Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law).

(i) The Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral (or for determining the value of the Collateral), including, without limitation, by reason of the act or omission of any carrier (including overnight carriers with respect to the delivery of possessory collateral), forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(j) The parties hereto and the Holders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any Environmental Law as a result of this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the Collateral Documents, the Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Co-Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the Release or threatened Release of Hazardous Materials into the environment.

(k) The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents, the Intercreditor Agreement or any other Acceptable Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 7.06 and the other provisions of this Indenture.

(l) Notwithstanding anything to the contrary in this Indenture or in any Collateral Document, Intercreditor Agreement or other Acceptable Intercreditor Agreement, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Collateral Documents, the Intercreditor Agreement, or other Acceptable Intercreditor Agreement (including without limitation the filing or continuation of any Uniform Commercial Code financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, or make any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(m) Before the Collateral Agent acts or refrains from acting in each case at the request or direction of the Co-Issuers or the Guarantors, it may require an Officers’ Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.03. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(n) The Collateral Agent, in executing and performing its duties under the Collateral Documents, shall be entitled to all of the rights, protections, immunities and indemnities granted to it hereunder, including after the satisfaction and discharge of this Indenture or the payment in full of the Notes.

(o) The Collateral Agent (and Trustee) shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by any Co-Issuer or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

(p) For avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall apply to the Collateral Agent in connection with each of the Collateral Documents and shall survive the satisfaction, discharge or termination of this Indenture or earlier termination or the earlier resignation or removal of the Collateral Agent.

ARTICLE 14

CO-ISSUER REPRESENTATIVE

Section 14.01 Appointment; Nature of Relationship. The Company is hereby appointed by each of the Co-Issuers as its contractual representative hereunder and under each other Operative Document, and each of the Co-Issuers irrevocably authorizes the Company to act as the contractual representative of such Co-Issuer with the rights and duties expressly set forth herein and in the other Operative Documents. The Company agrees to act as such contractual representative upon the express conditions contained in this Article 14. Additionally, the Co-Issuers hereby appoint the Company as their agent to receive all of the proceeds of the Notes, at which time the Company shall promptly disburse such proceeds to the appropriate Co-Issuer. The Trustee, the Collateral Agent and the Holders, and their respective officers, directors, agents or employees, shall not be liable to the Company or any Co-Issuer for any action taken or omitted to be taken by the Company or the Co-Issuers pursuant to this Section 14.01.

Section 14.02 Powers. The Company shall have and may exercise such powers under the Operative Documents as are specifically delegated to the Company by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Company shall have no implied duties to the Co-Issuers, or any obligation to the Holders to take any action thereunder except any action specifically provided by the Operative Documents to be taken by the Company.

Section 14.03 Employment of Agents. The Company may execute any of its duties as the representative of the Co-Issuers hereunder and under any other Operative Document by or through authorized officers.

Section 14.04 Notices. Each Co-Issuer shall promptly notify the Company of the occurrence of any Default hereunder referring to this Indenture describing such Default and stating that such notice is a “notice of default”. In the event that the Company receives such a notice, the Company shall, to the extent required by Section 4.01(f), give prompt notice thereof to the Trustee, the Collateral Agent and the Holders. Any notice provided to the Company hereunder shall constitute notice to each Co-Issuer on the date received by the Company.

Section 14.05 Successor Representative. Upon prior written notice to the Trustee and the Holders, the Company may resign from its role as representative of the Co-Issuers at any time, such resignation to be effective upon the appointment of a successor representative. The Trustee shall give prompt written notice of such resignation to the Holders.

Section 14.06 Execution of Operative Documents. The Co-Issuers hereby empower and authorize the Company, on behalf of the Co-Issuers, to execute and deliver to the Trustee, the Collateral Agent and the Holders the Operative Documents (other than the Notes, which shall be executed by each Co-Issuer) and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Operative Documents, including, without limitation, the Compliance Certificates and Officer’s Certificates. Each Co-Issuer agrees that any action taken by the Company or the Co-Issuers in accordance with the terms of this Indenture or the other Operative Documents, and the exercise by the Company of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Co-Issuers.

Section 14.07 Reporting. To the extent requested by the Company, each Co-Issuer hereby agrees that such Co-Issuer shall furnish promptly after each fiscal month to the Company a copy of any certificate or report required hereunder or requested by the Company on which the Company shall rely to prepare the Compliance Certificate required pursuant to the provisions of this Indenture.

[Signatures on following page]

SIGNATURES

Dated as of October 8, 2021

Co-Issuers:

RIVIAN HOLDINGS, LLC
RIVIAN, LLC
RIVIAN AUTOMOTIVE, LLC

By:	/s/ Claire McDonough
Name:Claire McDonough
Title: Chief Financial Officer and Treasurer

Guarantors:

RIVIAN INSURANCE SERVICES, LLC
RIVIAN MICHIGAN, LLC

By:	/s/ Claire McDonough
Name: Claire McDonough Title: Chief Financial Officer and Treasurer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Karen Ferry
Name: Karen Ferry
Title: Vice President

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the OID Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP/CINS _________1

Senior Secured Floating Rate Notes due 2026

No. ___    $______

[If the Note is a Global Note, include the following:

and as such amount may otherwise be revised

by the Schedule of Increases or Decreases

in the Global Note]*

RIVIAN HOLDINGS, LLC, RIVIAN, LLC AND RIVIAN AUTOMOTIVE, LLC

promise to pay to ______________________ or registered assigns,

the principal sum of _____________________________________________________ DOLLARS*.

Interest Payment Dates: October 15 and April 15

Record Dates: September 30 and March 31

1 144A CUSIP: 76954L AA7

144A	ISIN: US76954LAA70
Reg.	S CUSIP: U7667L AA7
Reg.	S ISIN: USU7667LAA71
IAI	CUSIP: 76954L AB5
IAI	ISIN: US76954LAB53
*

This Global Note represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon, the initial amount of which is specified on the “Schedule of Exchanges of Interests in the Global Notes” attached hereto, which may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

Dated: _________________

RIVIAN HOLDINGS, LLC
RIVIAN, LLC
RIVIAN AUTOMOTIVE, LLC

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

Wilmington Trust, National Association,

as Trustee

By:
Authorized Signatory

Date:

[Back of Note]

Senior Secured Floating Rate Notes due 2026

1. INTEREST. Rivian Holdings, LLC, a Delaware limited liability company (the “Company”), Rivian, LLC, a Delaware limited liability company (“Rivian LLC”), and Rivian Automotive, LLC, a Delaware limited liability company (“Rivian Automotive” and, together with the Company and Rivian LLC, the “Co-Issuers”) promise to pay or cause to be paid with respect to each Interest Period interest on the principal amount of this Note in cash at a rate per annum determined in accordance with Section 1.05 of the Indenture referred to below.

The Co-Issuers will pay interest semi-annually in arrears on October 15 and April 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be April 15, 2022. The Co-Issuers shall also pay accrued interest on the Notes, if any, in cash on the Maturity Date.

(i) Automatically, after the occurrence and during the continuance of an Event of Default described in clauses (6) or (7) of Section 7.01 of the Indenture and (ii) upon the occurrence and during the continuation of any Designated Event of Default, the Trustee or the Supermajority Holders may, at their option, by written notice to the Company (which notice may be revoked at the option of the Supermajority Holders notwithstanding any provision of Section 10.02 requiring the consent of “each Holder of an affected Note” for reductions in interest rates), declare that (i) the Notes shall bear interest at 2% plus the rate otherwise applicable to the Notes or (ii) in the case of any other amount outstanding under the Operative Documents, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided under the Operative Documents.

Notwithstanding anything to the contrary and for avoidance of doubt, (a) the payment of accrued and unpaid interest for any Interest Period, (b) the payment of any accrued and unpaid interest in connection with any redemption or repurchase of Notes pursuant to Article 3 of the Indenture (including Section 3.07 of the Indenture), Section 4.11 of the Indenture, Section 4.12 of the Indenture or Section 4.13 of the Indenture, as applicable, (c) the payment of any accrued and unpaid interest in connection with any defeasance or satisfaction and discharge of the Indenture, (d) the payment of any accrued and unpaid interest on the Maturity Date, (e) the payment of additional interest required to be paid pursuant to Section 2.12 of the Indenture and (f) the payment of any accrued and unpaid interest upon any acceleration of the Notes shall, in each case of clauses (a), (b), (c), (d), (e) and (f), be made solely in cash.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Co-Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the September 30 and March 31 immediately preceding the Interest Payment Date, even if the Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, the Applicable Premium and interest at the office or agency of the Paying Agent and Registrar, or, at the option of the Co-Issuers, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, the Applicable Premium on and interest, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Co-Issuers may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. Any of the Co-Issuers or any of their respective Subsidiaries may act as Paying Agent or Registrar.

4. INDENTURE. The Co-Issuers issued the Notes under an Indenture dated as of October 8, 2021 (the “Indenture”) among the Co-Issuers, the Trustee and Wilmington Trust, National Association, as Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Co-Issuers. The aggregate principal amount of the Notes that may be issued under the Indenture shall be limited as provided in Section 2.01 of the Indenture.

5. OPTIONAL REDEMPTION; CHANGE OF CONTROL REPURCHASE; ASSET SALE OFFER; DEBT ISSUANCE OFFER.

a. The Notes will be redeemable, at the Co-Issuers’ option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the Applicable Premium, plus accrued and unpaid interest (if any) on the principal amount of Notes being redeemed to (but not including) such redemption date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date). The Trustee shall have no duty to verify the calculation of any redemption price made by the Co-Issuers.

b. Upon the occurrence of a Change of Control or the incurrence by any Note Party of Debt not permitted to be incurred under Section 5.01 of the Indenture, each Holder of Notes will have the right to require the Co-Issuers to repurchase all or any part (equal to a minimum denomination of $100,000 or an integral multiple of $1,000 in excess thereof of that Holder’s Notes pursuant to a Change of Control Offer or a Debt Issuance Offer at a purchase price in cash equal to 100% of the aggregate principal amount of the Notes repurchased, plus the Applicable Premium, plus accrued and unpaid interest on the Notes repurchased to (but not including) the date of purchase.

c. If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer or Debt Issuance Offer and the Co-Issuers, or any third party making a Change of Control Offer in lieu of the Co-Issuers as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Co-Issuers or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer or Debt Issuance Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 100% of the principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to (but not including) the redemption date.

d. If any Co-Issuer or any Grantor receives Net Proceeds from a Specified Disposition or a Casualty Event, the Co-Issuers will be required to make an Asset Sale Offer in accordance with Section 4.12 of the Indenture.

6. MANDATORY REDEMPTION. The Co-Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Co-Issuers will mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Article 9 thereof. Notes and portions of Notes selected will be in principal amounts of $100,000 or integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

Any such redemption may, at the Co-Issuers’ discretion, be subject to one or more conditions precedent, including the consummation of a Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Co-Issuers’ discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed.

8. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Co-Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Co-Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

9. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

10. AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 10 of the Indenture.

11. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes and related remedies and other provisions are included in Section 7.01 of the Indenture.

12. SECURITY. The Notes shall be secured by Liens and security interests, subject to Permitted Liens, in the Collateral. The Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents.

13. TRUSTEE DEALINGS WITH THE CO-ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Co-Issuers or their Affiliates, and may otherwise deal with the Co-Issuers or their Affiliates, as if it were not the Trustee.

14. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of any Co-Issuer or any Guarantor, as such, will have any liability for any obligations of any Co-Issuer or any Guarantor under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

15. AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Co-Issuers have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

18. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the County of New York or the courts of the State of New York in each case located in the County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The Co-Issuers, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

The Co-Issuers, the Trustee and the Holders (by their acceptance of the Notes) each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Indenture, the Notes or the transactions contemplated hereby or thereby.

The Co-Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Rivian Holdings, LLC

14600 Myford Rd

Irvine, California 92606

Attention: Claire McDonough, Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to: ________________________________________________________________________
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint __________________________________________________________________________________________ to transfer this Note on the books of the Co-Issuers. The agent may substitute another to act for him.

Date: _______________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _____________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Co-Issuers pursuant to Section 4.11, Section 4.12 or Section 4.13 of the Indenture, check the appropriate box below:

☐	Section 4.11	☐	Section 4.12	☐	Section 4.13

If you want to elect to have only part of the Note purchased by the Co-Issuers pursuant to Section 4.11, Section 4.12 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$_________

Date: ___________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: ________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Rivian Holdings, LLC

Rivian, LLC

Rivian Automotive, LLC

14600 Myford Rd

Irvine, California 92606

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Re: Senior Secured Floating Rate Notes due 2026

Reference is hereby made to the Indenture, dated as of October 8, 2021 (the “Indenture”), among Rivian Holdings, LLC, Rivian, LLC and Rivian Automotive, LLC, as issuers (the “Co-Issuers”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $___________ in such Note[s] or interests (the “Transfer”), to ___________________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to a Co-Issuer or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

5. By executing this certificate, Transferor hereby confirms the transfer is being made in compliance with Section 2.06(h)(4) of the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Co-Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________________

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP ___________), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________), or

(ii)	☐ Regulation S Global Note (CUSIP _________), or

(iii)	☐ IAI Global Note (CUSIP ___________), or

(iv)	☐ Unrestricted Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Rivian Holdings, LLC

Rivian, LLC

Rivian Automotive, LLC

14600 Myford Rd

Irvine, California 92606

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Re: Senior Secured Floating Rate Notes due 2026

(CUSIP [                ])

Reference is hereby made to the Indenture, dated as of October 8, 2021 (the “Indenture”), among Rivian Holdings, LLC, Rivian, LLC and Rivian Automotive, LLC, as issuers (the “Co-Issuers”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_______________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ ________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ IAI Global Note, ☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ___________________

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

Rivian Holdings, LLC

Rivian, LLC

Rivian Automotive, LLC

14600 Myford Rd

Irvine, California 92606

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Re:	Senior Secured Floating Rate Notes due 2026

Reference is hereby made to the Indenture, dated as of October 8, 2021 (the “Indenture”), among Rivian Holdings, LLC, Rivian, LLC and Rivian Automotive, LLC, as issuers (the “Co-Issuers”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $_________ aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Note, or

(b)	☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to a Co-Issuer or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Co-Issuers a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Co-Issuers to the effect that such transfer is in compliance with the Securities

D-1

Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Co-Issuers such certifications, legal opinions and other information as you and the Co-Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Co-Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name: Title:

Dated: ___________________

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, fully, unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of October 8, 2021 (the “Indenture”) among Rivian Holdings, LLC, Rivian, LLC and Rivian Automotive, LLC, as issuers (the “Co-Issuers”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”), (a) the due and punctual payment of the Note Obligations and (b) in case of any extension of time of payment or renewal of any Notes or any other Note Obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes, to the Trustee and to the Collateral Agent pursuant to the Note Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[ Name of Guarantor(s)]

By:
Name: Title:

Dated: ___________________

E-1

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ____________, among _____________ (the “Guaranteeing Subsidiary”), a subsidiary of Rivian Holdings, LLC (or its permitted successor), a Delaware limited liability company (the “Company”), the Company, the other Co-Issuers (as defined in the Indenture referred to herein), the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S E T H

WHEREAS, the Co-Issuers have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of October 8, 2021 providing for the issuance of Senior Secured Notes Second Lien Floating Rate Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Note Obligations on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of any Co-Issuer or any Guarantor, as such, will have any liability for any obligations of the Co-Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

F-1

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Co-Issuers.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: __________________

[Guaranteeing Subsidiary]

By:
Name: Title:

RIVIAN HOLDINGS, LLC RIVIAN, LLC RIVIAN AUTOMOTIVE, LLC

By:
Name: Title:

Wilmington Trust, National Association as Trustee

By:
Name: Title:

F-2

EXHIBIT G

RESERVED

G-1

EXHIBIT H

FORM OF TRANSFEREE CERTIFICATE

Rivian Holdings, LLC

Rivian, LLC

Rivian Automotive, LLC

14600 Myford Rd

Irvine, California 92606

Wilmington Trust, National Association

1100 North Market Street

Wilmington, DE 19890

Re:	Senior Secured Floating Rate Notes due 2026

Reference is hereby made to the Indenture, dated as of October 8, 2021 (the “Indenture”), among Rivian Holdings, LLC, Rivian, LLC and Rivian Automotive, LLC, as issuers (the “Co-Issuers”), the Guarantors party thereto and Wilmington Trust, National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $_________ aggregate principal amount of:

(c)	☐ a beneficial interest in a Global Note, or

(d)	☐ a Definitive Note,

we confirm the following:

1. We have read Section 2.06(h)(4) of the Indenture, and acknowledge and understand that, notwithstanding that the Notes are held in global form via the book-entry facilities of DTC, transfers of a Note or a beneficial interest therein to any Person are subject to the restrictions and conditions set forth in such Section (in addition to any restrictions on transfer under securities laws or the applicable procedures of DTC).

2. The undersigned agrees to be bound by, and not to transfer the Notes or any beneficial interest therein except in compliance with, Section 2.06(h)(4).

The Trustee and the Co-Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferee]

H-1

By:
Name: Title:

Dated: ___________________

Enc.

Signature Guarantee:

Date:
Signature must be guaranteed by a participant in a recognized signature guaranty medallion program or other signature guarantor acceptable to the Trustee	Signature of Signature Guarantee

[Consented to and acknowledged by: RIVIAN HOLDINGS, LLC RIVIAN, LLC RIVIAN AUTOMOTIVE, LLC

By:
Name: Title:

Dated: ___________________]2

[2]	To be added only if the consent of the Co-Issuers is required by Section 2.06(h)(4) of the Indenture.

H-2

EXHIBIT I

FORM OF SECURITY AGREEMENT

I-1

EXECUTION VERSION

SECOND LIEN SECURITY AGREEMENT

dated as of

October 8, 2021

among

RIVIAN HOLDINGS, LLC,

RIVIAN, LLC, and

RIVIAN AUTOMOTIVE, LLC,

as Co-Issuers,

the Subsidiaries from

time to time party hereto

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as the Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE I

Definitions
SECTION 1.02. Other Defined Terms	1

ARTICLE II

[Reserved.]

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge	4
SECTION 3.02. Delivery of the Pledged Collateral	5
SECTION 3.03. Representations, Warranties and Covenants	6
SECTION 3.04. Certification of Limited Liability Company Interests and Limited Partnership Interests	6
SECTION 3.05. Registration in Nominee Name; Denominations	6
SECTION 3.06. Voting Rights; Dividends and Interest, Etc.	7
SECTION 3.07. Waiver of Certain Operating Agreement and Limited Partnership Agreement Provisions	9

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest	9
SECTION 4.02. Representations and Warranties	11
SECTION 4.03. Covenants	12
SECTION 4.04. Other Actions	13

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default	16
SECTION 5.02. Application of Proceeds	18
SECTION 5.03. Grant of License to Use Intellectual Property	18
SECTION 5.04. Securities Act, Etc.	18

Schedules

Schedule I	Subsidiary Grantors
Schedule II	Equity Interests; Pledged Debt Securities

Exhibits

Exhibit A	Form of Supplement
Exhibit B	Form of Perfection Certificate

SECOND LIEN SECURITY AGREEMENT dated as of October 8, 2021 (this “Agreement”), among RIVIAN HOLDINGS, LLC (the “Company”), RIVIAN, LLC (“Rivian LLC”) and RIVIAN AUTOMOTIVE, LLC (“Rivian Automotive” and together with the Company and Rivian LLC, each a “Co-Issuer” and together, the “Co-Issuers”), the Subsidiaries of the Company from time to time party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as collateral agent (the “Collateral Agent”) for the Secured Parties.

PRELIMINARY STATEMENT

Reference is made to the Indenture dated as of date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Co-Issuers, the guarantors from time to time party thereto, Wilmington Trust, National Association, as trustee, and the Collateral Agent. Each capitalized term used but not defined in this preliminary statement shall have the meaning given or ascribed to it in Article I.

The Initial Investors have agreed to purchase the Notes from the Co-Issuers pursuant to, and upon the terms and conditions specified in, the Operative Documents. The obligations of the Initial Investors to purchase the Notes from the Co-Issuers are conditioned upon, among other things, the execution and delivery of this Agreement by the Co-Issuers and each other Grantor. Each Guarantor is an Affiliate of a Co-Issuer, will derive substantial benefits from the purchase of the Notes from the Co-Issuers pursuant to the Operative Documents and is willing to execute and deliver this Agreement in order to induce the Initial Investors to purchase the Notes. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Indenture. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Indenture. All capitalized terms defined in the New York UCC (as such term is defined herein) and not otherwise defined in this Agreement have the meanings specified therein (and if defined in more than one Article of the New York UCC, such terms shall have the meaning specified in Article 8 or 9 of the New York UCC). Unless otherwise specified herein, all references to the Uniform Commercial Code shall mean the New York UCC.

(b) The rules of construction specified in Section 1.04 of the Indenture also apply to this Agreement mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acceptable Intercreditor Agreement” shall have the meaning assigned to such term in the Indenture.

“Account Debtor” shall mean any Person who is obligated on an Account Receivable or Chattel Paper.

“Accounts Receivable” shall mean all Accounts and all right, title and interest in and to any returned goods, together with all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Activation Instruction” shall have the meaning assigned to such term in Section 4.04(b).

“Agreement” shall have the meaning assigned to such term in the preamble.

“Ancillary Document” shall have the meaning assigned to such term in Section 7.12.

“Article 9 Collateral” shall have the meaning assigned to such term in Section 4.01.

“Co-Issuer” shall have the meaning assigned to such term in the preamble.

“Collateral” shall mean the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble.

“Collections” means all cash, checks, notes, instruments, and other items of payment.

“Company” shall have the meaning assigned to such term in the preamble.

“Control Agreement” means a control agreement, in customary form (as determined by the Co-Issuers), executed and delivered by the applicable Grantor and the applicable bank.

“Controlled Account” shall have the meaning assigned to such term in Section 4.04(b).

“Controlled Account Bank” shall have the meaning assigned to such term in Section 4.04(b).

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Excluded Assets” shall have the meaning assigned to such term in the Indenture.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 5.04.

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“General Intangibles” shall mean all “general intangibles” (as defined in the New York UCC) and shall include choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” shall mean the Co-Issuers and the Subsidiary Grantors.

“Holders” shall have the meaning assigned to such term in the Indenture.

“Indenture” shall have the meaning assigned to such term in the preliminary statement.

“Initial Investors” shall have the meaning assigned to such term in the Indenture.

“Issuer” shall have the meaning assigned to such term in Section 3.01.

“LLC Act” shall have the meaning assigned to such term in Section 3.01.

“LP Act” shall have the meaning assigned to such term in Section 3.01.

“Majority Holders” shall have the meaning assigned to such term in the Indenture.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Perfection Certificate” shall mean a certificate substantially in the form of Exhibit B, completed with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Company.

“Pledged Collateral” shall have the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” shall have the meaning assigned to such term in Section 3.01.

“Pledged Securities” shall mean any promissory notes, stock certificates, unit certificates, limited liability company membership interest certificates and other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” shall have the meaning assigned to such term in Section 3.01.

“Rescission” shall have the meaning assigned to such term in Section 4.04(b).

“Security Interest” shall have the meaning assigned to such term in Section 4.01.

3

“Subsidiary Grantor” shall mean (a) as of the Closing Date, the Subsidiaries identified on Schedule I hereto as Subsidiary Grantors and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Grantor after the Closing Date.

“Supplement” shall mean an instrument substantially in the form of Exhibit A.

“Vehicles” shall mean all cars, trucks, trailers and other vehicles covered by a certificate of title law of any state and, in any event including, without limitation, all tires and other appurtenances to any of the foregoing.

ARTICLE II

[Reserved.]

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment or performance, as the case may be, in full of the Note Obligations, each Grantor hereby grants, collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under (a)(i) the Equity Interests owned by such Grantor on the date hereof (including all such Equity Interests listed on Schedule II), (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates representing all such Equity Interests (all the foregoing collectively referred to herein as the “Pledged Stock”); provided, however, that the Pledged Stock shall not include any Excluded Assets, (b)(i) the debt securities held by such Grantor on the date hereof (including all such debt securities listed opposite the name of such Grantor on Schedule II), (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (all the foregoing collectively referred to herein as the “Pledged Debt Securities”); provided, however, that the Pledged Debt Securities shall not include any Excluded Assets, (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01, (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above, (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above, including with respect to any limited liability company membership interests or general or limited partnership interests constituting Pledged Equity: (i) all of such Grantor’s rights and interests under each of the operating agreements or partnership agreements, as applicable, including all voting, control and management rights, all rights of access to information, and all rights to grant or withhold consents or approvals; and (ii) all other rights, interests, property or claims to which such Grantor may be entitled in its capacity as a partner or member of any issuer of Pledged Stock (an “Issuer”), and further including, with respect to (x) any limited liability company membership interests constituting Pledged Stock, all of the Grantor’s right, title and interest in such limited liability company, whether derived under the Organizational Documents or the limited liability company

4

act of the state in which such limited liability company is organized (the “LLC Act”), including the Grantor’s “limited liability company interest” (as defined in the applicable LLC Act), status as a “member” (as defined in the LLC Act), and control rights with respect to such limited liability company or (y) any limited partnership interests constituting Pledged Stock, all of the Grantor’s right, title and interest in such limited partnership, whether derived under the Organizational Documents or the limited partnership act of the state in which such limited partnership is organized (the “LP Act”), including the Grantor’s “partnership interest” (as defined in the applicable LP Act), status as a “partner” (as defined in the LP Act), and control rights with respect to such limited partnership and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”); provided, however, that the Pledged Collateral shall not include any Excluded Assets.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Subject to the limitation set forth in clause (b) below, each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all certificates, instruments or other documents representing or evidencing Pledged Securities.

(b) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Debt Securities with an individual face value in excess of $10,000,000.

(c) Upon delivery to the Collateral Agent, (i) any certificate, instrument or document representing or evidencing Pledged Securities delivered pursuant to paragraphs (a) and (b) of this Section 3.02 shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer and duly executed in blank and by such other instruments and documents as necessary or the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as are necessary or the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the applicable securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of the pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

For avoidance of doubt, the Grantors’ obligations pursuant to this Section 3.02 are subject to the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the provisions of Section 7.18 hereof.

5

SECTION 3.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock, in each case owned by such Grantor, and includes, or after giving effect to any updates delivered pursuant to Section 3.02 will include, all Equity Interests, debt securities and promissory notes required to be pledged hereunder by such Grantor;

(b) the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable, and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof except as limited by bankruptcy laws and equitable principles;

(c) except for restrictions and limitations imposed by the Operative Documents, the ABL Loan Documents, any Permitted Additional Secured Indebtedness Documents or securities laws generally, or except as otherwise permitted by the Indenture, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder; and

(d) the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein and all action by any Grantor necessary to protect and perfect the Lien on the Pledged Collateral has been duly taken to the extent required hereunder or under any other Operative Document.

SECTION 3.04. Certification of Limited Liability Company Interests and Limited Partnership Interests. Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the applicable Uniform Commercial Code and is governed by such Article 8, such interest shall be certificated and (ii) each such interest shall at all times thereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the applicable Uniform Commercial Code, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of such Article 8, nor shall such interest be represented by a certificate, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

SECTION 3.05. Registration in Nominee Name; Denominations. Upon and during the continuation of an Event of Default, if the Collateral Agent shall have given Grantors notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under paragraph (6) or (7) of Section 7.01 of the Indenture), the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name

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as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent. Except with respect to intercompany Pledged Securities, if the Collateral Agent exercises its rights to hold any of the Pledged Securities in its own name or in the name of its nominee, the Collateral Agent will promptly give to the Grantors copies of any material notices or other material communications received by it with respect to such Pledged Securities in its capacity as the registered owner thereof. The Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

For avoidance of doubt, the Grantors’ obligations pursuant to this Section 3.05 are subject to the Intercreditor Agreement, any other Acceptable Intercreditor Agreement and the provisions of Section 7.18 hereof.

SECTION 3.06. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the Grantors notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default under paragraph (6) or (7) of Section 7.01 of the Indenture):

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Indenture and the other Operative Documents; provided, however, that such rights and powers shall not be exercised in any manner that is inconsistent with or that would result in a breach of any provision of this Agreement or the Indenture or any other Operative Document or the ability of the Secured Parties to exercise the rights and remedies provided hereunder or under the Indenture or any other Operative Document with respect to such Pledged Securities.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Indenture, the other Operative Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation,

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acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or instrument of assignment).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority (subject to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, as the case may be) to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and each applicable Grantor has delivered to the Collateral Agent certificates to that effect, the Collateral Agent shall, promptly after all such Events of Default have been cured or waived, repay to each applicable Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified (or shall be deemed to have notified pursuant to Section 3.06(a)) the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become, subject to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement, as the case may be, vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Majority Holders, the Collateral Agent shall have the right from time to time during the period when only the Collateral Agent is entitled to exercise such rights under this clause (c) to permit the Grantors to exercise such rights.

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(d) Any notice given by the Collateral Agent to the Grantors exercising its rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

SECTION 3.07. Waiver of Certain Operating Agreement and Limited Partnership Agreement Provisions. Each Grantor irrevocably waives any and all of its rights under those provisions of the operating agreement, limited liability company agreement or limited partnership agreement (and the applicable LLC Act or LP Act under which the applicable Issuer has been organized) of each Issuer which is a limited liability company or limited partnership, as applicable, that prohibit, restrict, or condition the grant hereunder of any security interest or lien on any of the Pledged Stock or any enforcement action which may be taken in respect of any such security interest or lien in accordance with Article V and the other terms hereof. Subject to the terms hereof, each Grantor agrees that, with respect to any Issuer that is a limited liability company or limited partnership, such Grantor shall have the right to transfer, assign, collaterally assign or pledge its economic rights, control rights and status as a member or partner, as applicable, in such Issuer at any time and in any manner that is permitted by the applicable LLC Act or LP Act, as applicable, either voluntarily or by operation of law, without the further consent of such Issuer. Each Grantor (including each applicable Grantor in its capacity as the general partner, limited partner or member of each applicable Issuer) further agrees to the extent that this Section 3.07 is inconsistent with the terms of the operating agreement, limited liability company agreement or limited partnership agreement, as applicable, of any such Issuer, such operating agreement, limited liability company agreement or limited partnership agreement, as applicable, shall be deemed to be amended so as to be consistent with the terms of this Section 3.07 until the earlier of (x) the time the security interest granted hereby with respect to the Equity Interests of such Issuer is released and (y) the termination of this Agreement as provided in Section 7.15 below. Each Grantor of any Pledged Collateral in a limited liability company or limited partnership hereby irrevocably consents to the grant of the security interest provided for herein and to the Collateral Agent or its nominee becoming a substitute member, limited partner, or general partner, as applicable, in such limited liability company or limited partnership, as applicable (including succeeding to any management or control rights appurtenant thereto and to such Grantor’s status as a member of such limited liability company or a partner of such limited partnership), pursuant to a disposition thereof in connection with (or in lieu of) an exercise of remedies pursuant to Article V hereof; provided that such successor member or partner, as applicable, then agrees in writing to be bound by, and a party to, the applicable operating agreement or limited partnership agreement.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Note Obligations, each Grantor hereby grants, collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest of such Grantor in or to any and all of the following assets and properties now owned or at any time

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hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all cash, cash equivalents and Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Goods;

(ix) all Instruments;

(x) all Inventory;

(xi) all Investment Property;

(xii) all Letter-of-Credit Rights;

(xiii) all Commercial Tort Claims;

(xiv) all Vehicles and title documents with respect to Vehicles;

(xv) all books and records pertaining to the Article 9 Collateral; and

(xvi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing in whatever form received, including Proceeds of insurance and claims against third parties;

provided, however, that the Security Interest shall not cover, and the term “Article 9 Collateral” shall not include, any Excluded Assets.

(b) Each Grantor hereby irrevocably authorizes (but does not obligate) the Collateral Agent (or its designee) at any time and from time to time to file in any relevant jurisdiction any (i) initial financing statements (other than fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (A) indicate the Article 9 Collateral as “all assets” or “all assets, whether now owned or hereafter acquired” of such Grantor or words of similar effect, and (B) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational

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identification number issued to such Grantor and (ii) fixture filings with respect to Mortgaged Properties or any part thereof and amendments thereto that contain the information described in clause (i)(B) and a sufficient description of the Mortgaged Property to which such Fixtures relate. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent (or its designee) to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:

(a) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete in all material respects as of the Closing Date. Uniform Commercial Code financing statements containing a description of the Article 9 Collateral have been prepared based upon the information in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 11 of the Perfection Certificate (or specified by notice from the Company to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 4.08 or 4.09 of the Indenture), which are all the filings, recordings and registrations that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing a financing statement under the UCC in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing or refiling under the UCC is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. When such financing statements have been filed by the Grantors in the appropriate offices against such Grantor in the locations listed on Schedule 11 of the Perfection Certificate, the Collateral Agent will have a fully perfected first priority security interest in that Collateral of such Grantor in which a security interest may be perfected by filing under the UCC, subject only to Permitted Liens.

(b) No Grantor has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any notice under the Assignment of Claims Act of 1940, 31 U.S.C. § 3727(c), or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, with respect to Permitted Liens. On the Effective Date, no Grantor holds any Commercial Tort Claims in an amount reasonably estimated to exceed $10,000,000 except as indicated on the Perfection Certificate.

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SECTION 4.03. Covenants. (a) Each Grantor agrees promptly (but in no event later than 60 days, or such later date as is commercially reasonable) to notify the Collateral Agent in writing of any change in (i) its legal name, (ii) its identity or type of organization or corporate structure, (iii) its Federal Taxpayer Identification Number or organizational identification number or (iv) its jurisdiction of organization. Each Grantor agrees promptly (but in no event later than 60 days, or such later date as is commercially reasonable) to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings will be made under the Uniform Commercial Code by the Grantor that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (to the extent required by the Operative Documents) in all the Article 9 Collateral.

(b) Each Grantor shall have the right, exercisable within 10 days after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral.

(c) At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 4.03(b) or Section 5.02 of the Indenture, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Indenture or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent in accordance with Section 7.06 for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Operative Documents.

(d) [Reserved].

(e) Each Grantor shall maintain customary records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

(f) Notwithstanding anything in this Agreement to the contrary, any limitations regarding the attachment or perfection of Liens on Collateral set forth in the Indenture, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement and Section 7.18 hereof shall apply, as well as each of the following:

(i) other than the filing of a UCC financing statement, (A) no actions shall be required to perfect the security interest granted hereunder in or with respect to any Letter-of-Credit Rights, Chattel Paper or assets subject to a certificate of title, and (B) no Grantor shall be required to enter into or otherwise establish any source code escrow arrangement or register any intellectual property, or complete any filings or other action with respect to the creation or perfection of the security interests in any intellectual property;

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(ii) no Grantor shall be required to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters or mortgages in respect of Real Estate (other than Material Real Property) in any circumstances;

(iii) except as otherwise expressly set forth in this Agreement or in any other Operative Document, no action shall be required to perfect a security interest granted hereunder in deposit accounts, commodities accounts, securities accounts or any other similar account or other asset via “control” (within the meanings of Section 9-104 and/or Sections 8-106 and 9-106, as applicable, of the UCC or otherwise);

(iv) no Grantor shall be required to complete any filings or take any other action (other than (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar filing office) of the relevant state(s), (B) delivery to the Collateral Agent to be held in its possession of all Pledged Securities and Pledged Debt Securities in accordance with Section 3.02, and (C) any other filings or actions expressly required by Section 4.04); it being understood that, with respect to the creation or perfection of security interests in assets located or titled outside the United States, and no Grantor shall be required to make any filings with any governmental authority other than a governmental authority of the United States, any state thereof (including any subdivision of any state) and of the District of Columbia;

(v) no notices shall be required to be sent to Account Debtors or other contractual third parties except after the occurrence and during the continuance of an Event of Default; and

(vi) no Grantor shall be required to provide any notice or obtain the consent of governmental authorities under the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) (or any state equivalent thereof).

SECTION 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments with an individual value in excess of $10,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as are necessary or the Collateral Agent may from time to time specify.

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(b) Deposit Accounts.

(i) Commencing within 90 days of the date hereof (or such longer time as is commercially reasonable), each Grantor shall (A) establish and maintain deposit accounts at the ABL Agent or, subject to Section 5.15 of the ABL Credit Agreement, other banks that enter into a Control Agreement (each a “Controlled Account Bank”), and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Grantor) into a bank account (other than, for the avoidance of doubt, bank accounts that constitute Excluded Assets) of such Grantor (each, a “Controlled Account”) at one of the Controlled Account Banks and maintain such Collections in a Controlled Account.

(ii) Each Grantor shall establish and maintain (or, in the case of Controlled Accounts where the ABL Agent is the Controlled Account Bank, use commercially reasonable efforts to establish and maintain) a Control Agreement with the Collateral Agent and the applicable Controlled Account Bank, in form and substance reasonably acceptable to the Collateral Agent, with respect to each Controlled Account. Each Grantor shall ensure (or, in the case of Controlled Accounts where the ABL Agent is the Controlled Account Bank, use commercially reasonable efforts to ensure) that such Control Agreement shall provide, among other things that, subject to the Intercreditor Agreement or any other Acceptable Intercreditor Agreement and Section 7.18 hereof, (A) from and after the occurrence and during the continuance of an Event of Default, the Controlled Account Bank will comply with any instructions originated by the Collateral Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Grantor, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) upon the instruction of the Collateral Agent (an “Activation Instruction”), the Controlled Account Bank will transfer the amounts in the applicable Controlled Account as instructed by the Collateral Agent. The Collateral Agent agrees not to issue an Activation Instruction with respect to the Controlled Accounts unless an Event of Default has occurred and is continuing at the time such Activation Instruction is issued. The Collateral Agent agrees to rescind an Activation Instruction (the “Rescission”) promptly and in any event within 3 Business Days of the applicable Event of Default ceasing to exist.

(iii) Within 90 days of opening or acquiring any Controlled Account (or such longer time as is commercially reasonable), and subject to the limitations set forth in Section 4.04(b)(i) above, the applicable Grantor and such prospective Controlled Account Bank shall have executed and delivered to the Collateral Agent a Control Agreement; except, that, with respect to any Permitted Acquisition, the applicable Grantor and any Control Account Bank where a Controlled Account associated with such Permitted Acquisition is located shall execute and deliver to the Collateral Agent a Control Agreement within 90 days of such Permitted Acquisition (or such longer time as is commercially reasonable).

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(iv) Commencing 90 days after the date hereof (or such longer time as is commercially reasonable) with respect to Deposit Accounts existing on the date hereof and within 90 days of opening or acquiring any Deposit Account (or such longer time as is commercially reasonable) with respect to Deposit Accounts opened or acquired after the date hereof, for each other Deposit Account of each Grantor (other than a Controlled Account), such Grantor will provide to the Collateral Agent a Control Agreement (or, in the case of a Deposit Account where the ABL Agent is the financial institution holding such Deposit Account, use commercially reasonable efforts to provide a Control Agreement) duly executed by such Grantor and the financial institution holding such Deposit Account of such Grantor; except, that, (A) with respect to any Deposit Accounts acquired in connection with a Permitted Acquisition, such Control Agreement shall not be required until 90 days after such Permitted Acquisition (or such longer time as is commercially reasonable), and (B) the provisions of this Section 4.04(b)(iv) shall not apply to (x) any deposit account for which any Grantor, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Collateral Agent for the specific purpose set forth therein or (y) any deposit account that constitutes an Excluded Asset.

(c) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities constituting Collateral, such Grantor shall (i) in the case of certificated securities of any Note Party, within 30 days of receipt thereof and (ii) in the case of all other certificated securities, within the later of (A) 60 days of receipt thereof and (B) the delivery of the financial statements pursuant to Section 4.01 of the Indenture for the fiscal quarter during which such certificated securities were acquired (or such later time as is commercially reasonable), endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as are necessary or as the Collateral Agent may from time to time reasonably specify.

(d) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed $10,000,000, such Grantor shall, within the later of (A) 15 days after such Commercial Tort Claim is initially held or acquired and (B) the delivery of the financial statements pursuant to Section 4.01 of the Indenture for the fiscal quarter during which such Commercial Tort Claim was initially held or acquired (or such later time as is commercially reasonable), notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form reasonably satisfactory to the Collateral Agent.

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(e) Vehicles. With respect to any Vehicle that is subject to a certificate of title and to the extent such Vehicle constitutes Eligible Inventory (as defined in the ABL Credit Agreement as in effect on the date hereof), all applications for certificates of title/ownership indicating the Collateral Agent’s first priority security interest in such Vehicle covered by such certificate, and any other necessary documentation, shall be filed in each office in each jurisdiction which are necessary or advisable to perfect the Collateral Agent’s security interests in such Vehicle. No such Vehicle that is subject to a certificate of title and constitutes Eligible Inventory (as defined in the ABL Credit Agreement as in effect on the date hereof) shall be removed from the state which has issued the certificate of title/ownership therefor for a period in excess of four months.

SECTION 4.05. Additional Limitations on Actions. Notwithstanding anything herein to the contrary and so long as the ABL Documents remain in effect, with respect to any Collateral which also constitutes collateral under the ABL Loan Documents and with respect to which the ABL Agent has a Lien of higher priority than the Lien of the Collateral Agent in such Collateral, no action otherwise required pursuant to Section 4.03 or Section 4.04 shall be required unless the corresponding action is required under the ABL Loan Documents, and no such action shall be required to be taken any earlier than such action is required to be taken under the ABL Loan Documents (including if such action is waived, or the deadline therefor extended, under the ABL Loan Documents). If a Fixed Asset Release Event has occurred but a First Lien Event has not occurred and the Co-Issuers incur Debt secured by Liens on Fixed Assets with a higher priority than the Lien on Fixed Assets granted to the Collateral Agent, the provisions of this Section 4.05 shall apply, mutatis mutandis, with respect to such Debt.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each tangible item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the requirements of applicable law, the Intercreditor Agreement and any other then effective Acceptable Intercreditor Agreement and the other Operative Documents, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of any securities to persons who will represent and agree that they are purchasing the Collateral consisting of such securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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The Collateral Agent shall give each applicable Grantor 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Note Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Any remedies provided in this Section 5.01 shall be subject to the Intercreditor Agreement and any other then effective Acceptable Intercreditor Agreement.

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SECTION 5.02. Application of Proceeds. After the exercise of remedies provided for in Section 5.01 (or after the Notes have automatically become immediately due and payable as set forth in Section 7.02 of the Indenture), any amounts received on account of the Note Obligations shall be applied, subject to the Intercreditor Agreement and any other then effective Acceptable Intercreditor Agreement, by the Collateral Agent in accordance with Section 7.06 of the Indenture.

SECTION 5.03. Grant of License to Use Intellectual Property. For the sole purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement after and during the continuation of an Event of Default, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent a non-assignable, non-sublicensable, royalty-free, nonexclusive license, to use any Patents, Trademarks and Copyrights then owned or thereafter acquired by such Grantor and not exclusively licensed out by such Grantor to a third party. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default. In connection with the foregoing, with respect to any Collateral constituting Inventory which contains or bears any intellectual property rights licensed to such Grantor or jointly developed by such Grantor and a third party that would restrict the Collateral Agent from selling or otherwise disposing of such Inventory without (i) infringing the rights of such licensor or third party, (ii) violating any contract with such licensor or third party, or (iii) incurring any liability with respect to payment of royalties other than, with respect to intellectual property rights licensed to such Grantor, royalties incurred pursuant to sale of such Inventory under the current licensing agreement, such Grantor shall, upon and during the continuation of an Event of Default, remove such intellectual property from such Inventory within a period of time that is acceptable to the Collateral Agent such that, after giving effect to such removal, the circumstances described in the foregoing clauses (i) through (iii) would not apply.

SECTION 5.04. Securities Act, Etc.. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale

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might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

ARTICLE VI

[Reserved.]

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 13.01 of the Indenture. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Co-Issuers as provided in Section 13.01 of the Indenture.

SECTION 7.02. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Indenture, any other Operative Document, any agreement with respect to any of the Note Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Note Obligations, or any other amendment or waiver of or any consent to any departure from the Indenture, any other Operative Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Note Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Note Obligations or this Agreement (other than the defense of the payment or performance in full).

SECTION 7.03. Survival of Agreement. All covenants, agreements, representations and warranties made by the Note Parties in the Operative Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Operative Document shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of the Operative Documents and the purchase of any Notes, regardless of any investigation made by any Holder or on its behalf and notwithstanding that the Collateral Agent or any Holder may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Indenture, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under any Operative Document is outstanding.

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SECTION 7.04. Binding Effect; Several Agreement. This Agreement shall become effective as to any Note Party when a counterpart hereof executed on behalf of such Note Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Note Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Note Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Note Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement, the other Collateral Documents or the Indenture. This Agreement shall be construed as a separate agreement with respect to each Note Party and may be amended, modified, supplemented, waived or released with respect to any Note Party without the approval of any other Note Party and without affecting the obligations of any other Note Party hereunder.

SECTION 7.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.06. Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out of pocket expenses incurred hereunder as provided in Section 8.06 of the Indenture.

(b) Without limitation of its indemnification obligations under the other Operative Documents, each of the Co-Issuers jointly and severally agrees to indemnify the Collateral Agent against, and hold the Collateral Agent harmless from, any and all losses, claims, damages, liabilities, and related out of pocket expenses, including reasonable counsel fees, charges and disbursements (subject to the limitations set forth in Section 8.06 of the Indenture), incurred by or asserted against the Collateral Agent arising out of, in any way connected with, or as a result of, the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or any claim, litigation, investigation or proceeding relating to any of the foregoing or to the Collateral (including any claim with respect to enforcement of its right to indemnity hereunder), regardless of whether the Collateral Agent is a party thereto or whether initiated by a third party or by a Note Party or any Affiliate thereof; provided, however, that such indemnity shall apply only to the extent the Co-Issuers are required to indemnify the Collateral Agent under Section 8.06 of the Indenture. To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives any claim against the Collateral Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Note or the use of proceeds thereof.

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(c) Any such amounts payable as provided hereunder shall be additional Note Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 7.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Operative Document, the consummation of the transactions contemplated hereby, the repayment of any of the Note Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Operative Document, the resignation or removal of the Collateral Agent or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.06 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, at the default rate specified in Section 1.05 of the Indenture.

SECTION 7.07. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement, subject to the terms of the Intercreditor Agreement and any other then effective Acceptable Intercreditor Agreement, and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided that the Collateral Agent may only take actions as attorney in fact during the existence of any Event of Default. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral, (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral, (d) to send verifications of Accounts Receivable to any Account Debtor, (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral, (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral, (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent, and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.08. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

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SECTION 7.09. Waivers; Amendment. (a) No failure or delay by the Trustee, the Collateral Agent or any Holder in exercising any right or power hereunder or under any other Operative Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Trustee and the Holders hereunder and under the other Operative Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Operative Document or consent to any departure by any Note Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the purchase of a Note shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any Holder may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Note Party in any case shall entitle any Note Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Note Party or Note Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Article 10 of the Indenture. For avoidance of doubt, no consent of any Holder to any amendment, restatement, supplement, modification, replacement or renewal of this Agreement, and no such consent to any other action to be taken hereunder shall be required, unless such consent is required under the terms of the Indenture.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Operative Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 7.12. Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.04. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement and/or any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Collateral Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Collateral Agent has agreed to accept any Electronic Signature, the Collateral Agent, the Trustee and each of the Holders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Grantor without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Collateral Agent, the Trustee or any Holder, any Electronic Signature shall be promptly followed by a manually executed counterpart.

SECTION 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Operative Document, or for recognition or enforcement of any judgment, and each of the Note Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Operative Document shall affect any right that the Collateral Agent, the Trustee or any Holder may otherwise have to bring any action or proceeding relating to this Agreement or any other Operative Document against any Grantor or its properties in the courts of any jurisdiction.

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(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Operative Document in any court referred to in paragraph (a) of this Section 7.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Operative Document will affect the right of the Collateral Agent to serve process in any other manner permitted by law.

SECTION 7.15. Termination or Release. (a) This Agreement, the guarantees made herein, the Security Interest, the pledge of the Pledged Collateral and all other security interests granted hereby shall terminate and automatically be released when all Note Obligations have been paid in full in cash.

(b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interests and pledge created hereunder in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted by the Indenture as a result of which such Subsidiary Grantor (i) ceases to be a Subsidiary, (ii) becomes an Unrestricted Subsidiary or (iii) unless otherwise agreed in writing by the Company, becomes an Excluded Subsidiary; provided that the release of any Subsidiary from its obligations hereunder and the Security Interests and pledge created hereunder if such Subsidiary becomes an Excluded Subsidiary of the type described in clause (i) of the definition thereof shall only be permitted if such Subsidiary is or becomes an Excluded Subsidiary for a bona fide legitimate business purpose of the Company and its Subsidiaries and not for the primary purpose of evading the collateral and guarantee requirements of the Operative Documents (as determined by the Company in good faith).

(c) (i) Upon any Disposition, sale or other transfer by any Grantor of any Collateral that is permitted under the Indenture to any Person that is not a Co-Issuer or a Guarantor, (ii) upon the effectiveness of any written approval, consent or ratification by the Majority Holders to the release of the Security Interest and pledge granted hereby in any Collateral pursuant to Section 10.02 of the Indenture (or any greater percentage of Holders that might be required for such release pursuant to Section 10.02 of the Indenture) or (iii) at the time any Collateral (x) becomes an Excluded Asset or (y) constitutes assets of a Subsidiary that becomes an Excluded Subsidiary or Unrestricted Subsidiary, which, in each case is released in accordance with clause (b) above, the Security Interest and pledge in such Collateral shall be automatically released.

(d) Upon the occurrence of any transaction in respect of which a Lien is permitted under Section 5.02(d) of the Indenture, the Security Interest or pledge in any Collateral (other than any ABL Collateral) subject to such permitted lien shall be automatically subordinated or released.

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(e) Termination of the Security Interest or with respect to, or other releases of, Collateral shall also be subject to Section 12.05 of the Indenture.

(f) To the extent a Fixed Asset Release Event has occurred but a First Lien Event has not occurred and the Co-Issuers incur Debt secured by Liens on the Fixed Assets with a higher priority than the Lien on such Fixed Assets granted to the Collateral Agent, the Security Interest or pledge in any Collateral constituting such Fixed Assets shall be automatically subordinated to any Lien on such Fixed Assets securing such Debt in accordance with the terms of the applicable Acceptable Intercreditor Agreement.

(g) In connection with any termination or release pursuant to paragraph (a), (b), (c), (d) or (e) above upon receipt of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to such termination or release have been satisfied, the Collateral Agent shall promptly execute and deliver or authorize the filing by any Grantor, at such Grantor’s expense, all Uniform Commercial Code termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.06, the Co-Issuers shall reimburse the Collateral Agent upon demand for all costs and out of pocket expenses, including the reasonable fees, charges and out of pocket expenses of counsel (subject to the limitations set forth in Section 8.06 of the Indenture), incurred by it in connection with any action contemplated by this Section 7.15.

SECTION 7.16. Additional Subsidiaries. Any Restricted Subsidiary that is required to become a party hereto pursuant to Section 4.09 of the Indenture shall enter into this Agreement as a Grantor upon becoming a Restricted Subsidiary. Upon execution and delivery by the Collateral Agent and such Restricted Subsidiary of a Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such Supplement shall not require the consent of any other Note Party hereunder. The rights and obligations of each Note Party hereunder shall remain in full force and effect notwithstanding the addition of any new Note Party as a party to this Agreement. Any other Subsidiary may become a party hereto as provided in this Section 7.16.

SECTION 7.17. Right of Setoff. If an Event of Default shall have occurred and is continuing, each Secured Party is hereby authorized at any time and from time to time, with the prior written consent of the Collateral Agent, to the fullest extent permitted by law, to set off and apply any and all Collateral (including any deposits (general or special, time or demand, provisional or final)) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement and the other Operative Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Operative Document and although such obligations may be unmatured. The rights of each Secured Party under this Section 7.17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party may have.

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SECTION 7.18. INTERCREDITOR AGREEMENT GOVERNS. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE SECURED PARTIES PURSUANT TO THIS AGREEMENT, THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT AND THE OTHER SECURED PARTIES HEREUNDER AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY THE GRANTORS HEREIN, INCLUDING WITH RESPECT TO DELIVERY AND/OR CONTROL OF ANY COLLATERAL, ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND ANY OTHER THEN EFFECTIVE ACCEPTABLE INTERCREDITOR AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, WITH RESPECT TO ANY COLLATERAL, UNTIL THE OCCURRENCE OF THE FIRST PRIORITY OBLIGATIONS PAYMENT DATE (AS DEFINED IN THE INTERCREDITOR AGREEMENT) (OR ANY SIMILAR TERM SET FORTH IN ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT WITH RESPECT TO ANY OBLIGATIONS HAVING PRIORITY OVER THE NOTE OBLIGATIONS), ANY OBLIGATION OF ANY GRANTOR UNDER THIS AGREEMENT, THE INDENTURE OR ANY OTHER COLLATERAL DOCUMENT WITH RESPECT TO THE DELIVERY OR CONTROL OF ANY COLLATERAL, THE NOTATION OF ANY LIEN ON ANY CERTIFICATE OF TITLE, BILL OF LADING OR OTHER DOCUMENT, THE GIVING OF ANY NOTICE TO ANY BAILEE OR OTHER PERSON, THE PROVISION OF VOTING RIGHTS, THE OBTAINING OF ANY CONSENT OF ANY PERSON OR THE PROVISION OF ANY ASSIGNMENT OF CLAIMS FORM SHALL BE SUBJECT AND SUBORDINATE TO THE RIGHTS OF THE ABL AGENT PURSUANT TO THE FIRST PRIORITY AGREEMENTS (AS SUCH TERM IS DEFINED IN THE INTERCREDITOR AGREEMENT) (OR TO THE REPRESENTATIVE OF THE HOLDERS OF ANY OTHER OBLIGATIONS HAVING PRIORITY OVER THE NOTE OBLIGATIONS PURSUANT TO THE TERMS OF ANY OTHER ACCEPTABLE INTERCREDITOR AGREEMENT). TO THE EXTENT THAT COMPLIANCE BY ANY GRANTOR WITH THE TERMS THEREOF WOULD (X) CONFLICT WITH THE EXERCISE OF OR DIRECTION BY THE ABL AGENT (OR SUCH OTHER REPRESENTATIVE) OF COMPARABLE RIGHTS, (Y) REQUIRE DELIVERY OR CONTROL OF COLLATERAL WHICH CAN ONLY BE DELIVERED TO OR CONTROLLED BY ONE PERSON OR (Z) BE, UNDER REQUIREMENTS OF LAW, PROHIBITED OR UNABLE TO BE COMPLETED, THEN THE APPLICABLE GRANTOR SHALL NOT HAVE TO TAKE ANY SUCH ACTIONS SO LONG AS THE APPLICABLE GRANTOR IS, WITH RESPECT TO CLAUSE (X), COMPLYING WITH THE EXERCISE OF, OR DIRECTION BY, THE ABL AGENT (OR SUCH OTHER REPRESENTATIVE), WITH RESPECT TO CLAUSE (Y), HAS DELIVERED OR PROVIDED CONTROL OF SUCH COLLATERAL TO THE ABL AGENT (OR SUCH OTHER REPRESENTATIVE) OR ANY OF ITS AGENTS, AND, WITH RESPECT TO CLAUSE (Z), ONLY SO LONG AS REQUIREMENTS OF LAW WOULD PREVENT SUCH COMPLIANCE. ANY REFERENCE HEREIN TO THE LIEN OF THE COLLATERAL AGENT BEING “FIRST PRIORITY” OR WORDS OF SIMILAR EFFECT SHALL MEAN THAT SUCH LIEN IS A FIRST PRIORITY LIEN, SUBJECT ONLY TO THE PRIOR LIEN SECURING THE FIRST PRIORITY OBLIGATIONS AND ANY OTHER PERMITTED LIENS THAT HAVE PRIORITY BY OPERATION OF LAW OR CONTRACT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR ANY OTHER SUCH ACCEPTABLE INTERCREDITOR AGREEMENT

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AND THIS AGREEMENT (INCLUDING, FOR AVOIDANCE OF DOUBT, THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN), THE PROVISIONS OF THE INTERCREDITOR AGREEMENT OR SUCH OTHER ACCEPTABLE INTERCREDITOR AGREEMENT SHALL CONTROL (AND THE REPRESENTATIONS AND WARRANTIES HEREIN SHALL BE DEEMED TO BE MODIFIED ACCORDINGLY).

SECTION 7.19. Conflicts. In the event of any conflict between the provisions contained herein and the provisions contained in the Indenture, the provisions contained in the Indenture shall control.

SECTION 7.20. The Collateral Agent. The Collateral Agent shall be entitled to all of the protections, immunities, rights and indemnities provided to it in the Indenture, all of which are hereby incorporated herein by reference, mutatis mutandis. In no event shall the Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty, in each case, unless the Collateral Agent receives satisfactory indemnity therefor.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RIVIAN HOLDINGS, LLC, as the Company and a Co-Issuer

By:
Name:
Title:

RIVIAN, LLC, as a Co-Issuer

By:
Name:
Title:

RIVIAN AUTOMOTIVE, LLC, as a Co-Issuer

By:
Name:
Title:

[Signature Page to Security Agreement]

RIVIAN INSURANCE SERVICES, LLC, as a Subsidiary Grantor

By:
Name:
Title:

RIVIAN MICHIGAN, LLC, as a Subsidiary Grantor

By:
Name:
Title:

[Signature Page to Security Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Collateral Agent

By:
Name:
Title:

[Signature Page to Security Agreement]

Exhibit A to the

Security Agreement

SUPPLEMENT NO. [•] (this “Supplement”) dated as of [•], 20[•] to the Security Agreement dated as of October 8, 2021 (the “Security Agreement”), among RIVIAN HOLDINGS, LLC (the “Company”), each other Co-Issuer, each Subsidiary of the Company from time to time party thereto as a Grantor (each such Subsidiary, together with the Company and the Co-Issuers are referred to collectively herein as the “Grantors”) and WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined therein).

A. Reference is made to the Indenture dated as of October 8, 2021 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the other Co-Issuers, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee, and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture or the Security Agreement, as applicable.

C. The Grantors have entered into the Security Agreement in order to induce the Initial Investors to purchase the Notes. Section 7.16 of the Security Agreement provides that additional Subsidiaries may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Indenture to become a Grantor under the Security Agreement as consideration for Notes previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 7.16 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder (giving effect to this Supplement and to any supplements to the schedules thereto delivered in connection herewith) are true and correct in all material respects on and as of the date hereof (with all references to “the date hereof” contained in the Security Agreement being references to the date of this Supplement with respect to the New Subsidiary), except to the extent such representations expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Note Obligations, does hereby create and grant to the Collateral Agent for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent for the benefit of the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement thereof may be limited by any applicable bankruptcy, insolvency or similar laws now or hereafter affecting creditors’ rights generally and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary and the Collateral Agent. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of any and all Equity Interests and Pledged Debt Securities now owned by the New Subsidiary, (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary and its jurisdiction of organization and (c) each of the representations and warranties relating to the Collateral in Articles III and IV of the Security Agreement and in Article III of the Note Purchase Agreement is true and correct in all material respects with respect to the New Subsidiary on and as of the date hereof.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall (except as otherwise expressly permitted by the Security Agreement) be in writing and given as provided in Section 13.01 of the Indenture. All communications and notices hereunder to the New Subsidiary shall be given to it in care of the Co-Issuers as provided in Section 13.01 of the Indenture.

SECTION 9. The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent (subject to the limitations set forth in Section 8.06 of the Indenture).

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IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

by
Name:
Title:
Address:
Legal Name:
Jurisdiction of Formation:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Collateral Agent

by
Name:
Title:

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